Exhibit 10.4

EXECUTION VERSION

$350,000,000

SUPERPRIORITY SENIOR DEBTOR-IN-POSSESSION TERM LOAN AGREEMENT

Dated as of January 26, 2016,

Among

NEWPAGE INVESTMENT COMPANY LLC,

a debtor and a debtor-in-possession, as Holdings,

NEWPAGE CORPORATION,

a debtor and a debtor-in-possession, as the Borrower,

EACH OF THE SUBSIDIARIES OF THE BORROWER PARTY HERETO,

each a debtor and a debtor-in-possession, as Subsidiary Loan Parties,

THE LENDERS PARTY HERETO,

BARCLAYS BANK PLC,

as Administrative Agent and Collateral Agent,

and

BARCLAYS BANK PLC,

as Lead Arranger and Book Runner

i

Exhibits and Schedules

Exhibit A	Form of Assignment and Acceptance
Exhibit B	Form of Administrative Questionnaire
Exhibit C	Form of 13-Week Forecast
Exhibit D	Form of Borrowing Request
Exhibit E	Form of Interest Election Request
Exhibit F-1	Form of NM Term Loan Note
Exhibit F-2	Form of Roll-Up Loan Note
Exhibit G	Form of DIP Intercreditor Agreement
Exhibit H	Form of Collateral Agreement
Exhibit I	Form of Compliance Certificate
Exhibit J	Form of Certification of Consolidated Annual Budget
Exhibit K	Shared Services Agreement
Exhibit L	Form of Non-Bank Tax Certificate
Exhibit M	Form of Interim Financing Order
Exhibit N	Form of Cash Management Order
Exhibit O	Form of SSA Order

Schedule 1.01A	Certain Subsidiaries
Schedule 1.01B	Real Properties
Schedule 1.01C	Immaterial Subsidiaries
Schedule 2.01(a)	Initial NM Term Loan Commitments
Schedule 2.01(b)	Delayed Draw NM Term Loan Commitments
Schedule 2.01(c)	Certain NM Allocations
Schedule 3.07(b)	Possession Under Leases
Schedule 3.07(d)	Options or Rights on Mortgaged Property
Schedule 3.08(a)	Subsidiaries
Schedule 3.08(b)	Existing Agreements Relating to Equity Interests
Schedule 3.16	Environmental Matters
Schedule 3.20	Insurance
Schedule 5.17	Post-Closing Matters
Schedule 6.01	Existing Indebtedness
Schedule 6.02(a)	Existing Liens
Schedule 6.04	Existing Investments
Schedule 6.05	Certain Purchases
Schedule 6.07	Transactions with Affiliates
Schedule 6.09	Burdensome Agreements
Schedule 10.01	Notice Information

v

This SUPERPRIORITY SENIOR DEBTOR-IN-POSSESSION TERM LOAN AGREEMENT dated as of January 26, 2016 (this “Agreement”), is by and among NEWPAGE INVESTMENT COMPANY LLC, a Delaware limited liability company and a debtor and debtor-in-possession (“Holdings”), NEWPAGE CORPORATION, a Delaware corporation and a debtor and debtor-in-possession (the “Borrower”), EACH OF THE SUBSIDIARIES OF THE BORROWER party hereto, each a debtor and debtor-in-possession, as Subsidiary Loan Parties, the LENDERS party hereto from time to time, BARCLAYS BANK PLC (“Barclays”), as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders and as collateral agent (in such capacity, the “Collateral Agent”) for the Lenders and other Secured Parties, and BARCLAYS BANK PLC, as lead arranger and bookrunner (in such capacities, the “Lead Arranger”).

WHEREAS, the capitalized terms used in these recitals shall have the respective meanings set forth in Section 1.01;

WHEREAS, on January 26, 2016 (the “Petition Date”), Holdings, the Borrower and certain of the Borrower’s Subsidiaries (including all of the Subsidiary Loan Parties) (collectively, the “NewPage Debtors”) filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code (the “Cases”) in the United States Bankruptcy Court for the District of Delaware (together with any other court having jurisdiction over the Cases or any proceeding therein from time to time, the “Bankruptcy Court”);

WHEREAS, the NewPage Debtors are continuing to operate their business and manage their property as debtors-in-possession under Sections 1107 and 1108 of the Bankruptcy Code;

WHEREAS, the Borrower has requested the Lenders provide a term loan facility in an aggregate principal amount of $350.0 million (excluding PIK Roll-Up Loans), consisting of (a) Initial NM Term Loans, to be funded in cash on the Closing Date in an aggregate principal amount of $125.0 million, (b) Delayed Draw NM Term Loans, to be funded in cash on the Delayed Draw NM Funding Date in an aggregate principal amount of $50.0 million, and (c) $175.0 million Roll-Up Loans (plus any PIK Roll-Up Loans), in each case, for the purposes set forth in Section 5.08; and

WHEREAS, the Lenders are willing to extend such credit to the Borrower on the terms and subject to the conditions set forth herein and in the Financing Orders.

NOW, THEREFORE, in consideration of the premises and the agreements of the parties set forth herein, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“13-Week Forecast” shall have the meaning assigned to such term in Section 5.04(j).

“18-Month Projections” shall have the meaning assigned to such term in Section 4.02(v).

“ABL Priority Collateral” shall have the meaning assigned to such term in the DIP Intercreditor Agreement.

“ABR” shall mean for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Effective Rate plus 1/2 of 1%, (b) the Prime Rate in effect on such day and (c) the Adjusted LIBO Rate for Dollars for a one-month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%; provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the rate determined on such day at approximately 11:00 a.m. (London time) by reference to the London interbank offered rate administered by ICE Benchmark Administration Limited for deposits in Dollars (as set forth by Reuters Screen LIBOR01 Page (or otherwise on the Reuters screen) or such other commercially available source providing quotations of LIBOR as may be designated by the Administrative Agent from time to time) on such day. Any change in such rate announced by the Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change.

“ABR Borrowing” shall mean a Borrowing comprised of ABR Loans.

“ABR Loan” shall mean any Loan bearing interest at a rate determined by reference to the ABR in accordance with the provisions of Article 2.

“Acceptable Plan of Reorganization” shall mean a plan of reorganization for each of the Cases that (i) provides for the termination of the unused commitments under the DIP Facilities and the payment in full in cash and full discharge of the Loan Parties’ obligations under the DIP Facilities at emergence or as to which the Supermajority Class Lenders for any Class of Loans not being so repaid in full in cash have informed the Borrower in writing that such plan is an “Acceptable Plan of Reorganization”, (ii) contains releases and other exculpatory provisions for the Administrative Agent and the Lenders in form and substance satisfactory to the Administrative Agent and the Required Lenders, and (iii) is otherwise in form and substance reasonably satisfactory to the Administrative Agent.

“Adjusted LIBO Rate” shall mean, with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum equal (rounded upwards, if necessary, to the next 1/16 of 1%) to the greater of (a) (i) the LIBO Rate in effect for such Interest Period divided by (ii) one minus the Statutory Reserves applicable to such Eurocurrency Borrowing, if any, and (b) 1.50%.

“Administrative Agent” shall have the meaning assigned to such term in the preamble hereto and shall include any duly appointed successor in that capacity.

“Administrative Questionnaire” shall mean an Administrative Questionnaire in the form of Exhibit B or such other form supplied by the Administrative Agent.

“Adverse Proceeding” shall mean any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of Holdings, Borrower or any of their subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claims), whether pending or, to the knowledge of any Loan Party, threatened in writing against Holdings, Borrower or any of their subsidiaries or any property of Holdings, Borrower or any of their subsidiaries.

“Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified. Unless the context otherwise requires, a reference herein to an Affiliate shall mean an Affiliate of any Loan Party.

“Agents” shall mean the Administrative Agent and the Collateral Agent.

“Agent Fee Letter” shall mean that certain Fee Letter dated as of the Commitment Effective Date, by and among the Agents, the DIP ABL Agent, the Borrower and the other parties thereto, as amended, restated, supplemented or otherwise modified from time to time in accordance with its terms, which shall be subject to the confidentiality provisions set forth therein or as otherwise agreed to from time to time by the parties thereto, notwithstanding anything to the contrary in any other Loan Document.

“Agent Fees” shall have the meaning assigned to such term in Section 2.09(b).

“Agreement” shall have the meaning assigned to such term in the introductory paragraph of this Agreement, as the same shall be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Agreement Currency” shall have the meaning assigned to such term in Section 10.19.

“Anti-Corruption Laws” shall mean all laws, rules, and regulations of any jurisdiction applicable to Holdings, the Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Collateral Agent” shall mean (a) with respect to the ABL Priority Collateral, (i) the DIP ABL Agent or (ii) if at any time there is no DIP ABL Credit Agreement then in effect, the Collateral Agent, and (b) with respect to the Non-ABL Priority Collateral, the Collateral Agent.

“Applicable Commitment Fee” shall mean, for any day, 0.375% per annum.

“Applicable Margin” shall mean for any day 9.50% per annum in the case of any Eurocurrency Loan and 8.50% per annum in the case of any ABR Loan.

“Approved Bankruptcy Court Order” shall mean (a) the Financing Orders, the SSA Order and the Cash Management Order, as each such order is amended and in effect from time to time in accordance with this Agreement, (b) any other order entered by the Bankruptcy Court regarding, relating to or impacting (i) any rights or remedies of any Secured Party, (ii) the Loan Documents or the DIP ABL Loan Documents (including the Loan Parties’ obligations thereunder), (iii) the Collateral, any Liens thereon or any Superpriority Claims (including, without limitation, any sale or other disposition of Collateral or the priority of any such Liens or Superpriority Claims), (iv) use of cash collateral, (v) debtor-in-possession financing, (vi) adequate protection or otherwise relating to any of the Prepetition Facilities, (vii) to the extent adverse to the rights, remedies or interests of any of the Agents or the Lenders, transactions contemplated by the Shared Services Agreement, (viii) any plan of reorganization (it being understood that any Acceptable Plan of Reorganization is in form and substance satisfactory to the Administrative Agent), or (ix) any transaction outside of the ordinary course of business with any Verso Entity, in any such case, that (x) is in form and substance satisfactory to the Administrative Agent and the Required Lenders, (y) has not been vacated, reversed or stayed and (z) has not been amended or modified except as agreed in writing by Administrative Agent and the Required Lenders in their sole discretion, and (c) any other order entered by the Bankruptcy Court that (i) is in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders, (ii) has not been vacated, reversed or stayed and (iii) has not been amended or modified except in a manner reasonably satisfactory to the Administrative Agent and the Required Lenders; provided that (x) any approval of the SSA Order or any amendment or modification thereto shall be governed by Section 5.18 and (y) any approval of the Required Lenders under clause (b) or (c) shall be to be deemed given if the Required Lenders have not notified the Borrower and the Administrative Agent otherwise within two Business Days (for matters under clause (b) above) or four Business Days (for matters under clause (c) above) after the Lenders receive from the Borrower a copy of the proposed order or proposed amendment or modification to an order, as applicable.

“Approved Fund” shall have the meaning assigned to such term in Section 10.04(b).

“Asset Sale” shall mean any sale, transfer or other disposition (including any sale and leaseback of assets and any mortgage or lease of Real Property) to any person of any asset or assets of Holdings, the Borrower or any Subsidiary, including any such sale pursuant to Section 5.14 or Section 8.02.

“Assignee” shall have the meaning assigned to such term in Section 10.04(b).

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an Assignee, and accepted by the Administrative Agent and the Borrower (if required by Section 10.04), in the form of Exhibit A or such other form as shall be approved by the Administrative Agent, including any such assignment and acceptance pursuant to which Related Lenders become party to this Agreement as additional Delayed Draw NM Lenders pursuant to Section 2.01(c) or as Roll-Up Lenders.

“Avoidance Actions” shall have the meaning assigned to such term in Section 2.20(b).

“Avoidance Proceeds” shall have the meaning assigned to such term in the Interim Financing Order or, after entry thereof, the Final Financing Order.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” shall mean Title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors.

“Bankruptcy Court” shall have the meaning assigned to such term in the recitals hereto.

“Barclays” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Board of Directors” shall mean, as to any person, the board of directors or other governing body of such person, or if such person is not a corporation and is owned or managed by a single entity, the board of directors or other governing body of such entity.

“Borrower” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Borrower Materials” shall have the meaning assigned to such term in Section 10.17(a).

“Borrower Notice” shall have the meaning assigned to such term in clause (i) of the definition of the term “Collateral and Guarantee Requirement”.

“Borrowing” shall mean a group of Loans of a single Type under a single Facility and made on a single date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect.

“Borrowing Minimum” shall mean $500,000.00, except in the case of ABR Loans, $250,000.00.

“Borrowing Multiple” shall mean $500,000.00, except in the case of ABR Loans, $100,000.00.

“Borrowing Request” shall mean a request by the Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit D.

“Budget” shall have the meaning assigned to such term in Section 5.04(e).

“Business Day” shall mean any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurocurrency Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in Dollars in the London interbank market.

“Capital Expenditures” shall mean, for any person in respect of any period, the aggregate of all expenditures incurred by such person during such period that, in accordance with GAAP, are or should be included in “additions to property, plant or equipment” or similar items reflected in the statement of cash flows of such person; provided, however, that Capital Expenditures for the Borrower and the Subsidiaries shall not include:

(a) expenditures with proceeds of insurance settlements, condemnation awards and other settlements in respect of lost, destroyed, damaged or condemned assets, equipment or other property to the extent such expenditures are made to replace or repair such lost, destroyed, damaged or condemned assets, equipment or other property or otherwise to acquire, maintain, develop, construct, improve, upgrade or repair assets or properties useful in the business of the Borrower and the Subsidiaries within 15 months of receipt of such proceeds (or, if not made within such period of 15 months, are committed to be made during such period);

(b) interest capitalized during such period;

(c) expenditures that are accounted for as capital expenditures of such person and that actually are paid for by a third party (excluding Holdings, the Borrower or any Subsidiary thereof) and for which neither Holdings, the Borrower nor any Subsidiary has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such third party or any other person (whether before, during or after such period);

(d) the book value of any asset owned by such person prior to or during such period to the extent that such book value is included as a capital expenditure during such period as a result of such person reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period; provided that (i) any expenditure necessary in order to permit such asset to be reused shall be included as a Capital Expenditure during the period that such expenditure actually is made, and (ii) such book value shall have been included in Capital Expenditures when such asset was originally acquired;

(e) the purchase price of equipment purchased during such period to the extent the consideration therefor consists of any combination of (i) used or surplus equipment traded in at the time of such purchase, and (ii) the proceeds of a concurrent sale of used or surplus equipment, in each case, in the ordinary course of business; or

(f) the purchase of property, plant or equipment made within 15 months of the sale of any asset to the extent purchased with the proceeds of such sale (or, if not made within such period of 15 months, to the extent committed to be made during such period).

“Capital Lease Obligations” of any person shall mean the obligations of such person to pay rent or other amounts under any lease of (or other similar arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP and, for purposes hereof, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Carve-Out” shall mean an amount equal to the sum of (i) all fees required to be paid to the clerk of the Bankruptcy Court and to the Office of the U.S. Trustee under section 1930(a) of title 28 of the United States Code plus interest at the statutory rate (without regard to the notice set forth in clause (iii) below); (ii) fees and expenses of up to $50,000 incurred by a trustee under section 726(b) of the Bankruptcy Code (without regard to the notice set forth in clause (iii) below); and (iii) allowed and unpaid claims against the NewPage Debtors’ estates for unpaid fees, costs, and expenses (the “Professional Fees”) incurred by persons or firms retained by the NewPage

Debtors, including any persons or firms retained jointly by the NewPage Debtors and Verso Debtors, or an official committee of unsecured creditors in the Cases (the “Creditors’ Committee”), if any, whose retention is approved by the Bankruptcy Court pursuant to section 327 and 1103 of the Bankruptcy Code, subject to the terms of the Interim Financing Order, the Final Financing Order and any other interim or other compensation order entered by the Bankruptcy Court that are incurred (A) at any time before delivery by a DIP Agent (as defined in the Financing Orders) of a Carve-Out Trigger Notice (as defined below), whether allowed by the Bankruptcy Court prior to or after delivery of a Carve-Out Trigger Notice, subject to any limits imposed by the Interim Financing Order or Final Financing Order or otherwise on Professional Fees permitted to be incurred in connection with any permitted investigations of claims and defenses against any Prepetition Secured Parties; and (B) after the occurrence and during the continuance of an Event of Default (or any event resulting in the termination of the NewPage Debtors’ right to use Cash Collateral) and delivery of written notice (the “Carve-Out Trigger Notice”) thereof (which may be by email) to the NewPage Debtors, the NewPage Debtors’ counsel, the U.S. Trustee, the other DIP Agent (as defined in the Financing Orders) and lead counsel for the Creditors’ Committee, if any, in an aggregate amount not to exceed $5.0 million (the amount set forth in this clause (iii)(B) being the “Post-EoD Carve-Out Amount”); provided that nothing herein shall be construed to impair the ability of any party to object to the fees, expenses, reimbursement or compensation described in clauses (i), (ii), (iii)(A) or (iii)(B) above, on any grounds.

Notwithstanding the foregoing, the Carve-Out shall not include, apply to or be available for any fees or expenses incurred by any party in connection with (a) the investigation (other than as expressly permitted by paragraph 25 of the Interim Financing Order or, after entry thereof of any corresponding paragraph of the Final Financing Order), initiation or prosecution of any claims, causes of action, adversary proceedings or other litigation (i) against any of the Prepetition Secured Parties or DIP Secured Parties, or, other than as set forth in the Interim Financing Order or Final Financing Order, as applicable, the holders of any indebtedness with respect to the Prepetition Debt (whether in such capacity or otherwise), or (ii) challenging the amount, validity, perfection, priority or enforceability of or asserting any defense, counterclaim or offset to, the obligations and the liens and security interests granted under the Loan Documents or, other than as set forth in the Interim Financing Order or Final Financing Order, as applicable, the Prepetition Debt (whether in such capacity or otherwise), including, in each case, without limitation, for lender liability or, other than as set forth in the Interim Financing Order or Final Financing Order, as applicable, pursuant to section 105, 510, 544, 547, 548, 549, 550, or 552 of the Bankruptcy Code, applicable non-bankruptcy law or otherwise; (b) attempts to modify any of the rights granted to any Secured Party, any other DIP Secured Party or any Prepetition Secured Party; (c) attempts to prevent, hinder or otherwise delay any DIP Secured Party’s assertion, enforcement or realization upon any Collateral in accordance with the Loan Documents, the other DIP Documents, the Interim Financing Order or the Final Financing Order other than to seek a determination that an Event of Default has not occurred or is not continuing; (d) paying any amount on account of any claims arising before the commencement of the Cases unless such payments are approved by an order of the Bankruptcy Court; (e) after delivery of a Carve-Out Trigger Notice, any success, completion, back-end or similar fees (other than any success fee payable to the NewPage Debtors’ current financial advisor, PJT Partners, engaged pursuant to its existing engagement letter with the NewPage Debtors, the payment of which shall not reduce the Post-EoD Carve-Out Amount, regardless of whether such success fee is earned prior to or after delivery of a Carve-Out Trigger Notice), provided that such success fee shall be paid solely from DIP Non-ABL Priority Collateral and/or the proceeds thereof); and/or (f) anything else prohibited by the DIP Documents.

Notwithstanding anything to the contrary herein or in the Loan Documents, the Carve-Out shall be senior to all liens and claims granted under the Interim Financing Order and the Loan Documents, any adequate protection liens, any SSA Lien, any adequate protection claims, the SSA True-Up Claim (as defined in the Interim Financing Order (or, after entry thereof, the Final Financing Order)), and any and all other liens or claims securing the DIP Obligations (it being understood and agreed that the Carve-Out shall, except with respect to fees payable to PJT Partners described in paragraph 8(c) of the Interim Financing Order (or, after entry thereof, any corresponding paragraph of the Final Financing Order), be allocated pro rata among the ABL Priority Collateral and Non-ABL Priority Collateral; provided that, for the avoidance of doubt, such allocation shall not affect the funding of the Carve-Out, and all Collateral shall be available to fund the Carve-Out except with respect to fees payable to PJT Partners described in paragraph 8(c) of the Interim Financing Order (or, after entry thereof, any corresponding paragraph of the Final Financing Order).

“Cases” shall have the meaning assigned to such term in the recitals hereto.

“Cash Management Agreement” shall mean any agreement to provide to Holdings, the Borrower or any Subsidiary cash management services for collections, treasury management services (including controlled disbursement, overdraft, automated clearing house fund transfer services, return items and interstate depository network services), any demand deposit, payroll, trust or operating account relationships, commercial credit cards, merchant card, purchase or debit cards, non-card e-payables services, and other cash management services, including electronic funds transfer services, lockbox services, stop payment services and wire transfer services.

“Cash Management Bank” shall mean any person that, at the time it enters into a Cash Management Agreement (or on the Closing Date with respect to Cash Management Agreements in existence on the Closing Date), is an Agent, the Lead Arranger, a Lender or an Affiliate of any such person, in each case, in its capacity as a party to such Cash Management Agreement.

“Cash Management Obligations” shall have the meaning assigned to such term in the Collateral Agreement.

“Cash Management Order” shall have the meaning assigned to such term in Section 4.02(r).

“CFC” shall mean a “controlled foreign corporation” within the meaning of section 957(a) of the Code.

A “Change in Control” shall be deemed to occur if:

(a) at any time, (i) Holdings shall fail to own directly, beneficially and of record, 100% of the issued and outstanding Equity Interests of the Borrower, or (ii) a “change of control” (or similar event) shall occur under the DIP ABL Credit Agreement or any other Indebtedness or Disqualified Stock with an aggregate principal amount or liquidation preference in excess of $15.0 million; or

(b) any person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934 as in effect on the Commitment Effective Date), other than any combination of the Permitted Holders or any “group” including any Permitted Holders, shall have acquired beneficial ownership of 35% or more on a fully diluted basis of the voting interest in Holdings’ Equity Interests and the Permitted Holders shall own, directly or indirectly, less than such person or “group” on a fully diluted basis of the voting interest in Holdings’ Equity Interests.

“Change in Law” shall mean (a) the adoption of any law, rule or regulation after the Closing Date, (b) any change in law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender (or, for purposes of Section 2.12(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any written request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date; provided, however, that notwithstanding anything herein to the contrary, (x) all requests, rules, guidelines or directives under or issued in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act, all interpretations and applications thereof and any compliance by a Lender with any request or directive relating thereto and (y) all requests, rules, guidelines or directives promulgated under or in connection with, all interpretations and applications of, or and any compliance by a Lender with any request or directive promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States of America or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case under clauses (x) and (y) be deemed to be a “Change in Law”.

“Charges” shall have the meaning assigned to such term in Section 10.09.

“Class” (a) when used with respect to Lenders, refers to whether such Lenders are NM Lenders or Roll-Up Lenders and (b) when used with respect to Loans, refers to whether such Loans are NM Term Loans or Roll-Up Loans.

“Closing Date” shall mean the first Business Day on which all of the conditions precedent set forth in Section 4.02 are satisfied or waived in accordance with Section 10.08.

“Closing Date Mortgaged Properties” shall mean the Real Properties identified on Schedule 1.01B.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall mean all the “Collateral” as defined in any Security Document and shall also include the Mortgaged Properties (subject, to the extent applicable, to the proviso to the definition of “Mortgaged Properties”) and all other property that is subject to any Lien in favor of the Collateral Agent or any Subagent for the benefit of the Secured Parties pursuant to any Security Document.

“Collateral Agent” shall have the meaning assigned to such term in the introductory paragraph of this Agreement and shall include any duly appointed successor in that capacity.

“Collateral Agreement” shall mean the Guarantee and Collateral Agreement dated as of the Closing Date, among Holdings, the Borrower, each Subsidiary Loan Party, the Collateral Agent, and the other parties thereto, substantially in the form of Exhibit H or such other form agreed to by the Administrative Agent and the Collateral Agent, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Collateral and Guarantee Requirement” shall mean the requirement that (in each case subject to Section 5.10(f), the DIP Intercreditor Agreement and the Financing Orders) and, with respect to the requirements described below on the Closing Date, subject to the proviso in Section 4.02(g):

(a) on the Closing Date, the Collateral Agent shall have received (i) from Holdings, the Borrower and each Subsidiary Loan Party, a counterpart of the Collateral Agreement, duly executed and delivered on behalf of such person, and (ii) an Acknowledgment and Consent in the form attached to the Collateral Agreement, executed and delivered by each issuer of Pledged Collateral, if any, that is a Subsidiary of the Borrower but is not a Loan Party;

(b) on the Closing Date, (i) the Collateral Agent shall have received a pledge of all the issued and outstanding Equity Interests of (x) the Borrower and (y) each Subsidiary owned on the Closing Date directly by the Borrower or any Subsidiary Loan Party, and (ii) the Applicable Collateral Agent (or such other person as is provided in the DIP Intercreditor Agreement or the Financing Orders) shall have received all certificates or other instruments (if any) representing such Equity Interests, together with stock powers or other instruments of transfer with respect thereto endorsed in blank, to the extent such certificates or other instruments have not been delivered to the applicable agents under the Prepetition Term Loan Facility;

(c) (i) all Indebtedness of Holdings, the Borrower and each Subsidiary having, in the case of each instance of Indebtedness, an aggregate principal amount in excess of $5.0 million (other than (A) Indebtedness consisting of current liabilities among the Loan Parties incurred in the ordinary course of business in connection with the cash management operations of Holdings and its subsidiaries or (B) to the extent that a pledge of such promissory note or instrument would violate applicable law) that is owing to any Loan Party shall, upon the Collateral Agent’s written request and within 30 days of such written request by the Collateral Agent, be evidenced by a promissory note or an instrument and shall have been pledged pursuant to the Collateral Agreement (or other applicable Security Document as reasonably required by the Collateral Agent), and (ii) the Applicable Collateral Agent (or such other person as is provided in the DIP Intercreditor Agreement or the Financing Orders) shall have received all such promissory notes or instruments, together with note powers or other instruments of transfer with respect thereto endorsed in blank, to the extent such certificates or other instruments have not been delivered to the applicable agent under the Prepetition Term Loan Facility;

(d) in the case of any person that becomes a Subsidiary Loan Party after the Closing Date, the Collateral Agent shall have received a supplement to each of the Collateral Agreement and the DIP Intercreditor Agreement, in the form specified therein, duly executed and delivered on behalf of such Subsidiary Loan Party;

(e) [Reserved];

(f) after the Closing Date, (i) (A) all the outstanding Equity Interests of any person that becomes a Subsidiary Loan Party after the Closing Date, (B) subject to Section 5.10(f), all the Equity Interests that are acquired by a Loan Party after the Closing Date and (C) in accordance with Section 5.17, all the Equity Interests of CWPC, shall have been pledged pursuant to the Collateral Agreement, and (ii) the Applicable Collateral Agent (or such other person as is provided in the DIP Intercreditor Agreement or the Financing Orders) shall have received all certificates or other instruments (if any) representing such Equity Interests, together with stock powers or other instruments of transfer with respect thereto endorsed in blank, to the extent such certificates or other instruments have not been delivered to the applicable agent under the Prepetition Term Loan Facility;

(g) except as otherwise contemplated by any Security Document, all documents and instruments, including Uniform Commercial Code financing statements, and filings with the United States Copyright Office and the United States Patent and Trademark Office, and all other actions required by law or reasonably requested by the Collateral Agent to be filed, registered or recorded to create the Liens intended to be created by the Security Documents (in each case, including any supplements thereto) and perfect such Liens to the extent required by, and with the priority required by, the Security Documents, shall have been filed, registered or recorded or delivered to the Applicable Collateral Agent for filing, registration or the recording concurrently with, or promptly following, the execution and delivery of each such Security Document;

(h) the Borrower and each Loan Party shall deliver, or cause to be delivered, to the Collateral Agent, upon the Collateral Agent’s request and within the time period reasonably required by the Collateral Agent, (i) counterparts of a Mortgage (and any related Security Documents) to be entered into with respect to any Mortgaged Property, duly executed and delivered by the record owner of such Mortgaged Property and suitable for recording or filing, which Mortgages the Borrower or its Subsidiaries shall cause to be recorded or filed in such manner and such place as is required by law to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent granted pursuant to such Mortgages and shall pay in full all taxes, fees and other charges payable in connection therewith, and (ii) opinions of local counsel, delivered to the Collateral Agent, addressing customary matters (and containing customary exceptions reasonably satisfactory to the Collateral Agent) in form and substance reasonably satisfactory to the Collateral Agent, (iii) copies of the existing surveys (if any) with respect to any Mortgaged Property, (iv) a fully paid policy of title insurance (or “pro forma” or reasonably marked up commitment having the same effect of a title insurance policy) (A) in a form reasonably satisfactory to the Collateral Agent insuring the Lien of such Mortgage as a valid Lien on the Mortgaged Property described therein, free of any other Liens except Permitted Liens, together with such customary endorsements (including zoning endorsements where reasonably appropriate and available) as the Collateral Agent may reasonably request or agree to (including, for the avoidance of doubt, so called “pro tanto” endorsements aggregating coverage for this Agreement and the DIP ABL Credit Agreement, if available) and any such coinsurance and reinsurance (with provisions for direct access) as shall be reasonably required by the Collateral Agent, (B) in an amount reasonably satisfactory to the Collateral Agent, and (C) issued by a nationally recognized title insurance company reasonably satisfactory to the Collateral Agent, (v) to the extent FIRREA requires an appraisal after the Closing Date due to a Change in Law, an appraisal complying with the requirements of FIRREA prepared by a third-party appraiser reasonably selected by the Collateral Agent, (vi) subject to the Borrower’s commercially reasonable efforts, subordination, nondisturbance and attornment agreements with respect to any material lease, if requested by the Collateral Agent, for any lease of all or a portion of any Mortgaged Property and (vii) other documents including, but not limited to, any consents, agreements and confirmations of third parties, as the Collateral Agent may reasonably request with respect to any such Mortgages or Mortgaged Property;

(i) the Borrower and each Loan Party shall deliver to the Collateral Agent (and the Collateral Agent shall deliver to each Lender) the following (A) with respect to Closing Date Mortgaged Property, on the Closing Date, and (B) with respect to each additional Real Property (to the extent not constituting an Excluded Asset) that becomes owned in fee or leased by any of the Loan Parties after the date hereof, promptly prior to it constituting Collateral:

(i) a completed Flood Certificate with respect to each Mortgaged Property, which Flood Certificate shall (x) be addressed to the Collateral Agent and (y) otherwise comply with the Flood Program;

(ii) if such Flood Certificate states that such Mortgaged Property has improvements located in a Flood Zone, the Borrower’s written acknowledgment of receipt of written notification from the Collateral Agent (x) as to the existence of such Mortgaged Property within a Flood Zone and (y) as to whether the community in which each Mortgaged Property is located is participating in the Flood Program (the “Borrower Notice”); and

(iii) if such Mortgaged Property has improvements located in a Flood Zone and is located in a community that participates in the Flood Program, evidence that the Borrower and other Loan Parties have obtained flood insurance, either by purchase of a policy through the National Flood Insurance Program or by purchase of private flood insurance, that is in compliance with all applicable requirements of the Flood Program (the “Evidence of Flood Insurance”);

(j) on the Closing Date or, to the extent not satisfied on the Closing Date, in accordance with Section 5.17, the Collateral Agent shall have received evidence of the Insurance and liability insurance required by the terms of this Agreement;

(k) except as otherwise contemplated by any Security Document, each Loan Party shall have obtained all consents and approvals required to be obtained by it in connection with (i) the execution and delivery of all Security Documents (or supplements thereto) to which it is a party and the granting by it of the Liens thereunder and (ii) the performance of its obligations thereunder; and

(l) after the Closing Date, the Collateral Agent shall have received (i) such other Security Documents as may be required to be delivered pursuant to Section 5.10, and (ii) upon reasonable request by the Collateral Agent, evidence of compliance with any other requirements of Section 5.10.

“Collections” means, for any period, (i) the amount of all cash receipts of the Borrower and the Subsidiary Loan Parties, on a consolidated basis, generated from sales of Inventory by the Borrower and the Subsidiary Loan Parties, including any such receipts misdirected to any Verso Entity to the extent re-directed to the Borrower or any Subsidiary Loan Party in accordance with the Cash Management Order, plus (ii) the aggregate amount of any setoffs during such period that customers apply against amounts owed during such period to the Borrower or any Subsidiary Loan Party.

“Commitment Effective Date” shall mean January 26, 2016.

“Commitments” shall mean, with respect to any Lender, such Lender’s Initial NM Term Loan Commitment and/or Delayed Draw NM Term Loan Commitment.

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Conduit Lender” shall mean any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument; provided that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender; provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Sections 2.12, 2.13, 2.14 or 10.05 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender unless the designation of such Conduit Lender is made with the prior written consent of the Borrower (not to be unreasonably withheld or delayed), which consent shall specify that it is being made pursuant to the proviso in the definition of Conduit Lender and provided that the designating Lender provides such information as the Borrower reasonably requests in order for the Borrower to determine whether to provide its consent or (b) be deemed to have any Commitment.

“Consolidated Net Income” shall mean, with respect to any person for any period, the aggregate of the Net Income of such person and its subsidiaries for such period, on a consolidated basis; provided, however, that, without duplication:

(i) any net after-tax extraordinary, nonrecurring or unusual gains or losses or income or expense or charge (less all fees and expenses relating thereto) including, without limitation, any severance, relocation or other restructuring expenses, any expenses related to any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternative uses and fees, expenses or charges relating to (i) any offering of Equity Interests of Holdings, (ii) any Investment, acquisition or Indebtedness permitted to be incurred hereunder (in each case, whether or not successful), including any (A) new product lines, (B) plant shutdown costs, (C) curtailments or modifications to pension and post-retirement employee benefit plans in connection with any acquisition permitted hereunder, (D) excess pension charges, (E) acquisition integration costs, (F) facilities opening costs, and (G) any fees, expenses, charges or change in control payments related to the Transactions or any acquisition (including any transition-related expenses incurred before, on or after the Closing Date), in each case, shall be excluded;

(ii) any net after-tax income or loss from disposed, abandoned, closed or discontinued operations and any net after-tax gain or loss on disposal of disposed, abandoned, closed or discontinued operations shall be excluded;

(iii) any net after-tax gain or loss (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by the Borrower) shall be excluded;

(iv) any net after-tax income or loss (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of indebtedness, Hedging Agreements or other derivative instruments shall be excluded;

(v) (A) the Net Income for such period of any person that is not a subsidiary of such person, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the referent person or a subsidiary thereof in respect of such period, and (B) the Net Income for such period shall include any ordinary course dividend distribution or other payment in cash received from any person in excess of the amounts included in clause (A);

(vi) Consolidated Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period;

(vii) effects of purchase accounting adjustments in component amounts required or permitted by GAAP, resulting from the application of purchase accounting in relation to any acquisition permitted hereunder consummated after the Closing Date shall be excluded;

(viii) any non-cash impairment charges or asset write-offs resulting from the application of Statement of Financial Accounting Standards No. 142 or 144, and the amortization of intangibles arising pursuant to Statement of Financial Accounting Standards No. 141, shall be excluded;

(ix) any non-cash expenses realized or resulting from stock option plans, employee benefit plans or post-employment benefit plans, or grants or sales of stock, stock appreciation or similar rights, stock options, restricted stock grants or other rights to officers, directors and employees of such person or any of its subsidiaries shall be excluded;

(x) accruals and reserves that are established within twelve months after the Closing Date and that are so required to be established in accordance with GAAP shall be excluded;

(xi) non-cash gains, losses, income and expenses resulting from fair value accounting required by Statement of Financial Accounting Standards No. 133 and related interpretations shall be excluded;

(xii) any currency translation gains and losses related to currency remeasurements of Indebtedness, and any net loss or gain resulting from Hedging Agreements for currency exchange risk, shall be excluded;

(xiii) (i) the non-cash portion of “straight-line” rent expense shall be excluded and (ii) the cash portion of “straight-line” rent expense that exceeds the amount expensed in respect of such rent expense shall be included;

(xiv) to the extent covered by insurance and actually reimbursed, or, so long as such person has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (a) not denied by the applicable carrier in writing within 180 days, and (b) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), expenses with respect to liability or casualty events or business interruption shall be excluded; provided that any proceeds of such reimbursement when received shall be excluded from the calculation of Consolidated Net Income to the extent the expense reimbursed was previously excluded pursuant to this clause (xiv); and

(xv) non-cash charges for deferred tax asset valuation allowances shall be excluded.

For the avoidance of doubt, payments by Holdings, the Borrower or any Subsidiary to any Verso Entity pursuant to the Shared Services Agreement or the SSA Order shall not be added back to Consolidated Net Income.

“Consolidated Total Assets” shall mean, as of any date, the total assets of the Borrower and the consolidated Subsidiaries (including, for the purposes of this definition, CWPC), determined in accordance with GAAP, as set forth on the consolidated balance sheet of the Borrower as of the last day of the calendar month most recently ended for which financial statements have been (or were required to be) delivered pursuant to Section 5.04(a)(ii) (or for dates prior to the date of the first requirement under Section 5.04(a)(ii), the consolidating balance sheet of Verso Corporation for the “Non-Guarantor Subsidiaries” for the fiscal quarter ended September 30, 2015, as adjusted to eliminate any person other than the Borrower and the consolidated Subsidiaries (including, for the purposes of this definition, CWPC)); provided that in each case, such amount shall be calculated on a pro forma basis after giving effect to any acquisition or disposition of assets that may have occurred on or after such date.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and “Controlling” and “Controlled” shall have meanings correlative thereto.

“Credit Event” shall have the meaning assigned to such term in Article 4.

“Creditors’ Committee” shall have the meaning assigned to such term in the definition of the term “Carve-Out.”

“CWPC” shall mean Consolidated Water Power Company, a Wisconsin corporation.

“Debtor Relief Laws” shall mean the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States of America or other applicable jurisdictions from time to time in effect.

“Default” shall mean any event or condition that upon notice, lapse of time or both, would constitute an Event of Default.

“Defaulting Lender” shall mean any Lender that (a) has failed to fund any portion of its NM Term Loans required to be funded by it hereunder within three Business Days of the date required to be funded by it hereunder, unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent shall be specifically identified in such writing) has not been satisfied, (b) has otherwise failed to pay over to the Agents or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute, (c) has notified any Borrower, the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect, (d) has failed, within three Business Days after request by the Administrative Agent or the Borrower, acting in good faith, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (e) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in such Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such person.

“Delayed Draw NM Commitment Fee” shall have the meaning assigned to such term in Section 2.09(a).

“Delayed Draw NM Funding Date” shall mean the first Business Day on which the conditions set forth in Section 4.03 are satisfied or waived in accordance with the terms hereof and the Delayed Draw NM Term Loans are made by the Lenders pursuant to
Section 2.01(b).

“Delayed Draw NM Lender” shall mean those Lenders that make Delayed Draw NM Term Loans on the Delayed Draw NM Funding Date.

“Delayed Draw NM Term Loan Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Delayed Draw NM Term Loans hereunder on the Delayed Draw NM Funding Date. The amount of each Lender’s Delayed Draw NM Term Loan Commitment as of the Commitment Effective Date is set forth on Schedule 2.01(b). The aggregate amount of the Delayed Draw NM Term Loan Commitments as of the Commitment Effective Date is $50.0 million.

“Delayed Draw NM Term Loans” shall mean the term loans made by the Lenders to the Borrower pursuant to Section 2.01(b).

“Delayed Draw Roll-Up Entitlements” has the meaning set forth in Section 2.01(d).

“Delayed Draw Roll-Up Loans” has the meaning set forth in Section 2.01(d).

“Designated Non-Cash Consideration” shall mean the fair market value of non-cash consideration (including liabilities assumed, canceled, retired, forgiven or otherwise terminated or relieved) received by the Borrower or one of the Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer of the Borrower, setting forth the basis of such valuation, less the amount of cash or cash equivalents received in connection with a subsequent sale of any such Designated Non-Cash Consideration.

“Designated Pari Passu Amount” shall have the meaning assigned to such term in Section 9.11(a).

“Designation Notice” shall have the meaning assigned to such term in Section 9.11(a).

“DIP ABL Agent” shall mean Barclays, as administrative agent and collateral agent under the DIP ABL Loan Documents.

“DIP ABL Credit Agreement” shall mean that certain Superpriority Senior Debtor-in-Possession Asset-Based Revolving Credit Agreement dated as of the Commitment Effective Date by and among Holdings, the Borrower, the Subsidiaries of the Borrower party thereto, the lenders party thereto, the DIP ABL Agent and BMO Harris Bank N.A., as co-collateral agent, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“DIP ABL Facility” shall mean the revolving credit facility evidenced by the DIP ABL Loan Documents, including commitments, loans and other extensions of credit thereunder.

“DIP ABL Loan Documents” shall mean the DIP ABL Credit Agreement, any note issued or Mortgage granted thereunder, and any other “Loan Documents” under and as defined in the DIP ABL Credit Agreement as each such document may be amended, restated, supplemented or otherwise modified from time to time.

“DIP ABL Obligations” shall mean “Revolving DIP Obligations” as defined in the Interim Financing Order or, after entry thereof, the Final Financing Order.

“DIP ABL Secured Hedging Agreement” shall mean “Secured Hedging Agreement” as such term is defined in the DIP ABL Credit Agreement.

“DIP Budget” shall mean the most recent 13-Week Forecast delivered or required to be delivered pursuant to Section 4.02(v) or
5.04(j).

“DIP Documents” shall have the meaning assigned to such term in the Interim Financing Order or, after entry thereof, the Final Financing Order.

“DIP Facilities” shall mean the DIP ABL Facility and the Commitments and Term Loans made hereunder.

“DIP Intercreditor Agreement” shall mean the DIP Intercreditor Agreement dated as of the Closing Date, by and among the Administrative Agent, the Collateral Agent and the DIP ABL Agent, and acknowledged by the Loan Parties, substantially in the form of Exhibit G or such other form agreed to by the Administrative Agent and the Collateral Agent, as such document may be amended, renewed, extended, supplemented, restated or otherwise modified from time to time.

“DIP Secured Parties” shall have the meaning assigned to such term in the Interim Financing Order or, after entry thereof, the Final Financing Order.

“DIP Superpriority Claims” shall have the meaning assigned to such term in Section 2.20(a).

“Disqualified Stock” shall mean, with respect to any person, any Equity Interests of such person that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is redeemable or exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) either mandatorily or at the option of the holders thereof, is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Stock, in each case, prior to the date that is ninety-one (91) days after the Scheduled Termination Date; provided, however, that only the portion of the Equity Interests that so mature or are mandatorily redeemable, are so convertible or exchangeable or are so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided, further, however, that if such Equity Interests are issued to any employee or to any plan for the benefit of employees of the Borrower or the Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Stock solely because they may be required to be repurchased by the Borrower in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided, further, however, that any class of Equity Interests of such person that by its terms provides that obligations thereunder will be satisfied by delivery of Equity Interests that are not Disqualified Stock shall not be deemed to be Disqualified Stock.

“Dollar Equivalent” shall mean, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any currency other than Dollars, the equivalent amount thereof in Dollars as determined by the Administrative Agent at such time on the basis of the Spot Rate (determined in respect of the applicable date of determination) for the purchase of Dollars with such currency.

“Dollars” or “$” shall mean lawful money of the United States of America.

“EBITDA” shall mean, with respect to the Borrower and the Subsidiaries on a consolidated basis for any period, the Consolidated Net Income of the Borrower and the Subsidiaries (including for the purposes of this definition, CWPC) for such period plus, (a) the sum of (in each case without duplication and to the extent the respective amounts described in subclauses (i) through (viii) of this clause (a) reduced such Consolidated Net Income (and were not excluded therefrom) for the respective period for which EBITDA is being determined):

(i) provision for Taxes based on income, profits or capital of the Borrower and the Subsidiaries for such period, including, without limitation, state, franchise and similar taxes, foreign withholding taxes and Tax Distributions made by the Borrower during such period;

(ii) Interest Expense (and to the extent not included in Interest Expense, (x) all cash dividend payments (excluding items eliminated in consolidation) on any series of preferred stock or Disqualified Stock and (y) costs of surety bonds in connection with financing activities) of the Borrower and the Subsidiaries for such period (net of interest income of the Borrower and the Subsidiaries for such period);

(iii) depreciation and amortization expenses of the Borrower and the Subsidiaries for such period, including the amortization of intangible assets, deferred financing fees and capitalized software expenditures and amortization of unrecognized prior service costs and actuarial gains and losses related to pensions and other post-employment benefits;

(iv) [reserved];

(v) [reserved];

(vi) any other non-cash charges; provided that, for purposes of this subclause (vi) of this clause (a), any non-cash charges or losses shall be treated as cash charges or losses in any subsequent period during which cash disbursements attributable thereto are made (but excluding for the avoidance of doubt, amortization of a prepaid item that was paid in a prior period);

(vii) [reserved];

(viii) non-operating expenses; and

(ix) fees, costs, charges and expenses incurred in connection with the Cases;

minus

(b) the sum of (without duplication and to the extent the amounts described in this clause (b) increased such Consolidated Net Income for the respective period for which EBITDA is being determined) non-cash items increasing Consolidated Net Income of the Borrower and the Subsidiaries for such period (but excluding any such items (A) in respect of which cash was received in a prior period or will be received in a future period or (B) which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges that reduced EBITDA in any prior period).

For the avoidance of doubt, payments by Holdings, the Borrower or any Subsidiary to any Verso Entity pursuant to the Shared Services Agreement or the SSA Order shall not be added back to EBITDA.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Engagement Letter” shall mean that certain Engagement Letter dated as of January 4, 2016, by and between Barclays and the Borrower, as amended, restated, supplemented or otherwise modified from time to time.

“Environment” shall mean ambient and indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources such as flora and fauna, the workplace or as otherwise defined in any Environmental Law.

“Environmental Claim” means any notice of investigation, written notice, notice of violation, claim, request for information, complaint, action, suit, proceeding, demand, abatement order or other written order or directive, by any Governmental Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of or liability under any Environmental Law, (ii) in connection with any Release or threatened Release of Hazardous Material or any actual or alleged Hazardous Materials activity or (iii) in connection with any actual or alleged damage, injury, threat or harm to health or safety (to the extent relating to the Environment or Hazardous Materials), natural resources or the Environment.

“Environmental Laws” shall mean all applicable laws (including common law), rules, regulations, codes, ordinances, orders, agreements, permits, decrees or judgments, promulgated or entered into by any Governmental Authority, relating in any way to the Environment, preservation or reclamation of natural resources, pollution, the generation, management, presence, Release or threatened Release of, or exposure to, any Hazardous Material or to health and safety matters (to the extent relating to the Environment or Hazardous Materials).

“Equity Interests” of any person shall mean any and all shares, interests, rights to purchase or otherwise acquire, warrants, options, participations or other equivalents of or interests in (however designated) equity or ownership of such person, including any preferred stock, any limited or general partnership interest and any limited liability company membership interest, and any securities or other rights or interests convertible into or exchangeable for any of the foregoing.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time, and any final regulations promulgated and the rulings issued thereunder.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with Holdings, the Borrower or a Subsidiary, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean: (a) any Reportable Event or the requirements of Section 4043(b) of ERISA apply with respect to a Plan; (b) with respect to any Plan, the failure to meet the minimum funding standard under Section 412 of the Code or Section 302 of ERISA, whether or not waived; (c) a determination that any Plan is, or is expected to be, in “at-risk” status (as defined in Section 303(i)(4) or ERISA or Section 430(i)(4) of the Code); (d) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, the failure to make by its due date a required installment under Section 412(m) of the Code with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (e) the incurrence by Holdings, the Borrower, a Subsidiary or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan or Multiemployer Plan; (f) the receipt by Holdings, the Borrower, a Subsidiary or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or to appoint a trustee to administer any Plan under Section 4042 of ERISA; (g) the incurrence by Holdings, the Borrower, a Subsidiary or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; (h) the receipt by Holdings, the Borrower, a Subsidiary or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from Holdings, the Borrower, a Subsidiary or any ERISA Affiliate of any notice, concerning the impending imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or terminated, within the meaning of Title IV of ERISA or the existence of conditions that place any Multiemployer Plan in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA); (i) the conditions for imposition of a lien under Section 403(k) of the Code or Section 303(k) or 4068 of ERISA shall have been met with respect to any Plan; or (j) the withdrawal of any of Holdings, the Borrower, a Subsidiary or any ERISA Affiliate from a Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurocurrency Borrowing” shall mean a Borrowing comprised of Eurocurrency Loans.

“Eurocurrency Loan” shall mean any Loan bearing interest at a rate determined by reference to the Adjusted LIBO Rate in accordance with the provisions of Article 2.

“Event of Default” shall have the meaning assigned to such term in Section 8.01.

“Evidence of Flood Insurance” shall have the meaning assigned to such term in clause (i) of the definition of the term “Collateral and Guarantee Requirement”.

“Excess Availability” shall have the meaning given to such term in the DIP ABL Credit Agreement.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Asset Sale” shall mean:

(a)	any transaction of the type contemplated by Section 6.05(a), (b), (c), (d), (h), (i), (k) or (l);

(b) the sale of defaulted receivables in the ordinary course of business and not as part of an accounts receivables financing transaction;

(c) sales, transfers or other dispositions of assets pursuant to any Approved Bankruptcy Court Order, permitting de minimis asset dispositions without further order of the Bankruptcy Court; provided that any sales, transfers or other dispositions of assets made in reliance on this clause shall not in the aggregate exceed $1.0 million during the term of this Agreement except to the extent made for at least 90% cash consideration; and

(d)	Permitted Land Swaps.

“Excluded Assets” shall have the meaning set forth in Section 5.10(f).

“Excluded Swap Obligation” shall mean, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation, unless otherwise agreed between the Borrower and the Administrative Agent. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document, (i) Taxes imposed on or measured by its overall net income or branch profits (however denominated, and including (for the avoidance of doubt)

any backup withholding in respect thereof under Section 3406 of the Code or any similar provision of state, local or foreign law), and franchise (and similar) Taxes imposed on it (in lieu of net income Taxes), in each case by a jurisdiction (including any political subdivision thereof) as a result of such recipient being organized in, having its principal office in, or in the case of any Lender, having its applicable lending office in, such jurisdiction, or as a result of any other present or former connection with such jurisdiction (other than any such connection arising solely from this Agreement or any other Loan Documents or any transactions contemplated thereunder), (ii) U.S. federal withholding Tax imposed on any payment by or on account of any obligation of any Loan Party hereunder or under any other Loan Document that is required to be imposed on amounts payable to a Lender (other than to the extent such Lender is an assignee pursuant to a request by the Borrower under Section 2.16(b) or 2.16(c)) pursuant to laws in force at the time such Lender becomes a party hereto (or designates a new lending office), except to the extent that such Lender (or its assignor, if any) was entitled, immediately prior to the designation of a new lending office (or assignment), to receive additional amounts or indemnification payments from any Loan Party with respect to such withholding Tax pursuant to Section 2.14, (iii) any withholding Tax imposed on any payment by or on account of any obligation of any Loan Party hereunder or under any other Loan Document that is attributable to the Administrative Agent’s, any Lender’s or any other recipient’s failure to comply with Section 2.14(d) or (e) or (iv) any Tax imposed under FATCA.

“Excluded Verso Entities” shall mean Gulf Island Pond Oxygenation Project, a Maine general partnership, Androscoggin Reservoir Company, a Maine corporation, Verso Maine Power Holdings, LLC, a Delaware limited liability company and Verso Quinnesec REP LLC, a Delaware limited liability company.

“Facility” shall mean the respective facility and commitments utilized in making Loans and credit extensions hereunder.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), or any Treasury regulations promulgated thereunder or official administrative interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code.

“Federal Funds Effective Rate” shall mean, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fees” shall mean the Delayed Draw NM Commitment Fees, the Agent Fees, the Lender Fees and the other fees set forth in Annex A to the Engagement Letter.

“Final Financing Order” shall have the meaning assigned to such term in Section 4.03(a).

“Financial Officer” of any person shall mean the Chief Financial Officer, principal accounting officer, Treasurer, Assistant Treasurer or Controller of such person.

“Financing Orders” shall mean, collectively, the Interim Financing Order and the Final Financing Order.

“FIRREA” shall mean the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended.

“Flood Certificate” shall mean a “life of loan” “Standard Flood Hazard Determination Form” of the Federal Emergency Management Agency and any successor Governmental Authority performing a similar function.

“Flood Program” shall mean the National Flood Insurance Program created by the U.S. Congress pursuant to the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973, the National Flood Insurance Reform Act of 1994 and the Flood Insurance Reform Act of 2004, in each case as amended from time to time, and any successor statutes.

“Flood Zone” shall mean areas having special flood hazards as described in the National Flood Insurance Act of 1968, as amended from time to time, and any successor statute.

“Flow Through Entity” shall mean an entity that is treated as a partnership not taxable as a corporation, a grantor trust or a disregarded entity for U.S. federal income tax purposes or subject to treatment on a comparable basis for purposes of state, local or foreign tax law.

“Foreign Lender” shall mean any Lender that is organized under the laws of a jurisdiction other than the United States of America. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Fund” shall mean Apollo Management VI, L.P. and other affiliated co-investment partnerships.

“Fund Affiliate” shall mean (i) each Affiliate of the Fund that is neither a “portfolio company”, whether or not controlled, nor a company controlled by a “portfolio company” and (ii) any individual who is a partner or employee of the Fund.

“GAAP” shall mean generally accepted accounting principles in effect from time to time in the United States of America, applied on a consistent basis, subject to the provisions of Section 1.02.

“Governmental Authority” shall mean any federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory or legislative body.

“Guarantee” of or by any person (the “guarantor”) shall mean (a) any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation of any other person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take or pay or otherwise) or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness or other monetary obligations, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, (iv) entered into for the purpose of assuring in any other manner the holders of such Indebtedness or other obligation of the payment thereof or to protect such holders against loss in respect thereof (in whole or in part), or (v) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or other obligation, or (b) any Lien on any assets of the guarantor securing any Indebtedness (or any existing right, contingent or otherwise, of the holder of Indebtedness to be secured by such a Lien) of any other person, whether or not such Indebtedness or other obligation is assumed by the guarantor; provided, however, that the term “Guarantee” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted by this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such person is required to perform thereunder) as determined by such person in good faith.

“guarantor” shall have the meaning assigned to such term in the definition of the term “Guarantee.”

“Guarantor” shall mean any Loan Party other than the Borrower.

“Hazardous Materials” shall mean all pollutants, contaminants, wastes, chemicals, materials, substances and constituents, including, without limitation, explosive or radioactive substances or petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls or radon gas, of any nature subject to regulation or which can give rise to liability under any Environmental Law.

“Hedge Bank” shall mean any person that, at the time it enters into a Secured Hedging Agreement (or on the Closing Date with respect to Secured Hedging Agreements in existence on the Closing Date), is an Agent, the Lead Arranger, a Lender or an Affiliate of any such person, in each case of the foregoing, in its capacity as a party to such Secured Hedging Agreement.

“Hedge Termination Value” shall mean, in respect of any one or more Hedging Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Agreements, (a) for any date on or after the date such Hedging Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedging Agreements, as determined by the counterparty thereto in accordance with the terms thereof and in accordance with customary methods for calculating mark-to-market values under similar arrangements by such counterparty.

“Hedging Agreement” shall mean any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value, or credit spread transaction, repurchase transaction, reserve repurchase transaction, securities lending transaction, weather index transaction, spot contracts, fixed price physical delivery contracts, or any similar transaction or any combination of these transactions, in each case of the foregoing, whether or not exchange traded; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Holdings, the Borrower or any of the Subsidiaries shall be a Hedging Agreement.

“Holdings” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Immaterial Subsidiary” shall mean any Subsidiary that (a) did not, as of the last day of the calendar month most recently ended for which financial statements have been (or were required to be) delivered pursuant to Section 5.04(a)(ii) (or for dates prior to the date of the first requirement under Section 5.04(a)(ii), the consolidating balance sheet of Verso Corporation for the “Non-Guarantor Subsidiaries” for the fiscal quarter ended September 30, 2015, as adjusted to eliminate any person other than the Borrower and the consolidated Subsidiaries (including, for the purposes of this definition, CWPC)), have assets with a value in excess of 2.5% of the Consolidated Total Assets or revenues representing in excess of 2.5% of total revenues of the Borrower and the Subsidiaries (including, for this purpose, CWPC) on a consolidated basis as of such date, and (b) taken together with all Immaterial Subsidiaries as of the last day of the calendar month most recently ended for which financial statements have been (or were required to be) delivered pursuant to Section 5.04(a)(ii) (or for dates prior to the date of the first requirement under Section 5.04(a)(ii), the consolidating balance sheet of Verso Corporation for the “Non-Guarantor Subsidiaries” for the fiscal quarter ended September 30, 2015, as adjusted to eliminate any person other than the Borrower and the consolidated Subsidiaries (including, for the purposes of this definition, CWPC)), did not have assets with a value in excess of 5.0% of Consolidated Total Assets or revenues representing in excess of 5.0% of total revenues of the Borrower and the Subsidiaries (including, for this purpose, CWPC) on a consolidated basis as of such date. Each Immaterial Subsidiary shall be set forth in Schedule 1.01C. The Borrower shall update Schedule 1.01C from time to time after the Closing Date as necessary to reflect all Immaterial Subsidiaries at such time (the selection of Subsidiaries to be added to or removed from Schedule 1.01C to be made as the Borrower may determine).

“Indebtedness” of any person shall mean, without duplication, (a) all obligations of such person for borrowed money, (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such person under conditional sale or other title retention agreements relating to property or assets purchased by such person, (d) all obligations of such person issued or assumed as the deferred purchase price of property or services (other than such obligations accrued in the ordinary course), to the extent that the same would be required to be shown as a long term liability on a balance sheet prepared in accordance with GAAP, (e) all Capital Lease Obligations of such person, (f) all net payments that such person would have to make in the event of an early termination, on the date Indebtedness of such person is being determined, in respect of outstanding Hedging Agreements, (g) the principal component of all obligations, contingent or otherwise, of such person as an account party in respect of letters of credit, (h) the principal component of all obligations of such person in respect of bankers’ acceptances, (i) all Guarantees by such person of Indebtedness described in clauses (a) to (h) above and (j) the amount of all obligations of such person with respect to the redemption, repayment or other repurchase of any Disqualified Stock (excluding accrued dividends that have not increased the liquidation preference of such Disqualified Stock); provided that Indebtedness shall not include (A) trade payables and accrued expenses arising in the ordinary course of business, (B) prepaid or deferred revenue, (C) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase prices of an asset to satisfy unperformed obligations of the seller of such asset, (D) earn-out obligations until such obligations become a liability on the balance sheet of such person in accordance with GAAP, (E) all intercompany Indebtedness between and among Loan Parties having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business, or (F) obligations under the Shared Services Agreement (and, after the entry of the SSA Order, to the extent permitted by the SSA Order). The Indebtedness of any person shall include the Indebtedness of any partnership in which such person is a general partner, other than to the extent that the instrument or agreement evidencing such Indebtedness limits the liability of such person in respect thereof.

“Indemnified Taxes” shall mean all Taxes imposed on or with respect to or measured by any payment by or on account of any obligation of any Loan Party hereunder or under any other Loan Document other than (a) Excluded Taxes and (b) Other Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 10.05(b).

“Ineligible Institutions” shall mean (a) the persons identified in writing to the Administrative Agent by the Borrower on or prior to January 21, 2016, as such list may be modified by the Borrower from time to time thereafter with the consent of the Administrative Agent in its sole discretion, and (b) the Fund or any Fund Affiliate.

“Information” shall have the meaning assigned to such term in Section 3.14(a).

“Initial NM Lender” shall mean those Lenders that make Initial NM Term Loans on the Closing Date.

“Initial NM Term Loan Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Initial NM Term Loans hereunder on the Closing Date. The amount of each Lender’s Initial NM Term Loan Commitment as of the Commitment Effective Date is set forth on Schedule 2.01(a). The aggregate amount of the Initial NM Term Loan Commitments as of the Commitment Effective Date is $125.0 million.

“Initial NM Term Loans” shall mean the term loans made by the Lenders to the Borrower pursuant to Section 2.01(a).

“Initial Roll-Up Entitlements” has the meaning set forth in Section 2.01(d).

“Initial Roll-Up Loans” has the meaning set forth in Section 2.01(d).

“Insurance” shall mean real and personal property insurance, however denominated.

“Intellectual Property Rights” shall have the meaning assigned to such term in Section 3.22.

“Interest Election Request” shall mean a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.05.

“Interest Expense” shall mean, with respect to any person for any period, the sum of (a) gross interest expense of such person for such period on a consolidated basis, including (i) the amortization of debt discounts, (ii) the amortization of all fees (including fees with respect to Hedging Agreements) payable in connection with the incurrence of Indebtedness to the extent included in interest expense and (iii) the portion of any payments or accruals with respect to Capital Lease Obligations allocable to interest expense, and (b) capitalized interest of such person. For purposes of the foregoing, gross interest expense shall be determined after giving effect to any net payments made or received and costs incurred by the Borrower and the Subsidiaries with respect to Hedging Agreements, and interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by the Borrower to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP.

“Interest Payment Date” shall mean, (a) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing and, in addition, the date of any refinancing or conversion of such Borrowing with or to a Borrowing of a different Type, and (b) with respect to any ABR Loan, the last Business Day of each month.

“Interest Period” shall mean, as to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as applicable, and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3 or 6 months thereafter as the Borrower may elect, or the date any Eurocurrency Borrowing is converted to an ABR Borrowing in accordance with Section 2.07 or repaid or prepaid in accordance with Section 2.09, 2.10 or 2.11; provided, however, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

“Interim Financing Order” shall have the meaning assigned to such term in Section 4.02(s).

“Interpolated Rate” shall mean, in relation to the LIBO Rate, the rate which results from interpolating on a linear basis between:

(a) the applicable LIBO Rate for the longest period (for which that LIBO Rate is available) which is less than the Interest Period of that Loan; and

(b) the applicable LIBO Rate for the shortest period (for which that LIBO Rate is available) which exceeds the Interest Period of that Loan,

each as of approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period of that Loan.

“Inventory” shall have the meaning assigned to such term in the UCC, and shall include all goods, and merchandise, wherever located, in each case to be furnished under any contract of service or held for sale or lease, all returned goods, raw materials, work-in-process, finished goods (including embedded software), other materials, and supplies of any kind, nature, or description which are used or consumed in such person’s business or used in connection with the packing, shipping, advertising, selling, or finishing of such goods, merchandise, and other property, and all documents of title or other documents representing them.

“Investment” shall have the meaning assigned to such term in Section 6.04.

“Judgment Currency” shall have the meaning assigned to such term in Section 10.19.

“Junior/Prepetition Obligations” shall have the meaning assigned to such term in Section 6.09(b).

“Lead Arranger” shall have the meaning assigned to such term in the introductory paragraph to this Agreement.

“Lender” shall mean each financial institution listed on Schedule 2.01(a) or 2.01(b) (other than any such person that has ceased to be a party hereto pursuant to an Assignment and Acceptance in accordance with Section 10.04), as well as any person that becomes a “Lender” hereunder pursuant to Section 10.04.

“Lender Fees” shall have the meaning assigned to such term in Section 2.09(c).

“lending office” shall mean, as to any Lender, the applicable branch, office or Affiliate of such Lender designated by such Lender to make Loans.

“LIBO Rate” shall mean for any Interest Period as to any Eurocurrency Borrowing, (i) the rate per annum determined by the Administrative Agent to be the offered rate which appears on the page of the Reuters Screen which displays the London interbank offered rate administered by ICE Benchmark Administration Limited (such page currently being the LIBOR01 page or such other commercially available source providing quotations of LIBOR as may be designated by the Administrative Agent from time to time) for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time), two Business Days prior to the commencement of such Interest Period, or (ii) in the event the rate referenced in the preceding clause (i) does not appear on such page or service or if such page or service shall cease to be available, the rate determined by the Administrative Agent to be the offered rate on such other page or other service which displays the LIBO Rate for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period; provided that if LIBO Rates are quoted under either of the preceding clauses (i) or (ii), but there is no such quotation for the Interest Period elected, the LIBO Rate shall be equal to the Interpolated Rate; and provided, further, that if any such rate determined pursuant to the preceding clauses (i) or (ii) is below zero, the Eurodollar Rate will be deemed to be zero.

“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, hypothecation, pledge, charge, security interest or similar monetary encumbrance in or on such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset; provided that in no event shall an operating lease or an agreement to sell be deemed to constitute a Lien.

“Loan Documents” shall mean this Agreement, the Financing Orders, the Security Documents, the DIP Intercreditor Agreement, any Note issued under Section 2.06(e) in respect of any Loan, and solely for the purposes of Sections 4.02, 8.01 and 10.05 and the definition of “Loan Obligations,” the Engagement Letter and the Agent Fee Letter.

“Loan Obligations” shall mean (a) the due and punctual payment by the Borrower of (i) the unpaid principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans made to the Borrower under this Agreement, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, and (ii) all other monetary obligations of the Borrower owed under or pursuant to this Agreement and each other Loan Document, including obligations to pay fees, expense reimbursement obligations and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), and (b) the due and punctual payment of all obligations of each other Loan Party under or pursuant to each of the Loan Documents.

“Loan Parties” shall mean Holdings, the Borrower and the Subsidiary Loan Parties.

“Loans” shall mean the Term Loans.

“Local Time” shall mean New York City time (daylight or standard, as applicable).

“Management Group” shall mean the group consisting of the directors, executive officers and other management personnel of any Parent Entity, Holdings or the Borrower, as the case may be, on the Closing Date, together with (a) any new directors whose election by such boards of directors or whose nomination for election by the shareholders of any Parent Entity, Holdings or the Borrower, as the case may be, was approved by a vote of a majority of the directors of such Parent Entity, Holdings or the Borrower, as the case may be, then still in office who were either directors on the Closing Date or whose election or nomination was previously so approved and (b) executive officers and other management personnel of any Parent Entity, Holdings or the Borrower, as the case may be, hired at a time when the directors on the Closing Date together with the directors so approved constituted a majority of the directors of Holdings or the Borrower, as the case may be.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” shall mean a material adverse effect on (a) the business, property, assets, operations or condition of Holdings, the Borrower and their Subsidiaries, taken as a whole (other than as customarily occurs as a result of events leading up to and following the commencement of a proceeding under chapter 11 of the Bankruptcy Code by the Loan Parties or the Verso Debtors and the commencement of the Cases), or (b) the validity or enforceability of any of the Loan Documents or the rights and remedies of or benefits available to any Agent or the Lenders thereunder.

“Material Indebtedness” shall mean Indebtedness (other than Loans) of any Loan Party or any Subsidiary in an aggregate principal amount exceeding $15.0 million.

“Material Subsidiary” shall mean any Subsidiary other than an Immaterial Subsidiary.

“Maturity Date” shall mean the earliest of (a) the Scheduled Termination Date, (b) 45 days after entry of the Interim Financing Order (or such later date as the Administrative Agent and the Required Lenders may approve in writing in their sole discretion; provided that the Administrative Agent and the Required Lenders shall not unreasonably withhold their approval to extend such period to 60 days after the entry of the Interim Financing Order) if the Final Financing Order has not been entered prior to the expiration of such period, (c) the substantial consummation (as defined in Section 1101 of the Bankruptcy Code and which for purposes hereof shall be no later than the “effective date” thereof) of a plan of reorganization filed in the Cases that is confirmed pursuant to an order entered by the Bankruptcy Court, (d) the consummation of a sale of all or substantially all of the assets of the NewPage Debtors and (e) the acceleration of the Loans and the termination of the NM Commitments in accordance with this Agreement.

“Maximum Rate” shall have the meaning assigned to such term in Section 10.09.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgaged Properties” shall mean (a) each Closing Date Mortgaged Property, and (b) to the extent not constituting Excluded Assets, each additional Real Property that becomes owned in fee or leased by any of the Loan Parties after the date hereof; provided that any such Real Property referred to in this clause (b) shall not constitute Collateral until clause (i) of the definition of “Collateral and Guarantee Requirement” has been satisfied with respect to such Real Property, and from and after the satisfaction or waiver thereof such Real Property shall automatically and without further action by any Loan Party, any Secured Party or the Bankruptcy Court constitute Collateral for all purposes of the Loan Documents.

“Mortgages” shall mean, collectively, mortgages, trust deeds, deeds of trust, deeds to secure debt, assignments of leases and rents, and other security documents delivered with respect to any Mortgaged Properties, each in form and substance satisfactory to the Collateral Agent, as amended, amended and restated, supplemented or otherwise modified from time to time.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which the Borrower, Holdings or any Subsidiary or any ERISA Affiliate (other than one considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Code Section 414) is making or accruing an obligation to make contributions, or has within any of the preceding six plan years made or accrued an obligation to make contributions.

“Net Income” shall mean, with respect to any person, the net income (loss) of such person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.

“Net Proceeds” shall mean:

(a) 100% of the cash proceeds actually received by Holdings, the Borrower or any Subsidiary (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise and including casualty insurance settlements and condemnation awards, but only as and when received) from any Asset Sale of Non-ABL Priority Collateral (or, after the Payment in Full (as defined in the Financing Orders) of the DIP ABL Obligations, any Collateral) (other than any Excluded Asset Sale), net of (i) attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, required debt payments and required payments of other obligations relating to the applicable asset to the extent such debt or obligations are secured by a Lien permitted hereunder (other than pursuant to the Loan Documents) on such asset, other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith, (ii) Taxes paid or payable as a result thereof, including any Tax Distributions, and (iii) the amount of any reasonable reserve established in accordance with GAAP against any adjustment to the sale price or any liabilities (other than any taxes deducted pursuant to clause (i) or (ii) above) (x) related to any of the applicable assets and (y) retained by Holdings, the Borrower or any of the Subsidiaries including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations (however, the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Proceeds of such Asset Sale occurring on the date of such reduction); provided that (x) no net cash proceeds calculated in accordance with the foregoing realized in a single transaction or series of related transactions shall constitute Net Proceeds unless such net cash proceeds shall exceed $1.0 million (and thereafter only net cash proceeds in excess of such amount shall constitute Net Proceeds (subject to (y) below)), and (y) no net cash proceeds calculated in accordance with the foregoing shall constitute Net Proceeds during the term of this Agreement until the aggregate amount of all such net cash proceeds shall exceed $5.0 million (and thereafter only net cash proceeds in excess of such amount shall constitute Net Proceeds (subject to clause (x) above)); and

(b) 100% of the cash proceeds from the incurrence, issuance or sale by Holdings, the Borrower or any Subsidiary of any Indebtedness (other than Indebtedness permitted to be incurred pursuant to Section 6.01), net of all taxes and fees (including investment banking fees), commissions, costs and other expenses, in each case incurred in connection with such issuance or sale.

“NewPage Ad Hoc Committee” shall mean the members of the ad hoc committee of Prepetition Term Lenders.

“NewPage Debtors” shall have the meaning assigned to such term in the recitals hereto and, for the avoidance of doubt, shall not include a reference to any Verso Debtor, whether or not any Cases of the NewPage Debtors are jointly administered with any chapter 11 cases of any Verso Debtor.

“NM Commitments” shall mean, with respect to any Lender, such Lender’s Initial NM Term Loan Commitment and/or Delayed Draw NM Term Loan Commitment.

“NM Lender” shall mean each Lender with a NM Commitment and/or that holds a NM Term Loan.

“NM Term Loan Note” shall mean a promissory note of the Borrower evidencing NM Term Loans substantially in the form of Exhibit F-1.

“NM Term Loan Obligations” shall mean (a) the due and punctual payment by the Borrower of (i) the unpaid principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the NM Term Loans made to the Borrower under this Agreement, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, and (ii) all other monetary obligations of the Borrower owed under or pursuant to this Agreement and each other Loan Document with respect to the NM Term Loans and/or NM Commitments or otherwise owing, due or payable to a NM Lender (in its capacity as such), including obligations to pay fees, expense reimbursement obligations and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), (b) the due and punctual payment of all obligations of each other Loan Party under or pursuant to each of the Loan Documents with respect to the NM Term Loans and/or NM Commitments or otherwise owing, due or payable to a NM Lender (in its capacity as such) and (c) all other Loan Obligations that do not constitute Roll-Up Loan Obligations.

“NM Term Loans” shall mean the Initial NM Term Loans and/or the Delayed Draw NM Term Loans.

“Non-ABL Priority Collateral” shall have the meaning assigned to such term in the DIP Intercreditor Agreement.

“Non-Bank Tax Certificate” shall have the meaning assigned to such term in Section 2.14(e)(i).

“Non-Consenting Lender” shall have the meaning assigned to such term in Section 2.16(c).

“Note” shall mean (a) with respect to any NM Term Loans, a NM Term Loan Note, and (b) with respect to any Roll-Up Loans, a Roll-Up Loan Note.

“Obligations” shall mean, collectively, (a) the Loan Obligations, (b) obligations in respect of any Secured Cash Management Agreement and (c) obligations (other than Excluded Swap Obligations) in respect of any Secured Hedging Agreement.

“OFAC” shall have the meaning assigned to such term in Section 3.24(b).

“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise, transfer, sales, property, intangible, mortgage recording, or similar taxes, charges or levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, the Loan Documents, and any and all interest and penalties related thereto (but not Excluded Taxes).

“Parent Entity” shall mean any direct or indirect parent of Holdings.

“Pari Passu Secured Bank Product Obligations” shall have the meaning assigned to such term in Section 9.11(a).

“Participant” shall have the meaning assigned to such term in Section 10.04(d)(i).

“Participant Register” shall have the meaning assigned to such term in Section 10.04(d).

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Permitted Holders” shall mean each of (a) the Fund and the Fund Affiliates and (b) the Management Group.

“Permitted Investments” shall mean:

(a) direct obligations of the United States of America or any member of the European Union or any agency thereof or obligations guaranteed by the United States of America or any member of the European Union or any agency thereof, in each case with maturities not exceeding two years;

(b) time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital, surplus and undivided profits in excess of $250.0 million and whose long term debt, or whose parent holding company’s long term debt, is rated A (or such similar equivalent rating or higher by at least one nationally recognized statistical rating organization (as defined in Section 3(a)(62) of the Exchange Act));

(c) repurchase obligations with a term of not more than 180 days for underlying securities of the types described in clause (a) above entered into with a bank meeting the qualifications described in clause (b) above;

(d) commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate of the Borrower) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of P-1 (or higher) according to Moody’s, or A-1 (or higher) according to S&P (or such similar equivalent rating or higher by at least one nationally recognized statistical rating organization (as defined in Section 3(a)(62) of the Exchange Act));

(e) securities with maturities of two years or less from the date of acquisition issued or fully guaranteed by any State, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least A by S&P or A by Moody’s (or such similar equivalent rating or higher by at least one nationally recognized statistical rating organization (as defined in Section 3(a)(62) of the Exchange Act));

(f) shares of mutual funds whose investment guidelines restrict 95% of such funds’ investments to those satisfying the provisions of clauses (a) through (e) above;

(g) money market funds that (i) comply with the criteria set forth in Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AA+ by S&P and Aa1 by Moody’s and (iii) have portfolio assets of at least $5,000.0 million;

(h) time deposit accounts, certificates of deposit and money market deposits in an aggregate face amount not in excess of 0.5% of the Consolidated Total Assets; and

(i) instruments equivalent to those referred to in clauses (a) through (h) above denominated in any foreign currency comparable in credit quality and tenor to those referred to above and commonly used by corporations for cash management purposes in any jurisdiction outside the United States of America to the extent reasonably required in connection with any business conducted by any Subsidiary organized in such jurisdiction.

“Permitted Land Swaps” shall mean exchanges of assets between CWPC and one or more of the Borrower and any Subsidiary Loan Party through the division of land between respective mill, utility and hydroelectric assets for the owned Real Property located at Wisconsin Rapids, Wisconsin; provided that, unless otherwise agreed by the Administrative Agent (x) the aggregate fair market value of the Real Property or other assets being received by the applicable Loan Party is approximately equal to or greater than the fair market value of the assets being transferred by such Loan Party in such exchange, (y) the exchange of assets by the parties to the transaction is substantially simultaneous, and (z) the assets received by such Loan Party shall not be subject to any contractual obligation that limits the ability of such Loan Party to create, incur, assume or suffer to exist any Lien on such assets to secure the Loan Obligations.

“Permitted Liens” shall have the meaning assigned to such term in Section 6.02.

“Permitted Prior Liens” means, collectively, Liens permitted by the Prepetition Term Loan Agreement (to the extent any such permitted Liens were valid, binding, enforceable, properly perfected, non avoidable and senior in priority to the Liens securing the obligations under the Prepetition Term Loan Agreement as of the Petition Date) and Permitted Liens on cash collateral securing Cash Management Agreements with a Cash Management Bank.

“person” or “Person” shall mean any natural person, corporation, business trust, joint venture, association, company, partnership, limited liability company, individual or family trusts, or government or any agency or political subdivision thereof.

“Petition Date” shall have the meaning assigned to such term in the recitals hereto.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) that is, (i) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA and (ii) either (A) sponsored or maintained (at the time of determination or at any time within the five years prior thereto) by Holdings, the Borrower, any Subsidiary or any ERISA Affiliate, or (B) in respect of which Holdings, the Borrower, any Subsidiary or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” shall have the meaning assigned to such term in Section 10.17(a).

“Pledged Collateral” shall have the meaning assigned to such term in the Collateral Agreement.

“Post-EoD Carve-Out Amount” shall have the meaning assigned to such term in the definition of the term “Carve-Out.”

“Prepetition ABL Credit Agreement” shall mean the Asset-Based Revolving Credit Agreement, dated as of February 11, 2014 (as amended, restated, amended and restated, supplemented or otherwise modified on or prior to the date of this Agreement), among Holdings, the Borrower, certain subsidiaries of the Borrower, the lenders party thereto from time to time, Barclays, as administrative agent and as collateral agent, BMO, as co-collateral agent, Credit Suisse AG, UBS Securities LLC, BMO and Wells Fargo Bank, National Association, as co-syndication agents, and Barclays, Credit Suisse Securities (USA) LLC, UBS Securities LLC, BMO Capital Markets Corp. and Wells Fargo Bank, National Association, as joint lead arrangers and joint book runners.

“Prepetition ABL Credit Facility” shall mean the “Revolving Facility” as defined in the Prepetition ABL Credit Agreement.

“Prepetition ABL Debt” shall have the meaning assigned to such term in the Interim Financing Order or, after entry thereof, the Final Financing Order.

“Prepetition ABL Secured Parties” shall have the meaning assigned to such term in the Interim Financing Order or, after entry thereof, the Final Financing Order.

“Prepetition Facilities” shall mean the Prepetition ABL Credit Facility and the Prepetition Term Loan Facility.

“Prepetition Secured Parties” shall have the meaning assigned to such term in the Interim Financing Order or, after entry thereof, the Final Financing Order.

“Prepetition Term Debt” shall have the meaning assigned to such term in the Interim Financing Order or, after entry thereof, the Final Financing Order.

“Prepetition Term Lenders” shall have the meaning assigned to such term in the Interim Financing Order or, after entry thereof, the Final Financing Order.

“Prepetition Term Loan Agreement” shall mean the First Lien Credit Agreement, dated as of February 11, 2014, among Holdings, the Borrower, certain subsidiaries of the Borrower, the lenders party thereto from time to time and Wilmington Trust, National Association (as successor to Credit Suisse AG, Cayman Islands Branch), as administrative agent and collateral agent, as amended, restated, amended and restated, supplemented or otherwise modified on or prior to the date of this Agreement.

“Prepetition Term Loan Facility” shall mean the “Term B Facility” as defined in the Prepetition Term Loan Agreement.

“Prepetition Term Secured Parties” shall have the meaning assigned to such term in the Interim Financing Order or, after entry thereof, the Final Financing Order.

“primary obligor” shall have the meaning assigned to such term in the definition of the term “Guarantee.”

“Prime Rate” shall mean the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent).

“Professional Fees” shall have the meaning assigned to such term in the definition of the term “Carve-Out”.

“Projections” shall mean the projections of Holdings, the Borrower and the Subsidiaries included in (i) the 18-Month Projections delivered to the Administrative Agent on January 24, 2016, (ii) the 13-week cash flow forecast delivered to the Administrative Agent on January 24, 2016 and (iii) any other projections and any forward-looking statements (including statements with respect to booked business) of such entities subsequently furnished to the Lenders, any Agent or the Lead Arranger by or on behalf of Holdings, the Borrower or any of the Subsidiaries prior to the Closing Date.

“Public Lender” shall have the meaning assigned to such term in Section 10.17(a).

“Qualified Equity Interests” shall mean any Equity Interests other than Disqualified Stock.

“Rate” shall have the meaning assigned to such term in the definition of the term “Type”.

“Real Property” shall mean, collectively, all right, title and interest (including any leasehold estate) in and to any and all parcels of or interests in real property owned in fee or leased by any Loan Party, whether by lease, license, or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, and all improvements and appurtenant fixtures and equipment, incidental to the ownership, lease or operation thereof.

“Register” shall have the meaning assigned to such term in Section 10.04(b)(iv).

“Regulation D” shall mean Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Fund” shall mean, with respect to any Lender that is a fund that invests in bank or commercial loans and similar extensions of credit, any other fund that invests in bank or commercial loans and similar extensions of credit and is advised or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity (or an Affiliate of such entity) that administers, advises or manages such Lender.

“Related Lender” means (a) with respect to any Initial NM Lender or Delayed Draw NM Lender, (i) any of its Affiliates holding Prepetition Term Debt on the date of this Agreement or any other applicable date of determination in connection with the transactions contemplated by Section 2.01(c) or 2.01(d) or (ii) if and to the extent that such Initial NM Lender or Delayed Draw NM Lender is acting as a “fronting lender” (or similar role) for any Person that is a Prepetition Term Lender, in accordance with the procedures separately agreed among the Administrative Agent and such Initial NM Lender or Delayed Draw NM Lender, such Prepetition Term Lender and any of its Affiliates, and (b) with respect to any Prepetition Term Lender, (i) any of its Affiliates holding Prepetition Term Debt on the date of this Agreement or any other applicable date of determination in connection with the transactions contemplated by Section 2.01(c) or 2.01(d) or (ii) any Initial NM Lender or Delayed Draw NM Lender acting as a “fronting lender” (or similar role) for such Prepetition Term Lender, in accordance with the procedures separately agreed among the Administrative Agent and such Initial NM Lender or Delayed Draw NM Lender.

“Related Parties” shall mean, with respect to any specified person, such person’s Affiliates and the respective directors, trustees, officers, employees, agents and advisors of such person and such person’s Affiliates.

“Release” shall mean any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, emanating or migrating in, into, onto or through the Environment.

“Remedies Notice Period” shall have the meaning assigned to such term in the Interim Financing Order or, after entry thereof, the Final Financing Order.

“Reportable Event” shall mean any reportable event as defined in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the 30-day notice period referred to in Section 4043(c) of ERISA has been waived, with respect to a Plan (other than a Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code).

“Required Lenders” shall mean, at any time, Lenders having Loans and/or unused NM Commitments outstanding at such time and Roll-Up Entitlements existing at such time (prior to the Roll-Up Date) that taken together represent more than 50% of the sum of all Loans and/or unused NM Commitments outstanding and Roll-Up Entitlements existing at such time; provided that the Loans, any Roll-Up Entitlements and/or NM Commitments of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Requirement of Law” shall mean, as to any person, any law, treaty, rule, regulation, statute, order, ordinance, decree, judgment, consent decree, writ, injunction, settlement agreement or governmental requirement enacted, promulgated or imposed or entered into or agreed by any Governmental Authority, in each case applicable to or binding upon such person or any of its property or assets or to which such person or any of its property or assets is subject.

“Responsible Officer” of any person shall mean any executive officer or Financial Officer of such person and any other officer or similar official thereof responsible for the administration of the obligations of such person in respect of this Agreement.

“Restricted Payments” shall have the meaning set forth in Section 6.06.

“Restructuring Support Agreement” shall mean a restructuring support agreement supporting a consensual reorganization of the NewPage Debtors, Verso Corporation and the other Verso Debtors (which agreement shall provide that transferees (including subsequent transferees) of any material funded debt of the Borrower, Verso Corporation or Verso Holdings held by any member of the NewPage Ad Hoc Committee must be joined thereto or bound thereby).

“Restructuring Trigger Event” shall mean the earlier to occur of (i) the termination of the Restructuring Support Agreement, unless a replacement Restructuring Support Agreement is entered into within 14 days after the date of such termination, and (ii) any failure to comply with respect to Section 5.14.

“Roll-Up Amount” means with respect to any Lender the amount, if any, of Roll-Up Entitlements of such Lender, after giving effect to any reallocation in accordance with Section 2.01(d).

“Roll-Up Challenge” has the meaning set forth in Section 10.05.

“Roll-Up Date” means (a) with respect to the Initial Roll-Up Entitlements, the date on which the Final Financing Order is entered and (b) with respect to the Delay Draw Roll-Up Entitlements, the Delayed Draw NM Funding Date.

“Roll-Up Entitlements” shall mean, with respect to any Roll-Up Lender, such Lender’s Initial Roll-Up Entitlement and/or Delayed Draw Roll-Up Entitlement.

“Roll-Up Lenders” means each Lender that holds a Roll-Up Entitlement and/or a Roll-Up Loan.

“Roll-Up Loan Obligations” shall mean (a) the due and punctual payment by the Borrower of (i) the unpaid principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Roll-Up Loans made to the Borrower under this Agreement, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, and (ii) all other monetary obligations of the Borrower owed under or pursuant to this Agreement and each other Loan Document with respect to the Roll-Up Loans and/or Roll-Up Entitlements or otherwise owing, due or payable to a Roll-Up Lender (in its capacity as such), including obligations to pay fees, expense reimbursement obligations and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), and (b) the due and punctual payment of all obligations of each other Loan Party under or pursuant to each of the Loan Documents with respect to the Roll-Up Loans and/or Roll-Up Entitlements or otherwise owing, due or payable to a Roll-Up Lender (in its capacity as such).

“Roll-Up Loans” shall mean the Initial Roll-Up Loans and/or the Delayed Draw Roll-Up Loans.

“Roll-Up Priority Provision” shall mean, subject to the Financing Orders, that the Roll-Up Loans (i) may be compromised under a plan of reorganization only by a class vote, (ii) shall receive a senior distribution from any plan consideration available to Prepetition Term Secured Parties (in their capacities as such), and (iii) may not be crammed down under a plan of reorganization pursuant to section 1129(b)(2)(A) of the Bankruptcy Code.

“Roll-Up Term Loan Note” shall mean a promissory note of the Borrower evidencing Roll-Up Loans substantially in the form of Exhibit F-2.

“S&P” shall mean Standard & Poor’s Ratings Group, Inc.

“Sanctions” shall mean economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by the OFAC or the U.S. Department of State.

“Scheduled Termination Date” shall mean the date that is eighteen (18) months after the Closing Date.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Secured Bank Product Counterparty” shall have the meaning assigned to such term in Section 9.11.

“Secured Cash Management Agreement” shall mean (a) those Cash Management Agreements in effect on the Closing Date between the Borrower and Wells Fargo Bank, National Association and (b) any Cash Management Agreement that is entered into by and between any Loan Party and any Cash Management Bank to the extent that such Cash Management Agreement is designated in writing by the Borrower and such Cash Management Bank to the Administrative Agent as a Secured Cash Management Agreement.

“Secured Hedge Obligations” shall mean the due and punctual payment and performance of all obligations of each Loan Party under each Secured Hedging Agreement.

“Secured Hedging Agreement” shall mean (a) those Hedging Agreements in effect on the Closing Date between the Borrower and Barclays Bank PLC and (b) any Hedging Agreement that is entered into by and between any Loan Party and any Hedge Bank to the extent that such Hedging Agreement is designated in writing by the Borrower and such Hedge Bank to the Administrative Agent as a Secured Hedging Agreement.

“Secured Parties” shall mean, collectively, the Administrative Agent, the Collateral Agent, the Lead Arranger, each Lender, each Hedge Bank that is party to any Secured Hedging Agreement, each Cash Management Bank that is party to any Secured Cash Management Agreement and each sub-agent appointed pursuant to Section 9.02 by the Administrative Agent with respect to matters relating to the Loan Documents or by the Collateral Agent with respect to matters relating to any Security Document.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Security Documents” shall mean the Mortgages, the Collateral Agreement, the Financing Orders and each of the security agreements, account control agreements and other instruments and documents executed and delivered pursuant to any of the foregoing, pursuant to the definition of “Collateral and Guarantee Requirement” or pursuant to Section 5.10 or 5.17, and each of the other agreements, instruments or documents that creates, perfects or purports to create or perfect a Lien in favor of the Collateral Agent for the benefit of the Secured Parties or as security for the Loan Obligations.

“Shared Services Agreement” shall mean the Shared Services Agreement, dated as of January 7, 2015, by and among Verso Corporation (f/k/a Verso Paper Corp.), NewPage Holdings Inc. and the Borrower, attached hereto as Exhibit K, as amended, restated, supplemented or modified after the date hereof to the extent such amendment, restatement, supplement or modification is permitted by the terms of this Agreement.

“Spot Rate” shall mean, with respect to any currency, the rate determined by the Administrative Agent to be the rate quoted by the person acting in such capacity as the spot rate for the purchase by such person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m., Local Time, on the date three Business Days prior to the date as of which the foreign exchange computation is made or, if such rate cannot be computed as of such date, such other date as the Administrative Agent shall reasonably determine is appropriate under the circumstances; provided that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if the person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.

“SSA Lien” shall have the meaning assigned to such term in the Interim Financing Order or, after entry thereof by the Bankruptcy Court, the Final Financing Order.

“SSA Order” shall have the meaning assigned to such term in Section 4.02(s).

“Statutory Reserves” shall mean, with respect to any currency, any reserve, liquid asset or similar requirements established by any Governmental Authority of the United States of America or of the jurisdiction of such currency or any jurisdiction in which Loans in such currency are made to which banks in such jurisdiction are subject for any category of deposits or liabilities customarily used to fund loans in such currency or by reference to which interest rates applicable to Loans in such currency are determined.

“Subagent” shall have the meaning assigned to such term in Section 9.02.

“subsidiary” shall mean, with respect to any person (herein referred to as the “parent”), any corporation, partnership, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, directly or indirectly, owned, Controlled or held, or (b) that is, at the time any determination is made, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” shall mean, unless the context otherwise requires, a subsidiary of the Borrower. Notwithstanding the foregoing, CWPC shall be deemed not to be a Subsidiary of the Borrower or any of the Subsidiaries for purposes of this Agreement, unless otherwise expressly provided in this Agreement.

“Subsidiary Loan Party” shall mean (a) each Wholly-Owned Subsidiary of the Borrower on the Closing Date (other than those Immaterial Subsidiaries set forth in Schedule 1.01A and, for the avoidance of doubt, CWPC), and (b) each Wholly-Owned Subsidiary of the Borrower (other than, at the Borrower’s option, Immaterial Subsidiaries) that becomes, or is required to become, a party to the Collateral Agreement and the DIP Intercreditor Agreement pursuant to Section 5.10.

“Supermajority Class Lenders” shall mean, at any time, (a) with respect to the NM Lenders, NM Lenders having NM Term Loans and/or unused NM Commitments outstanding at such time that taken together represent more than 66 2/3% (two-thirds) of the sum of all NM Term Loans and/or unused NM Commitments outstanding at such time and (b) with respect to the Roll-Up Lenders, Roll-Up Lenders having Roll-Up Loans outstanding at such time and/or Roll-Up Entitlements existing at such time (prior to the Roll-Up Date) that taken together represent more than 66 2/3% (two-thirds) of the sum of all Roll-Up Loans outstanding and Roll-Up Entitlements existing at such time; provided that the Loans, any Roll-Up Entitlements and/or NM Commitments of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Superpriority Claim” shall mean a claim against any Loan Party in any of the Cases that is a superpriority administrative expense claim having priority over any or all administrative expenses and other postpetition claims of the kind specified in, or otherwise arising or ordered under, any section of the Bankruptcy Code (including, without limitation, Sections 105, 326, 328, 330, 331, 503(b), 507(a), 507(b), 546(c), 726 (to the extent permitted by law), 1113 and/or 1114 thereof), whether or not such claim or expenses may become secured by a judgment lien or other non-consensual lien, levy or attachment, other than the Carve-Out.

“Swap Obligation” shall mean, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Tax Distributions” shall mean any distributions described in Section 6.06(b)(iii) and, solely for purposes of the definition of “Net Proceeds”, Sections 6.06(b)(ii) and (iii).

“Taxes” shall mean any and all present or future taxes, duties, levies, imposts, assessments, deductions, withholdings or other similar charges imposed by any Governmental Authority, whether computed on a separate, consolidated, unitary, combined or other basis and any interest, fines, penalties or additions to tax with respect to the foregoing.

“Term Loans” shall mean the NM Term Loans and/or the Roll-Up Loans.

“Transaction Documents” shall mean the DIP ABL Loan Documents and the Loan Documents.

“Transactions” shall mean, collectively, the transactions to occur pursuant to the Transaction Documents, including (a) the execution, delivery and performance of the Loan Documents, the creation of the Liens pursuant to the Security Documents and the Financing Orders, and the borrowings hereunder; (b) the execution, delivery and performance of the DIP ABL Loan Documents, the creation of the Liens thereunder and the Financing Orders, and the borrowings thereunder; (c) the refinancing (or discharge) of the outstanding Indebtedness under the Prepetition ABL Credit Facility; and (d) the payment of all fees and expenses to be paid on or prior to the Closing Date and owing in connection with the foregoing.

“Type” shall mean, when used in respect of any Loan or Borrowing, the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, the term “Rate” shall include the Adjusted LIBO Rate and the ABR.

“Unfunded Pension Liability” shall mean the excess of a Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Plan’s assets, determined in accordance with the assumptions used for funding the Plan pursuant to Section 412 of the Code for the applicable plan year.

“Uniform Commercial Code” shall mean the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“U.S. Lender” shall mean any Lender other than a Foreign Lender.

“USA PATRIOT Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“Variance Report” shall have the meaning assigned to such term in Section 5.04(k).

“Verso Ad Hoc Committee” shall mean the ad hoc committee of holders of funded debt of Verso Holdings represented by Milbank, Tweed, Hadley & McCloy LLP and Houlihan Lokey.

“Verso Corporation” shall mean Verso Corporation, a Delaware corporation.

“Verso Debtors” shall mean (a) Verso Corporation and its subsidiaries, excluding (i) the Excluded Verso Entities and (ii) the Loan Parties and their subsidiaries, and (b) any other Verso Entity that files a chapter 11 case that is jointly administered with the chapter 11 case of Verso Corporation.

“Verso Entity” shall mean Verso Corporation and its subsidiaries, excluding the Loan Parties and their subsidiaries.

“Verso Holdings” shall mean Verso Paper Holdings LLC, a Delaware limited liability company.

“Wholly-Owned Subsidiary” of any person shall mean a subsidiary of such person, all of the Equity Interests of which (other than directors’ qualifying shares or nominee or other similar shares required pursuant to applicable law) are owned by such person or another Wholly-Owned Subsidiary of such person.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.02 Terms Generally. The definitions set forth or referred to in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, any reference in this Agreement to any Loan Document shall mean such document as amended, restated, amended and restated, supplemented or otherwise modified from time to time. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the

Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding anything to the contrary set forth herein, any changes to GAAP after the Closing Date with respect to the accounting treatment of leases will not be given effect for the purposes of calculating any financial ratio or definition contained in this Agreement or any other Loan Document. In addition, notwithstanding any changes in GAAP after the Closing Date, any lease of the Borrower or the Subsidiaries that would be characterized as an operating lease under GAAP in effect on the Closing Date (whether such lease is entered into before or after the Closing Date) shall not constitute Indebtedness or a Capital Lease Obligation under this Agreement or any other Loan Document as a result of such changes in GAAP. Unless otherwise expressly provided herein, any references herein to any person shall be construed to include such person’s successors and permitted assigns.

Section 1.03 Exchange Rates; Currency Equivalents. Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as determined by the Administrative Agent. No Default or Event of Default shall arise as a result of any limitation or threshold set forth in Dollars in Article 6 or clause (f), (i), (k) or (l)(v) of Section 8.01 being exceeded solely as a result of changes in currency exchange rates from those rates applicable on the first day of the fiscal quarter in which such determination occurs or in respect of which such determination is being made.

Section 1.04 Timing of Payment or Performance. Except as otherwise expressly provided herein, when the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day.

Section 1.05 Times of Day. Unless otherwise specified herein, all references herein to times of day shall be references to New York City time (daylight or standard, as applicable).

ARTICLE 2

THE CREDITS

Section 2.01 NM Commitments and NM Term Loans; Roll-Up Loans.

(a) Initial NM Term Loans. Subject to the terms and applicable conditions set forth herein, each Lender agrees to make Initial NM Term Loans to the Borrower on the Closing Date in an aggregate principal amount not to exceed its Initial NM Term Loan Commitment; provided that, if for any reason the full amount of any Lender’s Initial NM Term Loan Commitment is not fully drawn on the Closing Date, the undrawn portion thereof shall automatically be cancelled upon giving effect to the funding of the drawn Initial NM Term Loans on the Closing Date. Each Lender’s Initial NM Term Loan Commitment shall terminate immediately and without further action on the Closing Date after giving effect to the funding of such Lender’s Initial NM Term Loan Commitment on the Closing Date.

(b) Delayed Draw NM Term Loans. Subject to the terms and applicable conditions set forth herein, each Lender having a Delayed Draw NM Term Loan Commitment agrees to make Delayed Draw NM Term Loans to the Borrower on the Delayed Draw NM Funding Date in an aggregate principal amount not to exceed its Delayed Draw NM Term Loan Commitment as of the Delayed Draw NM Funding Date; provided that, if for any reason the full amount of any Lender’s Delayed Draw NM Term Loan Commitment is not fully drawn by the Borrower on the Delayed Draw NM Funding Date, including without limitation as a result of the Borrower’s election to borrow Delayed Draw NM Term Loans in an amount less than the total amount of all Delayed Drawn NM Term Loan Commitments then available or an order of the Bankruptcy Court limiting the amount of Delayed Draw NM Term Loans that may be borrowed on the Delayed Draw NM Funding Date, the undrawn portion thereof shall automatically be cancelled upon giving effect to the funding of the drawn Delayed Draw NM Term Loans on the Delayed Draw NM Funding Date. Each Lender’s Delayed Draw NM Term Loan Commitment shall terminate immediately and without further action on the Delayed Draw NM Funding Date after giving effect to the funding of such Lender’s Delayed Draw NM Term Loan Commitment on the Delayed Draw NM Funding Date.

(c) Additional NM Lenders. In connection with the transactions described on Schedule 2.01(c):

(i) The NM Lenders (or applicable Related Lenders) shall make certain reallocations of their respective NM Commitments, and to the extent applicable NM Loans, to allow for additional eligible Prepetition Term Lenders to become parties to this Agreement as NM Lenders no later than the Delayed Draw NM Funding Date (which election to become a NM Lender may be exercised though a Related Lender of any such Prepetition Term Lender) (collectively, the “Additional NM Lenders”).

(ii) NM Commitments, and to the extent applicable NM Loans, shall be reallocated and deemed assigned hereunder to the extent agreed to by, or in accordance with the procedures separately agreed to among, the Administrative Agent, the Borrower and the NM Lenders (and, as applicable, Related Lenders thereof) (provided that such allocations and assignments shall not reduce the aggregate amount of NM Commitments). The NM Lenders agree to make such payments, sales, assignments and other transactions among themselves (or through the Administrative Agent, its affiliates or another broker or agent engaged for any such purposes by any NM Lender) as are necessary to effect such reallocation, and for the avoidance of doubt, no reallocation shall be effective until each applicable NM Lender has made such payments, sales, assignments and other transactions.

(iii) Prior to any person becoming a Lender or being allocated NM Loans and/or Commitments in connection with such transactions, the Administrative Agent shall have received and be satisfied with all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the USA PATRIOT ACT.

(d) The Roll-Up Loans and Roll-Up Entitlements.

(i) On the Closing Date, each Initial NM Lender and/or Related Lender thereof shall be entitled to roll up Prepetition Term Debt held by such Initial NM Lender or Related Lender thereof, as the case may be, into roll-up loans hereunder (the “Initial Roll-Up Loans”) (the amount of Prepetition Debt so rolled-up and the principal amount of the resulting Initial Roll-Up Loans to be equal to the aggregate principal amount of such Initial NM Lender’s Initial NM Term Loans made on the Closing Date) (such entitlement with respect to such Initial NM Lender or Related Lender thereof being referred to herein as such Person’s “Initial Roll-Up Entitlements”). In addition, on the Delayed Draw NM Funding Date, each Delayed Draw NM Lender and/or Related Lender thereof shall become entitled to roll up Prepetition Term Debt held by such Delayed Draw NM Lender or Related Lender thereof, as the case may be, into roll-up loans hereunder (the “Delayed Draw Roll-Up Loans”) (the amount of Prepetition Debt so rolled-up and the principal amount of the resulting Delayed Draw Roll-Up Loans to be equal to the aggregate principal amount of such Delayed Draw NM Lender’s Delayed Draw NM Term Loans made on the Delayed Draw NM Funding Date) (such entitlement with respect to such Delayed Draw NM Lender or Related Lender thereof being referred to herein as such Person’s “Delayed Draw Roll-Up Entitlements”).

(ii) Roll-Up Entitlements and Roll-Up Loans shall be reallocated and deemed assigned hereunder to the extent agreed to by, or in accordance with the procedures separately agreed to among, the Administrative Agent, the Borrower and the NM Lenders (and, as applicable, Related Lenders thereof). The Lenders agree to make such payments, sales, assignments and other transactions among themselves (or through the Administrative Agent, its affiliates or another broker or agent engaged for any such purposes by any Lender) as are necessary to effect such reallocation, and for the avoidance of doubt, no reallocation shall be effective until each applicable Lender has made such payments, sales, assignments and other transactions.

(iii) Subject to the terms and conditions set forth herein, on the Roll-Up Date and without any further action by any party to this Agreement, each Roll-Up Lender’s Roll-Up Amount shall be administered, and shall from and after such date be designated as Roll-Up Loans, hereunder. Until the later of the Roll-Up Date or the exhaustion of any and all appeals in any adversary proceeding or contested matter asserting a Roll-Up Challenge, the Roll-Up Loans shall continue (A) to be guaranteed and secured by and entitled to the benefits of all Liens and security interests created and arising under the Collateral Documents (as defined in the Prepetition Term Loan Agreement as in effect on the date hereof), which Liens and security interests shall remain in full force and effect on a continuous basis, unimpaired, uninterrupted and undischarged, and having the same perfected status and priority, as if such loans had not been so designated and (B) in the event that a Roll-Up Challenge is successful, to be entitled to a pro rata share of any payment, distribution or recovery on account of the

Prepetition Term Debt as if the Roll-Up Loans had continued to be administered under the Prepetition Term Loan Agreement. The Administrative Agent shall, and each Roll-Up Lender authorizes the Administrative Agent to, promptly notify Wilmington Trust, National Association, as administrative agent under the Prepetition Term Loan Agreement or its successor as administrative agent thereunder, of the amount of each Roll-Up Lender’s Roll-Up Loans as of the Roll-Up Date, and the amount of Roll-Up Loans subject to a successful Roll-Up Challenge, so that Wilmington Trust, National Association or such successor administrative agent under the Prepetition Term Loan Agreement may update the register with respect to the Prepetition Term Loan Facility to reflect the transactions described in this Section 2.01(d) (it being understood and agreed that the Administrative Agent shall have no liability for providing such information, absent gross negligence or willful misconduct). For the avoidance of doubt, each Roll-Up Lender acknowledges and agrees that by accepting the benefits of this Agreement it shall be deemed to have agreed to all provisions hereof, including the duties and obligations of a Lender. In addition, on the Roll-Up Date each Related Lender shall become a party to this Agreement as a Roll-Up Lender hereunder by executing and delivering an Assignment and Acceptance.

(iv) Notwithstanding anything to the contrary in the Loan Documents, the Roll-Up Loans shall have the benefit of the Roll-Up Priority Provision.

(e) Amounts of Loans borrowed (or, in the case of Roll-Up Loans, rolled up) from time to time under this Section 2.01 that are repaid or prepaid may not be reborrowed. The Delayed Draw NM Term Loans and the Initial NM Term Loans shall constitute a single class of Loans for all purposes of this Agreement and the other Loan Documents. The Delayed Draw Roll-Up Loans and the Initial Roll-Up Loans shall constitute a single class of Loans for all purposes of this Agreement and the other Loan Documents.

Section 2.02 Loans and Borrowings. (a) Each Loan shall be made as part of a Borrowing consisting of Loans under the same Facility and of the same Type made by the Lenders ratably in accordance with their respective Commitments under the applicable Facility. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(a) Subject to Section 2.11, each Borrowing shall be comprised entirely of ABR Loans or Eurocurrency Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any ABR Loan or Eurocurrency Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement and such Lender shall not be entitled to any amounts payable under Section 2.12 or 2.14 solely in respect of increased costs resulting from such exercise and existing at the time of such exercise.

(b) Borrowings of more than one Type may be outstanding at the same time; provided, however, that the Borrower shall not be entitled to request any Borrowing that, if made, would result in more than 8 Eurocurrency Borrowings outstanding hereunder at any time. For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.

(c) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

Section 2.03 Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurocurrency Borrowing, not later than 12:00 noon, Local Time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 10:00 a.m., Local Time (or such later time agreed to by the Administrative Agent in its sole discretion), one Business Day before the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile or other electronic transmission to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower; provided that a Borrowing Request for ABR Loans given in respect of the Closing Date may state that such Borrowing Request is conditioned upon the effectiveness of the Interim Financing Order on the proposed borrowing date, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to 1:00 p.m., Local Time, on the proposed borrowing date) if such condition is not satisfied or not anticipated to be satisfied by 1:00 p.m., Local Time, on such date. Each such telephonic and written (including by facsimile or other electronic transmission) Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) whether such Borrowing is to be a Borrowing of Initial NM Term Loans or Delayed Draw NM Term Loans, as applicable;

(ii) the aggregate amount of the requested Borrowing;

(iii) the date of such Borrowing, which shall be a Business Day;

(iv) whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;

(v) in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(vi) the location and number of the Borrower’s account to which funds are to be disbursed.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurocurrency Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04 Funding of Borrowings. (a) Each Lender shall make each NM Term Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m., Local Time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. Upon satisfaction or waiver of the applicable conditions set forth in Article 4, the Administrative Agent will make such NM Term Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower as specified in the applicable Borrowing Request.

(a) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.04(a) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand (without duplication) such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of (A) the Federal Funds Effective Rate and (B) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans at such time. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

Section 2.05 Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.05. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(a) To make an election pursuant to this Section 2.05, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if such Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in the form of Exhibit E and signed by the Borrower.

(b) Each telephonic and written Interest Election Request shall be irrevocable and shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and

(iv) if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by clause (a) of the definition of the term “Interest Period.”

If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. If less than all the outstanding principal amount of any Borrowing shall be converted or continued, then each resulting Borrowing shall be in an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum and satisfy the limitations specified in Section 2.02(b) regarding the maximum number of Borrowings of the relevant Type.

(c) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender to which such Interest Election Request relates of the details thereof and of such Lender’s portion of each resulting Borrowing.

(d) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the written request (including a request through electronic means) of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurocurrency Borrowing and (ii) unless repaid, each Eurocurrency Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.06 Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan of such Lender as provided in Section 2.07.

(a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder and Type thereof and the Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) any amount received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(c) The entries made in the accounts maintained pursuant to Section 2.06(b) or (c) shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(d) Any Lender may request that its Loans be evidenced by a Note. In such event, the Borrower shall prepare, execute and deliver to such Lender a Note payable to such Lender and its registered assigns. Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more Notes in such form payable to the payee named therein and its registered assigns.

Section 2.07 Repayment of Loans. (a) Subject to the other clauses of this Section 2.07, to the extent not previously paid, outstanding Loans shall be due and payable on the Maturity Date.

(a) Prepayment of the Loans from:

(i) all Net Proceeds pursuant to Section 2.08(b) shall be allocated to the Borrowing or Borrowings of Term Loans determined pursuant to Section 2.07(c); provided that any Lender, at its option, may elect to decline any such prepayment of any Term Loan held by it if it shall give written notice to the Administrative Agent thereof by 5:00 p.m., Local Time, at least two Business Days prior to the date of such prepayment (any such Lender, a “Declining Lender”) in which case, any amounts that would otherwise have been applied to prepay Term Loans owing to Declining Lenders shall instead be ratably offered to each Lender that is not a Declining Lender. Any amounts rejected by such Lenders shall be retained by the Borrower for application for any purpose not prohibited by this Agreement, and

(ii) any optional prepayments of the Term Loans pursuant to Section 2.08(a) shall be allocated to the Borrowing or Borrowings of Term Loans determined pursuant to Section 2.07(c).

(b) Prior to any prepayment of any Term Loans hereunder, the Borrower shall select the Borrowing or Borrowings to be prepaid and shall notify the Administrative Agent by telephone (confirmed by electronic means) of such selection, specifying the prepayment date and the amount to be prepaid, not later than 12:00 noon, Local Time, one Business Day before the date of the proposed prepayment; which notice shall be irrevocable except that a notice of prepayment may state that such notice is conditioned upon the effectiveness of other credit facilities, indentures or similar agreements or other transactions, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the repaid Borrowing. All prepayments and repayments of Loans shall be accompanied by accrued interest on the amount repaid to the extent required by Section 2.10(d). Notwithstanding anything to the contrary in this Section 2.07 or in Section 2.08, any partial prepayment of the Loans prior to the Maturity Date shall be applied (i) first to the principal amount of the Roll-Up Loans (if any) that are outstanding at the time of such prepayment until all such outstanding Roll-Up Loans have been paid in full and (ii) second to the outstanding principal amount of the NM Term Loans.

Section 2.08 Prepayment of Loans. (a) The Borrower shall have the right at any time and from time to time to prepay any Loan in whole or in part, without premium or penalty (but subject to Section 2.13), in an aggregate principal amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum or, if less, the amount outstanding, subject to prior written notice in accordance with Section 2.07(c), which notice shall be irrevocable except to the extent conditioned on a refinancing of all or any portion of the Loans, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied; provided that, no partial prepayment of the Loans pursuant to this Section 2.08(a) shall be permitted from the net proceeds of any Indebtedness incurred by any of the Loan Parties.

(a) Subject to Section 2.08(c) below, the Borrower shall apply all Net Proceeds promptly upon receipt thereof to prepay Term Loans in accordance with clauses (b) and (c) of Section 2.07.

(b) A mandatory prepayment in accordance with Section 2.08(b) shall be applied (A) in the case of any Net Proceeds pursuant to clause (a) of such definition received in respect of ABL Priority Collateral, first to prepay outstanding loans (without reducing commitments) under the DIP ABL Credit Agreement, second to cash collateralize outstanding letters of credit (without reducing commitments) under the DIP ABL Credit Agreement and Pari Passu Secured Bank Product Obligations (as defined in the DIP ABL Credit Agreement), and third, only after the Payment in Full (as defined in the Financing Orders) of the DIP ABL Obligations has occurred, to prepay outstanding Term Loans hereunder (to be applied in the order set forth in Section 2.07(c)); and (B) in the case of any Net Proceeds pursuant to clause (a) of such definition received in respect of Non-ABL Priority Collateral, first to prepay outstanding Term Loans hereunder until such Term Loans are repaid in full (to be applied in the order set forth in Section 2.07(c)), second to prepay outstanding loans (without reducing commitments) under the DIP ABL Credit Agreement, and third to cash collateralize outstanding letters of credit (without reducing commitments) under the DIP ABL Credit Agreement and Pari Passu Secured Bank Product Obligations (as defined in the DIP ABL Credit Agreement).

Section 2.09 Fees.

(a) The Borrower agrees to pay to each Lender (other than any Defaulting Lender), through the Administrative Agent, on or before the date that is three (3) Business Days after the last Business Day of each month, and on the Delayed Draw NM Funding Date or such earlier date on which the Delayed Draw NM Term Loan Commitments have been terminated pursuant to this Agreement, a commitment fee (the “Delayed Draw NM Commitment Fee”) on the daily average amount of the Delayed Draw NM Term Loan Commitment (whether or not then available) of such Lender during the preceding month (or other period commencing with the Closing Date or ending with the Delayed Draw NM Funding Date or the date on which the last of the Delayed Draw NM Term Loan Commitments of such Lender shall be terminated) at the rate per annum equal to the Applicable Commitment Fee. All Delayed Draw NM Commitment Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days. The Delayed Draw NM Commitment Fee due to each Lender shall commence to accrue on the Closing Date and shall cease to accrue on the Delayed Draw NM Funding Date or such earlier date on which the Delayed Draw NM Term Loan Commitments have been terminated pursuant to this Agreement.

(b) The Borrower agrees to pay the agency fees to the Agents, for the account of the Agents (the “Agent Fees”), set forth in the Agent Fee Letter, at the times specified therein.

(c) The Borrower agrees to pay the following fees in respect of the NM Term Loans and NM Commitments (the “Lender Fees”):

(i) To the Administrative Agent, for the account of each NM Lender (other than any Defaulting Lender), on the date that is two hundred and ten (210) days after the Closing Date, a duration fee (the “Duration Fee”), payable in cash, in an amount equal to 2.00% of the aggregate principal amount of such NM Lender’s NM Term Loans that are outstanding as of such date (which fee shall be payable in respect all the NM Term Loans outstanding as of such date, regardless of whether or not the Maturity Date shall have occurred at an earlier time or any portion thereof shall have been accelerated).

(ii) To the Administrative Agent, for the account of each NM Lender, a backstop fee (the “Backstop Fee”), payable in cash, in an amount equal to 2.50% of such NM Lender’s NM Commitments (immediately prior to giving effect to the funding of the Initial NM Term Loans), as identified opposite such NM Lender’s name on Schedules 2.01(a) and 2.01(b) hereto, such fee to be earned, due and payable on the Closing Date.

(iii) To the Administrative Agent, for the account of each NM Lender, an upfront fee (the “Upfront Fee”), payable in cash, in an amount equal to 1.50% of the aggregate principal amount of such NM Lender’s NM Term Loans on the Closing Date (or, as applicable, the Delayed Draw NM Funding Date), such fee to be earned, due and payable on the Closing Date (with respect to the principal amount of Initial NM Term Loans made on the Closing Date) or the Delayed Draw NM Funding Date (with respect to the principal amount of Delayed Draw NM Term Loans made on the Delayed Draw NM Funding Date), as applicable.

(d) The Borrower agrees to pay the fees set forth in Annex A to the Engagement Letter, as and when due and payable pursuant thereto.

(e) All Fees shall be paid on the dates due, in immediately available funds in Dollars, to the Administrative Agent for distribution, if and as appropriate, among the Lenders (or, for Fees payable on the Closing Date, paid out of the proceeds of the Initial NM Term Loans made by the NM Lenders on the Closing Date, and for Fees payable on the Delayed Draw NM Funding Date, paid out of the proceeds of the Delayed Draw NM Term Loans made by the NM Lenders on the Delayed Draw NM Funding Date). Once paid, none of the Fees shall be refundable under any circumstances.

Section 2.10 Interest. (a) The Loans comprising each ABR Borrowing shall bear interest at the ABR plus the Applicable Margin.

(a) The Loans comprising each Eurocurrency Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(b) Notwithstanding the foregoing, during the continuance of an Event of Default, NM Term Loans, Fees and any other amount payable by the Borrower hereunder shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of NM Term Loans, 2% plus the rate otherwise applicable to such NM Term Loan as provided in the preceding clauses of this Section 2.10 or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in Section 2.10(a); provided that this Section 2.10(c) shall not apply to (x) any Event of Default that has been waived by the Lenders pursuant to Section 10.08 or (y) any Loan Obligations in respect of Roll-Up Loans.

(c) Accrued interest on each Loan shall be payable in arrears (i) on each Interest Payment Date for such Loan and (ii) on the Maturity Date; provided that (A) interest accrued pursuant to Section 2.10(c) shall be payable on demand, (B) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (C) in the event of any conversion of any Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(d) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the ABR at times when the ABR is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable ABR, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

(e) Notwithstanding anything to the contrary in this Agreement:

(i) Interest that accrues from time to time on any NM Term Loan shall be payable in cash at the times required pursuant to this Agreement.

(ii) Interest that accrues from time to time on any Roll-Up Loans shall be capitalized, compounded and added to the unpaid principal amount of such Roll-Up Loans on the applicable interest payment date set forth in Section 2.10(d) (the “PIK Interest”). Amounts representing the PIK Interest shall be treated as Roll-Up Loans for all purposes of this Agreement and the other Loan Documents (the “PIK Roll-Up Loans”) and shall bear interest in accordance with this Section 2.10. The obligation of the Borrower to pay all such PIK Interest so added shall be automatically evidenced by any Roll-Up Loan Notes issued to the Lenders. No interest that accrues from time to time on any Roll-Up Loan shall be payable in cash prior to the Maturity Date.

(f) On the Roll-Up Date, the initial principal amount of the Initial Roll-Up Loans of each Roll-Up Lender shall be increased by an amount equal to the interest that would have accrued on such Initial Roll-Up Loans from the period commencing on the Closing Date through the Roll-Up Date, calculated as though such Initial Roll-Up Loans had been made on the Closing Date as an ABR Borrowing (it being understood that Roll-Up Loans may be converted to a Eurocurrency Borrowing pursuant to Section 2.05).

Section 2.11 Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurocurrency Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing shall be ineffective and such Borrowing shall be converted to or continued as on the last day of the Interest Period applicable thereto an ABR Borrowing, and (ii) if any Borrowing Request requests a Eurocurrency Borrowing, such Borrowing shall be made as a Eurocurrency Borrowing.

Section 2.12 Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate);

(ii) subject the Administrative Agent or any Lender to any Taxes (other than Indemnified Taxes and Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or the London interbank market any other condition affecting this Agreement or Eurocurrency Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender or the Administrative Agent of making or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender or the Administrative Agent hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or the Administrative Agent, as applicable, such additional amount or amounts as will compensate such Lender or the Administrative Agent, as applicable, for such additional costs incurred or reduction suffered.

(b) If any Lender determines that any Change in Law regarding capital adequacy requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as applicable, as specified in Section 2.12(a) or (b) shall be delivered to the Borrower and shall be conclusive absent manifest error; provided that any such certificate claiming amounts described in clause (x) or (y) of the definition of “Change in Law” shall, in addition, state the basis upon which such amount has been calculated and certify that such Lender’s method of allocating such costs is fair and reasonable. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Promptly after any Lender has determined that it will make a request for increased compensation pursuant to this Section 2.12, such Lender shall notify the Borrower thereof. Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.12 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section 2.12 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180 day period referred to above shall be extended to include the period of retroactive effect thereof.

(e) The foregoing provisions of this Section 2.12 shall not apply in the case of any Change in Law in respect of Taxes imposed on payments on the Loans, which shall instead be governed by Section 2.14.

Section 2.13 Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.16, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurocurrency Loan, such loss, cost or expense to any Lender shall be the amount determined by such Lender (it being understood that the deemed amount shall not exceed the actual amount) to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue a Eurocurrency Loan, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in Dollars of a comparable amount and period from other banks in the Eurocurrency market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.13 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

Section 2.14 Taxes. (a) Any and all payments made by or on behalf of a Loan Party under this Agreement or any other Loan Document shall be made free and clear of, and without deduction or withholding for or on account of, any Taxes; provided that, if a Loan Party, the Administrative Agent or any other applicable withholding agent shall be required by applicable Requirement of Law to deduct or withhold any Taxes from such payments, then (i) the applicable withholding agent shall make such deductions or withholdings as are reasonably determined by the applicable withholding agent to be required by any applicable Requirement of Law, (ii) the applicable withholding agent shall timely pay the full amount deducted or withheld to the relevant Governmental Authority within the time allowed and in accordance with applicable Requirement of Law, and (iii) to the extent withholding or deduction is required to be made on account of Indemnified Taxes or Other Taxes, the sum payable by the Loan Party shall be increased as necessary so that after all required deductions and withholdings have been made (including deductions or withholdings applicable to additional sums payable under this Section 2.14) the Administrative Agent or any Lender, as applicable, receives an amount equal to the sum it would have received had no such deductions or withholdings been made. Whenever any Indemnified Taxes or Other Taxes are payable by a Loan Party, as promptly as possible thereafter, such Loan Party shall send to the Administrative Agent for its own account or for the account of a Lender, as the case may be, a certified copy of an official receipt (or other evidence acceptable to the Administrative Agent or such Lender, acting reasonably) received by the Loan Party showing payment thereof. Without duplication, after any payment of Taxes by any Loan Party or the Administrative Agent to a Governmental Authority as provided in this Section 2.14, the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, a copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by applicable Requirements of Law to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.

(a) The Borrower shall timely pay any Other Taxes.

(b) Each Loan Party shall indemnify and hold harmless the Administrative Agent and each Lender within 15 Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes imposed on the Administrative Agent or such Lender, as the case may be (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.14), and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth in reasonable detail the basis and calculation of the amount of such payment or liability delivered to the Borrower by a Lender or the Administrative Agent (as applicable) on its own behalf or on behalf of a Lender shall be conclusive absent manifest error.

(c) Each Lender shall deliver to the Borrower and the Administrative Agent, at such time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law and such other reasonably requested information as will permit the Borrower or the Administrative Agent, as the case may be, to determine (A) whether or not any payments made hereunder or under any other Loan Document are subject to withholding of Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, any such withholding of applicable Taxes in respect of any payments to be made to such Lender by any Loan Party pursuant to any Loan Document or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

(d) Without limiting the generality of Section 2.14(d), each Foreign Lender with respect to any Loan made to the Borrower shall, to the extent it is legally eligible to do so:

(i) deliver to the Borrower and the Administrative Agent, prior to the date on which the first payment to the Foreign Lender is due hereunder, two copies of (A) in the case of a Foreign Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, United States Internal Revenue Service Form W-8BEN-E (or any applicable successor form) together with a certificate (substantially in the form of Exhibit L hereto, such certificate, the “Non-Bank Tax Certificate”) certifying that such Foreign Lender is not a bank for purposes of Section 881(c) of the Code, is not a “10-percent shareholder” (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrower and is not a CFC related to the Borrower (within the meaning of Section 864(d)(4) of the Code), (B) Internal Revenue Service Form W-8BEN-E or Form W-8ECI (or any applicable successor form), in each case properly completed and duly executed by such Foreign Lender claiming complete exemption from, or reduced rate of, U.S. federal withholding tax on payments by the Borrower under this Agreement, (C) Internal Revenue Service Form W-8IMY (or any applicable successor form) and all necessary attachments

(including the forms described in clauses (A) and (B) above; provided that, if the Foreign Lender is a partnership and not a participating Lender, and one or more of the partners is claiming portfolio interest treatment, the Non-Bank Tax Certificate may be provided by such Foreign Lender on behalf of such partners) or (D) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(ii) deliver to the Borrower and the Administrative Agent two further copies of any such form or certification (or any applicable successor form) on or before the date that any such form or certification expires or becomes obsolete or invalid, after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower and the Administrative Agent, and from time to time thereafter if reasonably requested by the Borrower or the Administrative Agent.

Any Foreign Lender that becomes legally ineligible to update any form or certification previously delivered shall promptly notify the Borrower and the Administrative Agent in writing of such Foreign Lender’s inability to do so.

Each person that shall become a Participant pursuant to Section 10.04 or a Lender pursuant to Section 10.04 shall, upon the effectiveness of the related transfer, be required to provide all the forms and statements required pursuant to this Section 2.14(e); provided that a Participant shall furnish all such required forms and statements to the person from which the related participation shall have been purchased.

In addition, each Agent shall deliver to the Borrower (x)(I) prior to the date on which the first payment by the Borrower is due hereunder or (II) prior to the first date on or after the date on which such Agent becomes a successor Administrative Agent pursuant to Section 9.09 on which payment by the Borrower is due hereunder, as applicable, two copies of a properly completed and executed Internal Revenue Service Form W-9 certifying its exemption from U.S. federal backup withholding or such other properly completed and executed documentation prescribed by applicable law certifying its entitlement to an available exemption from applicable U.S. federal withholding taxes in respect of any payments to be made to such Agent by any Loan Party pursuant to any Loan Document including, as applicable, an Internal Revenue Service Form W-8IMY certifying that the Agent is a U.S. branch and intends to be treated as a U.S. person for purposes of withholding under Chapter 3 of the Code pursuant to Section 1.1441-l(b)(2)(iv) of the Treasury Regulations, and (y) on or before the date on which any such previously delivered documentation expires or becomes obsolete or invalid, after the occurrence of any event requiring a change in the most recent documentation previously delivered by it to the Borrower, and from time to time if reasonably requested by the Borrower, two further copies of such documentation.

(e) If any Lender or the Administrative Agent, as applicable, determines, in its sole discretion, that it has received a refund of an Indemnified Tax or Other Tax for which a payment has been made by a Loan Party pursuant to this Agreement or any other Loan Document, which refund in the good faith judgment of such Lender or the Administrative Agent, as the case may be, is attributable to such payment made by such Loan Party, then the Lender or the Administrative Agent, as the case may be, shall reimburse the Loan Party for such amount (net of all reasonable out-of-pocket expenses of such Lender or the Administrative Agent, as the case may be, and without interest other than any interest received thereon from the relevant Governmental Authority with respect to such refund) as the Lender or Administrative Agent, as the case may be, determines in its sole discretion to be the proportion of the refund as will leave it, after such reimbursement, in no better or worse position (taking into account expenses or any Taxes imposed on the refund) than it would have been in if the Indemnified Tax or Other Tax giving rise to such refund had not been imposed in the first instance; provided that the Loan Party, upon the request of the Lender or the Administrative Agent agrees to repay the amount paid over to the Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Lender or the Administrative Agent in the event the Lender or the Administrative Agent is required to repay such refund to such Governmental Authority. In such event, such Lender or the Administrative Agent, as the case may be, shall, at the Borrower’s request, provide the Borrower with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant Governmental Authority (provided that such Lender or the Administrative Agent may delete any information therein that it deems confidential). A Lender or the Administrative Agent shall claim any refund that it determines is available to it, unless it concludes in its sole discretion that it would be adversely affected by making such a claim. No Lender nor the Administrative Agent shall be obliged to make available its tax returns (or any other information relating to its Taxes that it deems confidential) to any Loan Party in connection with this clause (f) or any other provision of this Section 2.14.

(f) If the Borrower determines that a reasonable basis exists for contesting an Indemnified Tax or Other Tax for which a Loan Party has paid additional amounts or indemnification payments, each affected Lender or Agent, as the case may be, shall use reasonable efforts to cooperate with the Borrower as the Borrower may reasonably request in challenging such Tax. The Borrower shall indemnify and hold each Lender and Agent harmless against any out-of-pocket expenses incurred by such person in connection with any request made by the Borrower pursuant to this Section 2.14(g). Nothing in this Section 2.14(g) shall obligate any Lender or Agent to take any action that such person, in its sole judgment, determines may result in a material detriment to such person.

(g) Each U.S. Lender shall deliver to the Borrower and the Administrative Agent two Internal Revenue Service Forms W-9 (or substitute or successor form), properly completed and duly executed, certifying that such U.S. Lender is exempt from United States federal backup withholding (i) on or prior to the Closing Date (or on or prior to the date it becomes a party to this Agreement), (ii) on or before the date that such form expires or becomes obsolete or invalid, (iii) after the occurrence of a change in the U.S. Lender’s circumstances requiring a change in the most recent form previously delivered by it to the Borrower and the Administrative Agent, and (iv) from time to time thereafter if reasonably requested by the Borrower or the Administrative Agent.

(h) If a payment made to any Lender or any Agent under this Agreement or any other Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender or such Agent were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender or such Agent shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has or has not complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this Section 2.14(i), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(i) The agreements in this Section 2.14 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable under any Loan Document.

Section 2.15 Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) Unless otherwise specified, the Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, or of amounts payable under Sections 2.12, 2.13 or 2.14, or otherwise) prior to 2:00 p.m., Local Time, on the date when due, in immediately available funds, without condition or deduction for any defense, recoupment, set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent to the applicable account designated to the Borrower by the Administrative Agent, except that payments pursuant to Sections 2.12, 2.13, 2.14 and 9.05 shall be made directly to the persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other person to the appropriate recipient promptly following receipt thereof. Except as otherwise expressly provided herein, if any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments made under the Loan Documents shall be made in Dollars. Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.

(a) If (i) at any time insufficient funds are received by and available to the Administrative Agent from the Borrower to pay fully all amounts of principal, interest and fees and other Obligations in cash then due from the Borrower hereunder or (ii) at any time that an Event of Default shall have occurred and be continuing and proceeds of Collateral are received by the Administrative Agent, such funds shall be applied, subject to the DIP Intercreditor Agreement and the Financing Orders: (i) first, ratably, to pay any fees, indemnities, or expense reimbursements then due to the Administrative Agent or the Collateral Agent from the Borrower under the Loan Documents; (ii) second, ratably, to pay any fees or expenses reimbursements then due to the Lenders from the Borrower under the Loan Documents; third, ratably, to pay interest due and payable in respect of any Loans; fourth, ratably, to pay principal of Roll-Up Loans then due from the Borrower hereunder; fifth, ratably, to pay principal of NM Term Loans then due from the Borrower hereunder; sixth, ratably, to pay any Pari Passu Secured Bank Product Obligations that are then due (or, if an Event of Default is continuing, to cash collateralize any Pari Passu Secured Bank Product Obligations, if not then due); seventh, subject to the DIP Intercreditor Agreement, ratably, to the payment of any other Secured Cash Management Obligations and Secured Hedge Obligations that do not constitute Pari Passu Secured Bank Product Obligations that are then due (or, if an Event of Default is continuing, to cash collateralize any other Secured Cash Management Obligations and Secured Hedge Obligations that do not constitute Pari Passu Secured Bank Product Obligations, if not then due); eighth, ratably, to the payment of any other Obligations due to the Agents or any Lender by the Borrower; and ninth, to the Borrower or as the Borrower shall direct or as a court of competent jurisdiction may otherwise direct.

(b) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of, or interest on, any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender entitled to receive the same proportion of such payment, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of such other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the principal amount of each such Lender’s respective Loans and accrued interest thereon vis-à-vis the aggregate principal amount of all Lenders’ Loans and the aggregate accrued interest thereon; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this clause (c) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary of the Borrower (as to which the provisions of this clause (c) shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(c) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(d) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(b) or 2.15(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.16 Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.12, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.12 or 2.14, as applicable, in the future and (ii) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material respect. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(a) If any Lender requests compensation under Section 2.12, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, or if any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require any such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent, in each case, shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.12 or payments required to be made pursuant to Section 2.14, such assignment will result in a reduction in such compensation or payments. Nothing in this Section 2.16 shall be deemed to prejudice any rights that the Borrower may have against any Lender that is a Defaulting Lender.

(b) If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination which pursuant to the terms of Section 10.08 requires the consent of all of the Lenders affected and with respect to which the Required Lenders shall have granted their consent, then the Borrower shall have the right (unless such Non-Consenting Lender grants such consent) at its sole expense (including with respect to the processing and recordation fee referred to in Section 10.04(b)(ii)(B)) to replace such Non-Consenting Lender by deeming (by notice to such Non-Consenting Lender) such Non-Consenting Lender to have assigned its Loan, and its NM Commitments hereunder, to one or more assignees that have consented to such assignment and that are reasonably acceptable to the Administrative Agent; provided that: (a) all Loan Obligations of the Borrower owing to such

Non-Consenting Lender (including accrued Fees and any amounts due under 2.12, 2.13 or 2.14) shall be paid in full to such Non-Consenting Lender concurrently with such assignment and (b) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon. No action by or consent of the Non-Consenting Lender shall be necessary in connection with such assignment, which shall be immediately and automatically effective upon payment of such purchase price. In connection with any such assignment the Borrower, Administrative Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 10.04. Each Lender hereby grants to the Administrative Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender as assignor, any Assignment and Acceptance necessary to effectuate any assignment of such Lender’s interest hereunder in the circumstances contemplated by this Section 2.16(c) and the Administrative Agent agrees to effect such assignment; provided that, if such Non-Consenting Lender does not comply with Section 10.04 within three Business Days after the Borrower’s request, compliance with Section 10.04 shall not be required to effect such assignment.

Section 2.17 Illegality. If any Lender reasonably determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted after the Closing Date that it is unlawful, for any Lender or its applicable lending office to make or maintain any Eurocurrency Loans, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligations of such Lender to make or continue Eurocurrency Loans or to convert ABR Borrowings to Eurocurrency Borrowings shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall upon demand from such Lender (with a copy to the Administrative Agent), either convert all Eurocurrency Borrowings of such Lender to ABR Borrowings, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Borrowings to such day, or immediately, if such Lender may not lawfully continue to maintain such Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

Section 2.18 Payment of Obligations; No Discharge; Survival of Claims.

(a) Subject to the provisions of Section 8.01, upon the maturity (whether by acceleration or otherwise) of any of the Obligations of the Loan Parties under this Agreement or any of the other Loan Documents, the Lenders and the other Secured Parties shall be entitled to immediate payment of such Obligations without further application to or order of the Bankruptcy Court.

(b) Each Loan Party agrees that to the extent that the Obligations hereunder have not been satisfied in full in cash (other than contingent indemnity or expense reimbursement obligations and Cash Management Obligations and Secured Hedge Obligations that are cash collateralized) and the NM Commitments terminated, (i) its Obligations arising hereunder shall not be discharged by the entry of any order of the Bankruptcy Court, including but not limited to an order confirming any chapter 11 plan or plans filed in any or all of the Cases and (ii) the DIP Superpriority Claim granted to Agents and the Lenders pursuant to the Financing Orders and described in Section 2.20 and the Liens granted to any Agent pursuant to the Financing Orders and described in Section 2.20 shall not be affected in any manner by the entry of any order of the Bankruptcy Court confirming any such plan.

Section 2.19 Defaulting Lender. (a) Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(i) such Defaulting Lender shall not be entitled to receive any Delayed Draw NM Commitment Fee or other fees payable pursuant to Section 2.09(c) for any period during which such Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such Delayed Draw NM Commitment Fee or such other fees that otherwise would have been required to have been paid to such Defaulting Lender); and

(ii) any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender pursuant to Section 2.15(c)) shall, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated account and, subject to any applicable requirements of law, be applied at such time or times as may be determined by the Administrative Agent: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, second, as the Borrower may request, to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, third, held in such account as cash collateral and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement, fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, fifth, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is a prepayment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share and that were made at a time when the applicable conditions set forth in Article 4 were satisfied, such payment shall be applied solely to prepay the Loans of all non-Defaulting Lenders pro rata prior to being applied to the prepayment of any Loans of any Defaulting Lender.

(b) In the event that the Administrative Agent and the Borrower each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then on such date such Lender shall purchase at par such of the Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held pro rata by the Lender in accordance with their Commitments.

Section 2.20 Security and Priorities. All of the Obligations shall, subject to the Carve-Out, at all times:

(a) Pursuant to section 364(c)(1) of the Bankruptcy Code, constitute allowed superpriority administrative expense claims against the Loan Parties (without the need to file any proof of claim) with priority over any and all claims against the Loan Parties, now existing or hereafter arising, of any kind whatsoever, including, without limitation, all administrative expenses of the kind specified in sections 503(b) and 507(b) of the Bankruptcy Code and any and all administrative expenses or other claims arising under sections 105, 326, 328, 330, 331, 364, 365, 503(b), 506(c), 507(a), 507(b), 726, 1113 or 1114 of the Bankruptcy Code (including any adequate protection obligations and, with respect to the NM Term Loan Obligations, senior to any Superpriority Claims pursuant to the SSA Order and, with respect to the Roll-Up Loan Obligations, junior to any Superpriority Claims pursuant to the SSA Order), whether or not such expenses or claims may become secured by a judgment lien or other non-consensual lien, levy or attachment, which allowed claims (the “DIP Superpriority Claims”) shall for purposes of section 1129(a)(9)(A) of the Bankruptcy Code be considered administrative expenses allowed under section 503(b) of the Bankruptcy Code, and which DIP Superpriority Claims shall be payable from and have recourse to all pre- and postpetition property of the Loan Parties and all proceeds thereof (excluding Avoidance Actions but including, effective upon entry of the Final Financing Order, Avoidance Proceeds), subject only to the Liens thereon and the Carve-Out. The DIP Superpriority Claims shall be entitled to the full protection of section 364(e) of the Bankruptcy Code in the event that the Interim Financing Order (or, after entry thereof, the Final Financing Order) or any provision thereof is vacated, reversed, amended or otherwise modified, on appeal or otherwise. The DIP Superpriority Claims in respect of the Obligations and the DIP Superpriority Claims (as defined in the Interim Financing Order or, after entry thereof, the Final Financing Order) in respect of the DIP ABL Obligations shall rank equal and pari passu with one another.

(b) Pursuant to Section 364(c)(2) of the Bankruptcy Code, be secured by (i) a valid, perfected, continuing, enforceable, non-avoidable first priority security interest and lien on the Non-ABL Priority Collateral of each Loan Party and (ii) a valid, perfected, continuing, enforceable, non-avoidable junior priority security interest and lien on the ABL Priority Collateral of each Loan Party subject as to priority only to (A) the senior security interest and lien on the ABL Priority Collateral of each Loan Party securing the DIP ABL Obligations and (B) to the extent provided for in the Financing Orders, the SSA Lien; in each case of this clause (b), (x) to the extent such Non-ABL Priority Collateral or ABL Priority Collateral, as applicable, is not subject to valid, perfected and non-avoidable liens as of the Petition Date or becomes unencumbered by any such liens in effect as of the Petition Date as a result of the repayment of Prepetition Debt with the proceeds of any extensions of credit hereunder and/or under the DIP ABL Credit Agreement and (y) excluding claims and causes of action under sections 502(d), 544, 545, 547, 548 and 550 of the Bankruptcy Code (collectively “Avoidance Actions”) (it being understood that notwithstanding such exclusion of Avoidance Actions, upon entry of the Final Financing Order, to the extent approved by the Bankruptcy Court, such lien shall attach to any Avoidance Proceeds).

(c) Pursuant to Section 364(c)(3) of the Bankruptcy Code, be secured by (i) a valid, perfected, continuing, enforceable, non-avoidable security interest and lien on the Non-ABL Priority Collateral of each Loan Party, senior in priority to the security interests and liens on the Non-ABL Priority Collateral of each Loan Party securing the DIP ABL Obligations or any Prepetition Debt and (ii) a valid, perfected, continuing, enforceable, non-avoidable security interest and lien on the ABL Priority Collateral of each Loan Party subject as to priority to (A) the senior security interest and lien on the ABL Priority Collateral of each Loan Party securing the DIP ABL Obligations and (B) with respect to the Roll-Up Loan Obligations, the SSA Lien, (C) Liens securing Prepetition ABL Debt (if any), (D) any Liens granted on the ABL Priority Collateral pursuant to the Financing Order to provide adequate protection to the Prepetition ABL Secured Parties, in each case of this clause (c), to the extent that such Non-ABL Priority Collateral or ABL Priority Collateral, as applicable, is subject to (x) valid, perfected and unavoidable liens in favor of third parties that were in existence immediately prior to the Petition Date, or (y) valid and unavoidable liens in favor of third parties that were in existence immediately prior to the Petition Date that were perfected subsequent to the Petition Date as permitted by Section 546(b) of the Bankruptcy Code, subject as to priority to Permitted Prior Liens; provided that this clause (c) shall not apply to the existing liens (x) on any Collateral that secures any Prepetition Term Debt or (y) on any Non-ABL Priority Collateral that secures any Prepetition ABL Debt, which existing liens will be primed by the liens described in clause (d) or clause (e) below, as applicable.

(d) Pursuant to Section 364(d)(1) of the Bankruptcy Code, be secured by a valid, perfected, continuing, enforceable, non-avoidable junior priority priming security interest and lien on the ABL Priority Collateral of each Loan Party, senior to existing liens that secure any Prepetition Term Debt; provided that the liens pursuant to this clause (d) shall be (i) subject as to priority only to (t) the Carve-Out, (u) the first priority priming security interest and lien on the ABL Priority Collateral securing the DIP ABL Obligations, (v) the existing liens and, to the extent granted pursuant to the Financing Orders, any liens granted on the ABL Priority Collateral pursuant to the Financing Orders to provide adequate protection to the Prepetition ABL Secured Parties, (w) Liens (as defined in the Prepetition Term Loan Agreement) on the ABL Priority Collateral that are valid, binding, enforceable, properly perfected, nonavoidable and senior in priority to the Prepetition Term Lender Liens (as defined in the Financing Orders) as of the Petition Date (other than those referred to in the following clause (ii)), (x) Liens permitted under Sections 6.02(c), (d), (i), (l), (n), (p), (r), (s), (u), and (v) that are not junior or subordinated to the Liens securing the Obligations (pursuant to any express agreement or applicable law or otherwise) and, with respect to any liens granted to provide adequate protection to the Prepetition ABL Secured Parties, Section 6.02(x), (y) Permitted Liens on cash collateral securing Cash Management Agreements with a Cash Management Bank and (z) with respect to the Roll-Up Loan Obligations, the SSA Lien, and (ii) senior to, with respect to the NM Term Loan Obligations, the SSA Lien and any current and future liens granted on the ABL Priority Collateral to or for the benefit of any Prepetition Term Secured Parties (including, without limitation, to provide adequate protection).

(e) Pursuant to Section 364(d)(1) of the Bankruptcy Code, be secured by a valid, perfected, continuing, enforceable, non-avoidable first priority priming security interest and lien on the Non-ABL Priority Collateral of each Loan Party senior to (i) with respect to the NM Term Loan Obligations, the SSA Lien, (ii) existing liens that secure any Prepetition Term Debt and (iii) existing liens that secure any Prepetition ABL Debt, which priming liens pursuant to this clause (e) shall, for the avoidance of doubt, be senior to any current and future liens granted on the Non-ABL Priority Collateral to or for the benefit of any Prepetition Secured Parties (including, without limitation, to provide adequate protection); provided that the liens pursuant to this clause (e) shall be subject as to priority only to (v) the Carve-Out, (w) with respect to the Roll-Up Loan Obligations, the SSA Lien, (x) Liens (as defined in the Prepetition Term Loan Agreement) on the Non-ABL Priority Collateral that are valid, binding, enforceable, properly perfected, nonavoidable and senior in priority to the Prepetition Term Lender Liens (as defined in the Financing Orders) as of the Petition Date (other than those referred to in the foregoing clauses (ii) and (iii)), (y) Liens permitted under Sections 6.02(c), (d), (g), (h), (i), (k), (l), (n), (o), (p) and (v) that are not junior or subordinated to the Liens securing the Obligations (pursuant to any express agreement or applicable law), and (z) Permitted Liens on cash collateral securing Cash Management Agreements with a Cash Management Bank.

(f) Notwithstanding anything to the contrary in this Section 2.20, with respect to any Collateral consisting of the proceeds of any sale, transfer or other disposition of Collateral, the relative priorities of the liens securing NM Term Loan Obligations and Roll-Up Loan Obligations shall be reversed in all respects, and (a) the liens securing Roll-Up Loan Obligations shall be entitled to the priorities otherwise applicable to the liens securing NM Term Loan Obligations, (b) the liens securing NM Term Loan Obligations shall be entitled to the priorities otherwise applicable to the liens securing Roll-Up Loan Obligations, if any, and (c) the priorities of all other liens set forth in Section 2.20 shall be preserved and not be modified or affected in any way by the provisions of this Section 2.20(f).

Notwithstanding anything to the contrary in this Section 2.20, (i) the relative priorities of the Liens securing the Obligations and the Liens securing the DIP ABL Obligations, solely as between them, shall be subject in all respects to the terms of the DIP Intercreditor Agreement and (ii) any provisions in this Section 2.20 relating to Permitted Prior Liens shall not limit the rights and remedies of the Secured Parties under the Loan Documents to the extent such Liens are not permitted by Section 6.02.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

On the Closing Date and on the date of each Credit Event, as provided in Section 4.01, the Borrower represents and warrants to each of the Agents and the Lenders that:

Section 3.01 Organization; Powers. Each of Holdings, the Borrower, the other Loan Parties and each of the Material Subsidiaries (a) is a partnership, limited liability company or corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted, subject to entry of any applicable order of the Bankruptcy Court, (c) is qualified to do business in each jurisdiction wherever necessary to carry out its business and operations, except where the failure so to qualify would not reasonably be expected to have a Material Adverse Effect, and (d) has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is or will be a party and, in the case of the Borrower, to borrow and otherwise obtain credit hereunder, in each case subject to entry of the Interim Financing Order (or the Final Financing Order, when applicable) and the terms thereof.

Section 3.02 Authorization. Subject to entry of the Interim Financing Order (or the Final Financing Order, when applicable), the execution, delivery and performance by Holdings, the Borrower and each of the Subsidiary Loan Parties of each of the Loan Documents to which it is a party, and the borrowings hereunder and the transactions forming a part of the Transactions (a) have been duly authorized by all corporate, equityholder, partnership or limited liability company action required to be obtained by Holdings, the Borrower and such Subsidiary Loan Parties and (b) do not and will not (i) violate (A) any provision of law, statute, rule or regulation, (B) the certificate or memorandum or articles of incorporation or other constitutive documents (including any partnership, limited liability company or operating agreements) or bylaws of Holdings, the Borrower or any such Subsidiary Loan Party, (C) any applicable order, judgment or decree of any court or any rule, regulation or order of any Governmental Authority or (D) any provision of any indenture, certificate of designation for preferred stock, agreement or other instrument to which Holdings, the Borrower or any such Subsidiary Loan Party is a party or by which any of them or any of their property is or may be bound, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, give rise to a right of or result in any cancellation or acceleration of any right or obligation (including any payment) or to a loss of a benefit under any such indenture, certificate of designation for preferred stock, agreement or other instrument, where any such conflict, violation, breach or default referred to in clause (i) (other than subclause (B) thereof) or (ii) of this Section 3.02(b) would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by Holdings, the Borrower or any such Subsidiary Loan Party, other than the Liens created by the Loan Documents and Permitted Liens.

Section 3.03 Enforceability. Subject to entry of the Interim Financing Order (or the Final Financing Order, when applicable) and the terms thereof, this Agreement has been duly executed and delivered by Holdings, the Borrower and the Subsidiary Loan Parties and constitutes, and each other Loan Document when executed and delivered by each Loan Party that is party thereto will constitute, a legal, valid and binding obligation of such Loan Party enforceable against each such Loan Party in accordance with its terms subject to (i) in the case of each NewPage Debtor, the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), and (iii) implied covenants of good faith and fair dealing.

Section 3.04 Governmental Approvals. Subject to entry of the Interim Financing Order (or the Final Financing Order, when applicable) and the terms thereof, no action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the Transactions, the creation, perfection or maintenance of the Liens created under the Security Documents or the exercise by any Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral, except for: (a) such actions, consents, approvals, registrations and filings as have been made or obtained and are in full force and effect and (b) such actions, consents, approvals, registrations and filings the failure of which to be obtained or made would not reasonably be expected to have a Material Adverse Effect.

Section 3.05 Financial Statements. (a) For any period ending after the Closing Date, the financial statements of (i) the Borrower and its consolidated subsidiaries and (ii) Verso Corporation and its consolidated subsidiaries, most recently delivered pursuant to Section 5.04 and (b) for any period ending prior to the Closing Date, (i) the unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of Verso Corporation and its consolidated subsidiaries for the fiscal quarter ended September 30, 2015 and (ii) the audited consolidated balance sheets and statements of income, stockholders’ equity, and cash flow of Verso Corporation and its consolidated subsidiaries for the fiscal year ended December 31, 2014, in each case, have been prepared in accordance with GAAP, reported on by and accompanied by a report from Deloitte & Touche LLP or another accounting firm reasonably acceptable to the Administrative Agent and furnished to the Administrative Agent (in the case of annual financial statements of Verso Corporation and its consolidated subsidiaries), present fairly in all material respects the consolidated financial position of the entities described in such financial statements as at the respective dates thereof and the results of operations and cash flows, on a consolidated basis, of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to the absence of footnotes and changes resulting from audit and normal year-end adjustments.

Section 3.06 No Material Adverse Effect. Since September 30, 2015, there has been no event, condition, circumstance or contingency that, individually or in the aggregate with other events or circumstances, has had or would reasonably be expected to have a Material Adverse Effect (other than as customarily occurs as a result of events leading up to and following the commencement of a proceeding under Chapter 11 of the Bankruptcy Code by the Loan Parties and the Verso Debtors and the commencement of the Cases).

Section 3.07 Title to Properties; Possession Under Leases. (a) Each of Holdings, the Borrower and the Subsidiaries has valid record and insurable fee simple title to, or valid leasehold interests in, or easements or other limited property interests in, all its Real Properties (including all Mortgaged Properties) and has good title to its personal property and assets, in each case, except for Permitted Liens and except for defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes and except where the failure to have such title would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All such properties and assets are free and clear of Liens, other than Permitted Liens.

(a) None of the Loan Parties or the Subsidiaries has defaulted under any lease to which it is a party, except for any default (i) arising under any lease that the applicable Loan Party has rejected under Section 365 of the Bankruptcy Code not in prohibition of this Agreement, (ii) arising solely as a result of the commencement of the Cases and the effects thereof, (iii) in respect of a lease that is not material or necessary to the business or conduct of such Loan Party or Subsidiary or (iv) that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as set forth on Schedule 3.07(b), each of Holdings, the Borrower and each of the Subsidiaries enjoys peaceful and undisturbed possession under all such leases, other than leases in respect of which the failure to enjoy peaceful and undisturbed possession would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) As of the Closing Date, none of the Loan Parties and the Subsidiaries has received any written notice of any pending or, to their knowledge, contemplated condemnation proceeding or casualty affecting any material portion of the Mortgaged Properties or any sale or disposition thereof, in lieu of condemnation, that remains unresolved as of the Closing Date.

(c) Except as set forth on Schedule 3.07(d), none of Holdings, the Borrower and the Subsidiaries is obligated on the Closing Date under any right of first refusal, option or other contractual right to sell, assign or otherwise dispose of any Mortgaged Property or any interest therein, except as permitted under Section 6.02 or 6.05.

Section 3.08 Subsidiaries. (a) Schedule 3.08(a) sets forth as of the Closing Date the name and jurisdiction of incorporation, formation or organization of each subsidiary of Holdings and, as to each such subsidiary, the percentage of each class of Equity Interests owned by Holdings or by any such subsidiary.

(a) As of the Closing Date, except as set forth on Schedule 3.08(b), there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Equity Interests of Holdings, the Borrower or any of the subsidiaries, and there are no Equity Interests of Holdings, the Borrower or any of the subsidiaries outstanding which upon conversion or exchange would require, the issuance to any Person other than a Loan Party by Holdings, the Borrower or any of the subsidiaries of any additional Equity Interests of Holdings, the Borrower or any of the subsidiaries or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, Equity Interests of Holdings, the Borrower or any of the subsidiaries.

Section 3.09 Litigation; Compliance with Laws. (a) Other than the Cases, there are no unstayed Adverse Proceedings now pending, or, to the knowledge of Holdings or any other Loan Party, threatened in writing against or affecting Holdings, the Borrower or any of the Subsidiaries or any business, property or rights of any such person (i) which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (ii) that involve any of the Loan Documents (other than objections or pleadings that may have been filed in the Cases with respect to the Loan Parties seeking authorization to enter into the Loan Documents and incur the Obligations under this Agreement).

(a) None of Holdings, the Borrower, the Subsidiaries and their respective properties or assets is in violation of (nor will the continued operation of their material properties and assets as currently conducted violate) any law, rule or regulation (including any zoning, building, ordinance, code or approval or any building permit, but excluding any compliance with Environmental Laws, which is subject to Section 3.16) or any restriction of record or agreement affecting any Mortgaged Property, or is in default with respect to any judgment, writ, injunction, decree, rule or regulation of any Governmental Authority, in any such case, that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.10 Federal Reserve Regulations. (a) None of Holdings, the Borrower or any Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

(a) No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose, or (ii) for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation U or Regulation X.

Section 3.11 Investment Company Act. None of Holdings, the Borrower and the Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

Section 3.12 Use of Proceeds. The Borrower will use the proceeds of the NM Term Loans solely (i) for working capital and general corporate purposes of the Loan Parties and their Subsidiaries materially consistent with the DIP Budget, including, together with a portion of the loans made under the DIP ABL Loan Documents, to refinance in full on the Closing Date the indebtedness outstanding under the Prepetition ABL Credit Facility (and to replace or backstop letters of credit outstanding thereunder), (ii) to pay fees, costs and expenses incurred in connection with the Transactions and other administration costs incurred in connection with the Cases and (iii) or as otherwise permitted by the Required Lenders.

Section 3.13 Taxes. (a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each of Holdings, the Borrower and the subsidiaries has filed or caused to be filed all federal, state and other Tax returns required to have been filed by it, and each such Tax return is true and correct;

(a) Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, Holdings, the Borrower and each of the subsidiaries has timely paid or caused to be timely paid all federal, state and other Taxes shown to be due and payable by it on the returns referred to in clause (a) and all other Taxes or assessments (or made adequate provision (in accordance with GAAP) for the payment of all Taxes due), except Taxes or assessments (i) that are being actively contested in good faith by appropriate proceedings in accordance with Section 5.03 and for which Holdings, the Borrower or any of the subsidiaries (as the case may be) has set aside on its books adequate reserves in accordance with GAAP and (ii) for which payment is excused under the Bankruptcy Code; and

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Holdings, the Borrower and the subsidiaries, there are no claims being asserted in writing or otherwise to the knowledge of any Loan Party with respect to any Taxes which are not being contested in good faith by appropriate proceedings in accordance with Section 5.03 and for which Holdings, the Borrower or any of the subsidiaries (as the case may be) has set aside on its books adequate reserves in accordance with GAAP.

Section 3.14 No Material Misstatements. (a) All written information (other than the Projections, estimates and information of a general economic nature or general industry nature) (the “Information”) provided in writing by or on behalf of any Loan Party or any of the Subsidiaries, in respect of any Loan Party or any of the Subsidiaries, the Transactions or any other transactions contemplated hereby and made available to any Lender or any Agent in connection with the Transactions or the other transactions contemplated hereby, when taken as a whole, was true and correct in all material respects, as of the date such Information was furnished to the Lenders or such Agent, as applicable, and did not, taken as a whole, contain any untrue statement of a material fact as of such date or omit to state a material fact necessary in order to make the statements contained therein, taken as a whole, not materially misleading in light of the circumstances under which such statements were made.

(a) The Projections and any estimates and information of a general economic nature prepared by, and provided in writing by or on behalf of, any Loan Party, and that have been made available to any Lender or any Agent in connection with the Transactions or the other transactions contemplated hereby have been prepared in good faith based upon assumptions believed by the Borrower to be reasonable as of the date thereof (it being understood that actual results may vary materially from such Projections and estimates), (i) as of the date such Projections and estimates were furnished to the Lenders or Agent, as applicable, and (ii) in the case of the Projections, as of the Closing Date. As of the Closing Date, the Projections have not been modified in any material respect by any of the Loan Parties.

(b) As of the Closing Date, there are no facts known (or which should upon the reasonable exercise of diligence be known) to any Loan Party (other than matters of a general economic nature) that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect and that have not been disclosed herein or in such other documents, certificates and statements furnished to Lenders for use in connection with the transactions contemplated hereby.

Section 3.15 Employee Benefit Plans. (a) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (i) each Plan is in compliance in all material respects with the applicable provisions of ERISA and the Code; (ii) no Reportable Event has occurred during the past five years as to which Holdings, the Borrower, any of the Subsidiaries or any ERISA Affiliate was required to file a report with the PBGC, other than reports that have been filed; (iii) no Plan has any Unfunded Pension Liability in excess of $450.0 million as of the Closing Date; and (iv) no ERISA Event has occurred or is reasonably expected to occur.

(a) Each of Holdings, the Borrower and the Subsidiaries is in compliance (i) with all applicable provisions of law and all applicable regulations and published interpretations thereunder with respect to any employee pension benefit plan or other employee benefit plan governed by the laws of a jurisdiction other than the United States of America, and (ii) with the terms of any such plan, except, in each case, for such noncompliance that would not reasonably be expected to have a Material Adverse Effect.

Section 3.16 Environmental Matters. Except as set forth on Schedule 3.16 and as to matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) no Environmental Claim has been received by, or, to the knowledge of Holdings or any other Loan Party, threatened against any Loan Party or any of the subsidiaries, and there are no judicial, administrative or other actions, suits or proceedings pending or, to any Loan Party’s knowledge, threatened which allege a violation of or liability under any Environmental Laws, in each case relating to any of the Loan Parties or subsidiaries, (ii) each of the Loan Parties and the subsidiaries has all environmental permits, licenses and other approvals necessary for its operations to comply with all applicable Environmental Laws and is, and for the last three years has been, in compliance with the terms of such permits, licenses and other approvals and with all other applicable Environmental Laws, (iii) to each Loan Party’s knowledge, no Hazardous Material is located or has been Released at, on or under any property currently or owned, operated or leased by any of the Loan Parties or subsidiaries in amounts or concentrations that would reasonably be expected to give rise to any cost, liability or obligation of any of the Loan Parties or subsidiaries under any Environmental Laws, and no Hazardous Material has been generated, owned, treated, stored, handled or controlled by any of the Loan Parties or subsidiaries and transported to or Released at any location in amounts or concentrations that would reasonably be expected to give rise to any cost, liability or obligation of any of the Loan Parties or subsidiaries under any Environmental Laws, and (iv) there are no agreements in which any of the Loan Parties or subsidiaries has expressly assumed or undertaken responsibility for any liability or obligation of any other person arising under or relating to Environmental Laws (including any Environmental Claims), which in any such case has not been made available to the Administrative Agent prior to the date hereof.

Section 3.17 Security Documents. (a) Subject to, and upon the entry of, the Financing Orders, the Collateral Agreement and the Financing Orders are effective to create in favor of the Collateral Agent (for the benefit of the Secured Parties described therein) a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. Subject to, and upon entry of, the Interim Financing Order (or the Final Financing Order, when applicable), the Collateral Agent (for the benefit of the Secured Parties) shall have a perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations. The Obligations shall, pursuant to the Interim Financing Order (or the Final Financing Order, when applicable), be secured by the Liens on the Collateral described in Section 2.20, which Liens have the priorities described in Section 2.20.

(a) The Mortgages, if any, executed and delivered after the Closing Date pursuant to the Collateral and Guarantee Requirement and the Financing Orders shall be effective to create in favor of the Collateral Agent (for the benefit of the Secured Parties) a legal, valid and enforceable Lien on all of the Loan Parties’ right, title and interest in and to the Mortgaged Property thereunder and the proceeds thereof. Upon entry of the Interim Financing Order (or the Final Financing Order, when applicable), the Collateral Agent (for the benefit of the Secured Parties) shall have a fully perfected Lien on, and security interest in, all right, title, and interest of the Loan Parties in the Mortgaged Properties that constitute Collateral and the proceeds thereof.

Section 3.18 Location of Real Property and Leased Premises. (a) Schedule 1.01B lists correctly, in all material respects, as of the Closing Date all Real Property owned by Holdings, the Borrower and the Subsidiary Loan Parties and the location thereof. As of the Closing Date, Holdings, the Borrower and the Subsidiary Loan Parties own in fee all the Real Property set forth as being owned by them in Schedule 1.01B except to the extent set forth therein.

(a) Schedule 1.01B lists correctly, in all material respects, as of the Closing Date, (i) all Real Property leased by Holdings, the Borrower and the Subsidiary Loan Parties and the locations thereof and (ii) all leases, subleases or assignments of leases (together with all amendments, modifications, supplements, renewals or extensions of any thereof) with respect to any Real Property of any Loan Party which are material to the business or operations of such Loan Party, regardless of whether such Loan Party is the landlord or tenant (whether directly or as an assignee or successor in interest) under such lease, sublease or assignment. Subject to an applicable order of the Bankruptcy Court, each lease, subleases or assignments of leases referred to in subclause (ii) above constitutes the legally valid and binding obligation of each applicable Loan Party, enforceable against such Loan Party in accordance with its terms.

Section 3.19 Labor Matters. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes, labor disputes, slowdowns, work stoppages or similar actions or grievances pending or threatened against Holdings, the Borrower or any of the subsidiaries; (b) the hours worked and payments made to employees of each Loan Party or its subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable legal requirements and none of the Loan Parties or any of their subsidiaries is engaged in any unfair labor practice; (c) no unfair labor practice complaint pending against any Loan Party or any of its subsidiaries, or to the knowledge of any Loan Party, threatened against any of them before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against any Loan Party or any of its subsidiaries or to the knowledge of any Loan Party, threatened against any of them; (d) to the knowledge of each Loan Party, after due inquiry, no union representation question exists with respect to the employees of any Loan Party or any of its subsidiaries and, to the knowledge of each Loan Party, no union organization activity is taking place; (e) none of the Loan Parties or any of their subsidiaries has incurred any material liability or obligation under the Worker Adjustment and Retraining Notification Act or similar state law, which remains due and owing under applicable law; and (f) all payments due from Holdings, the Borrower or any of the subsidiaries or for which any claim may be made against Holdings, the Borrower or any of the subsidiaries, on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of Holdings, the Borrower or such subsidiary to the extent required by GAAP.

Section 3.20 Insurance. Schedule 3.20 sets forth a true, complete and correct description of all material insurance maintained by or on behalf of Holdings, the Borrower or the Subsidiaries as of the Closing Date. As of the Closing Date, all premiums in respect of such insurance, to the extent due, have been paid. The insurance maintained by or on behalf of Holdings, the Borrower or the Subsidiaries is in full force and effect in all material respects in accordance with its terms and complies with the requirements set forth in Section 5.02.

Section 3.21 No Default. No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document. Other than as a result of the commencement of the Cases and the effects thereof, no Loan Party or any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement to which it is a party or other contractual obligation by which it is bound, in each case, which default would reasonably be expected to have a Material Adverse Effect.

Section 3.22 Intellectual Property; Licenses; Etc. Except as to matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (a) Holdings, the Borrower and each of the Subsidiaries owns, or possesses the right to use, all of the patents, trademarks, service marks, trade names, copyrights, mask works, domain names, applications and registrations for any of the foregoing, technology, trade secrets, proprietary information, software, know-how, processes and other intellectual property rights (collectively, “Intellectual Property Rights”) that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other person; (b) to the knowledge of each Loan Party, Holdings, the Borrower and the Subsidiaries are not interfering with, infringing upon, misappropriating or otherwise violating Intellectual Property Rights of any person; and (c) no claim or litigation regarding any of the foregoing is pending or, to the knowledge of each Loan Party, threatened.

Section 3.23 Senior Debt. The Loan Obligations constitute “Senior Debt” (or the equivalent thereof) under the documentation governing any Material Indebtedness (if any) of any Loan Party permitted to be incurred hereunder constituting Indebtedness that is subordinated in right of payment to the Loan Obligations.

Section 3.24 USA PATRIOT ACT/OFAC. (a) To the extent applicable, each of Holdings, the Borrower and its Subsidiaries is in compliance in all material respects with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended), and any other enabling legislation or executive order relating thereto, and (ii) the PATRIOT Act.

(a) None of Holdings, the Borrower or any Subsidiary nor, to the knowledge of Holdings, the Borrower or any Subsidiary, any director or officer of Holdings, the Borrower or any Subsidiary is subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and none of the Loan Parties or Subsidiaries will directly or indirectly use the proceeds of the Loans or otherwise make available such proceeds to any person or country for the purpose of funding any operations in, financing any investments or activities in, or making any payments to any person or country subject to any U.S. sanctions administered by OFAC.

(b) No part of the proceeds of any Loan will be used, directly or, to the knowledge of each Loan Party, indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the U.S. Foreign Corrupt Practices Act of 1977.

Section 3.25 Foreign Corrupt Practices Act. None of Holdings, the Borrower or any of its Subsidiaries, nor, to the knowledge of Holdings, the Borrower or any Subsidiary, any of their directors, officers, agents or employees has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (ii) made any direct or indirect unlawful payment to any government official or employee from corporate funds, (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977 or the Bribery Act 2010 of the United Kingdom or similar law of the European Union or any European Union Member State or similar law of a jurisdiction in which Holdings, the Borrower or any of its Subsidiaries conduct their business and to which they are lawfully subject or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

ARTICLE 4

CONDITIONS OF LENDING

Section 4.01 All Credit Events. The obligations of the Lenders to make NM Term Loans hereunder (each, a “Credit Event”) are subject to the satisfaction (or waiver in accordance with Section 10.08) of the following conditions on the date of each Borrowing:

(a) The Administrative Agent shall have received a Borrowing Request as required by Section 2.03.

(b) The representations and warranties set forth in the Loan Documents shall be true and correct in all material respects as of such date, with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).

(c) At the time of, and immediately after, such Borrowing, no Event of Default or Default shall have occurred and be continuing or would result therefrom.

(d) The making of such Borrowing shall not result in the aggregate principal amount of the Loans made under this Agreement to exceed the amount authorized at such time by the Interim Financing Order or the Final Financing Order, as applicable.

(e) The Interim Financing Order or, after entry thereof, the Final Financing Order, shall be in full force and effect and shall not have been vacated, reversed or stayed in any respect or, except as expressly permitted by the Loan Documents, modified or amended in any manner.

(f) The Cash Management Order and, after entry thereof, the SSA Order, as the case may be, shall be in full force and effect and shall not have been vacated, reversed or stayed in any respect or, except as expressly permitted by the Loan Documents, modified or amended in any manner.

Each such Borrowing shall be deemed to constitute a representation and warranty by the Borrower on the date of such Borrowing, issuance, amendment, extension or renewal as applicable, as to the matters specified in clauses (b) through (f) of this Section 4.01.

Section 4.02 First Credit Event. The obligations of the Lenders to make Loans on the Closing Date are subject to the satisfaction (or waiver in accordance with Section 10.08) of the following conditions on the Closing Date:

(a) The Administrative Agent (or its counsel) shall have received from each of Holdings, the Borrower, the Subsidiary Loan Parties and the Lenders (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence reasonably satisfactory to the Administrative Agent (which may include delivery of a signed signature page of this Agreement by facsimile or other means of electronic transmission (e.g., “pdf”)) that such party has signed a counterpart of this Agreement.

(b) The Administrative Agent shall have received, on behalf of itself and the Lenders, on the Closing Date, a written opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP, special counsel for the Loan Parties (A) dated the Closing Date, (B) addressed to the Agents and the Lenders and (C) in form and substance reasonably satisfactory to the Administrative Agent and covering such matters relating to the Loan Documents as the Administrative Agent shall reasonably request.

(c) The Administrative Agent shall have received, on behalf of itself and the Lenders, a certificate of the Secretary or Assistant Secretary or similar officer of each Loan Party dated the Closing Date and certifying:

(i) that attached thereto is a copy of the certificate or articles of incorporation, certificate of limited partnership, certificate of formation or other equivalent constituent and governing documents, including all amendments thereto, of such Loan Party, (A) in the case of a corporation, certified as of a recent date by the Secretary of State (or other similar official) of the jurisdiction of its organization, or (B) otherwise certified by the Secretary or Assistant Secretary of such Loan Party or other person duly authorized by the constituent documents of such Loan Party,

(ii) that attached thereto is a certificate as to the good standing (to the extent such concept or a similar concept exists under the laws of such jurisdiction) of such Loan Party as of a recent date from such Secretary of State (or other similar official),

(iii) that attached thereto is a true and complete copy of the by-laws (or partnership agreement, limited liability company agreement or other equivalent constituent and governing documents) of such Loan Party as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (iv) below,

(iv) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors (or equivalent governing body) of such Loan Party (or its managing general partner or managing member) authorizing the execution, delivery and performance of the Loan Documents to which such person is a party and, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect on the Closing Date,

(v) that the certificate or memorandum and articles of incorporation, certificate of limited partnership or certificate of formation or other equivalent governing document of such Loan Party has not been amended since the date of the last amendment thereto disclosed pursuant to clause (i) above,

(vi) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party,

(vii) as to the absence of any pending proceeding for the dissolution or liquidation of such Loan Party or, to the knowledge of such person, threatening the existence of such Loan Party; and

(viii) a certificate of a director or another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary or similar officer executing the certificate pursuant to this clause (c).

(d) Prior to the Petition Date, the Borrower shall have executed and delivered the engagement letter of Ducera Partners, the financial advisor to the NewPage Ad Hoc Committee, which engagement letter shall be authorized pursuant to the Interim Financing Order.

(e) The Administrative Agent shall have received the financial statements referred to in Section 3.05(b).

(f) The Agents shall have received all fees payable thereto or to any Lender on or prior to the Closing Date pursuant to any of the Loan Documents and, to the extent invoiced, all other amounts due and payable pursuant to the Loan Documents on or prior to the Closing Date, including, to the extent invoiced at least one Business Day prior to the Closing Date, reimbursement or payment of all reasonable and documented out-of-pocket expenses required to be reimbursed or paid by the Loan Parties hereunder or under any Loan Document (including reasonable and documented fees, out-of-pocket charges and disbursements of (i) Skadden, Arps, Slate, Meagher & Flom LLP, counsel to the Administrative Agent and Lead Arranger, (ii) Ropes & Gray LLP, counsel to the NewPage Ad Hoc Committee and (iii) Ducera Partners, financial advisor to the NewPage Ad Hoc Committee).

(g) Except as set forth in Section 5.17 (which, for the avoidance of doubt, shall override the applicable clauses of the definition of “Collateral and Guarantee Requirement” for the purposes of this Section 4.02) and subject to the grace periods set forth in such definition, the Collateral and Guarantee Requirement shall be satisfied (or waived) as of the Closing Date; provided that, on the Closing Date, the Loan Parties shall only be required to (i) deliver Uniform Commercial Code financing statements, (ii) execute and deliver intellectual property security agreements, to the extent such security agreements can be delivered on or prior to closing after exercise of commercially reasonable efforts, (iii) comply with clause (i) of the definition of “Collateral and Guarantee Requirement”, to the extent compliance is required thereunder prior to or as of the Closing Date, (iv) comply with clause (j) of the definition of “Collateral and Guarantee Requirement”, to the extent the documents and information required thereby can be delivered on or prior to the Closing Date after exercise of commercially reasonable efforts, and (v) execute and deliver the Collateral Agreement.

(h) The Administrative Agent shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the USA PATRIOT ACT, at least three (3) days prior to the Closing Date to the extent such information has been requested not less than five (5) Business Days prior to the Closing Date.

(i) Since September 30, 2015, there shall not have occurred or there shall not exist any event, condition, circumstance or contingency (other than as customarily occurs as a result of events leading up to and following the commencement of a proceeding under chapter 11 of the Bankruptcy Code by the Loan Parties or the Verso Debtors and the commencement of the Cases) that has had or would reasonably be expected to have a Material Adverse Effect.

(j) Concurrently with or prior to the incurrence of Loans, the Loan Parties shall have entered into the DIP ABL Credit Agreement.

(k) All Indebtedness of Holdings, the Borrower and its Subsidiaries under the Prepetition ABL Credit Agreement shall have been repaid in full or shall be repaid substantially concurrently with the Closing Date, together with all fees and other amounts owing thereon (other than with respect to certain outstanding letters of credit listed on Schedule 6.01), all commitments under the Prepetition ABL Credit Agreement and, except as otherwise provided in the Interim Financing Order, all related agreements material to the interests of the Lenders shall have been terminated and the Administrative Agent shall have received reasonably satisfactory evidence of each of the foregoing.

(l) [Reserved].

(m) The DIP Intercreditor Agreement shall have been executed and delivered by the respective parties thereto.

(n) [Reserved].

(o) The Borrower shall have delivered to the Administrative Agent and the Lenders a certificate, dated as of the Closing Date, to the effect set forth in Section 4.01(b) and Section 4.02(i) and including other certifications reasonably requested by the Administrative Agent.

(p) The Petition Date shall have occurred no later than February 12, 2016, and each Loan Party shall be a debtor and a debtor-in-possession. All of the “first day orders” entered by the Bankruptcy Court on or about the time of commencement of the Cases (and if any such orders shall not have been entered by the Bankruptcy Court, the form of such orders submitted to the Bankruptcy Court for approval) of the type referred to in clause (a) or (b) of the definition of “Approved Bankruptcy Court Order” shall be in form and substance satisfactory to the Administrative Agent and the Required Lenders, and all other “first day orders” entered by the Bankruptcy Court on or about the time of commencement of the Cases (and if any such orders shall not have been entered by the Bankruptcy Court, the form of such orders submitted to the Bankruptcy Court for approval) shall be reasonably satisfactory to the Administrative Agent and the Required Lenders.

(q) One or more orders, in form and substance satisfactory to Administrative Agent and the Required Lenders in their sole discretion, approving such cash management systems and arrangements (as the same may be amended, supplemented or modified from time to time after entry thereof in accordance with the terms hereof, the “Cash Management Order”) (it being understood and agreed that an order in the form of Exhibit N shall, if entered by the Bankruptcy Court, be deemed acceptable to the Administrative Agent and the Required Lenders) shall have been entered by the Bankruptcy Court, which Cash Management Order shall be in full force and effect and shall not have been (x) stayed, vacated or reversed, or (y) amended or modified except as otherwise agreed to in writing by Administrative Agent in its sole discretion.

(r) Not later than three (3) Business Days following the commencement of the Cases (or such later date as the Administrative Agent may agree), an interim order approving the Loan Documents in form and substance satisfactory to Administrative Agent and the Required Lenders in their sole discretion (as the same may be amended, supplemented or modified from time to time after entry thereof in accordance with the terms hereof, the “Interim Financing Order”) (it being understood and agreed that an order in the form of Exhibit M shall, if entered by the Bankruptcy Court, be deemed acceptable to the Administrative Agent and the Required Lenders) shall have been entered by the Bankruptcy Court, which Interim Financing Order shall, among other things, (i) have been entered on such prior notice to such parties as may be satisfactory to the Administrative Agent in its sole discretion, (ii) authorize the extensions of credit in respect of the DIP Facilities, each in the amounts and on the terms set forth herein, (iii) grant the Superpriority Claim status and other Collateral and Liens referred to herein and in the other Loan Documents, (iv) approve the payment by the Borrower of the fees provided for herein, (v) approve the repayment in full of the Prepetition ABL Credit Agreement from the proceeds of the DIP Facilities and, upon the indefeasible repayment of the Prepetition ABL Debt, the release of all Liens securing the Prepetition ABL Debt and (vi) not have been (A) stayed, vacated or reversed, or (B) amended or modified except as otherwise agreed to in writing by Administrative Agent in its sole discretion. The Administrative Agent and the Lenders shall have received a signed copy of the Interim Financing Order.

(s) One or more orders, in form and substance satisfactory to Administrative Agent in its sole discretion, approving and authorizing the NewPage Debtors to make specified payments under the Shared Services Agreement, which may be done through the Interim Financing Order on an interim basis or another order filed in connection with the Shared Services Agreement (together with, after entry thereof, any order of the Bankruptcy Court referred to in Section 5.18(c), such order(s) as the same may be amended, supplemented or modified from time to time after entry thereof in accordance with the terms hereof, the “SSA Order”) (it being understood and agreed that an order in the form of Exhibit O, if any, shall, if entered by the Bankruptcy Court, be deemed acceptable to the Administrative Agent) shall have been entered by the Bankruptcy Court, which SSA Order shall (i) have been entered on such prior notice to such parties as may be satisfactory to the Administrative Agent in its sole discretion and (ii) shall be in full force and effect and not have been (A) stayed, vacated or reversed, or (B) amended or modified except as permitted by Section 5.18.

(t) No trustee or examiner having expanded powers shall have been appointed, with respect to the Loan Parties, any of their subsidiaries or their respective properties.

(u) The Lead Arranger, the Administrative Agent and the Lenders shall have received, and the Administrative Agent and the Required Lenders shall be reasonably satisfied with, (i) monthly projections for the 18 months after the Closing Date dated as of a date not more than three (3) business days prior to the Closing Date and in a form customary for “DIP budgets” (the “18-Month Projections”) and (ii) a cash flow forecast for the 13-week period ending after the Closing Date dated as of a date not more than three (3) business days prior to the Closing Date.

(v) After giving effect to the initial borrowing of loans and issuance (or deemed issuance) of letters of credit under the DIP ABL Facility and Borrowings under the Facility and use of proceeds thereof, in each case on the Closing Date, the Borrower shall have Excess Availability of at least $50.0 million.

(w) There shall exist no unstayed action, suit, investigation, litigation or proceeding pending or (to the knowledge of the Loan Parties) threatened in any court or before any arbitrator or governmental instrumentality (other than the Cases and any bankruptcy case filing by the Verso Debtors or the consequences that would normally result from the commencement and continuation of the Cases and any bankruptcy case filing by the Verso Debtors) that would reasonably be expected to have a Material Adverse Effect.

(x) Each of the Verso Debtors shall be a debtor and a debtor-in-possession in a proceeding under chapter 11 of the Bankruptcy Code filed in the District of Delaware contemporaneously with the Cases and, for administrative purposes only, jointly administered with the Cases.

For purposes of determining compliance with the conditions specified in this Section 4.02, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender prior to the Closing Date specifying its objection thereto and such Lender shall not have made available to the Administrative Agent such Lender’s ratable portion of the initial Borrowing.

Section 4.03 Conditions to Delayed Draw NM Funding Date. The obligations of the Lenders to make Delayed Draw NM Term Loans on the Delayed Draw NM Funding Date are subject to the satisfaction (or waiver in accordance with Section 10.08) of the following conditions on the Delayed Draw NM Funding Date:

(a) A final order approving the Loan Documents in form and substance satisfactory to the Administrative Agent and the Required Lenders in their sole discretion (as the same may be amended, supplemented or modified from time to time after entry thereof in accordance with the terms hereof, the “Final Financing Order”) (it being understood and agreed that an order entered by the Bankruptcy Court substantially in the form of the Interim Financing Order, granting such additional relief necessary with respect to the Roll-Up Loans and/or any Guarantee or Collateral in respect thereof, with only such other modifications as are satisfactory in form and substance to the Administrative Agent and the Required Lenders in their sole discretion shall, if entered by the Bankruptcy Court, be deemed acceptable to the Administrative Agent and the Required Lenders), (i) shall have been entered and in full force and effect and (ii) shall not have been (A) vacated, reversed, or stayed, or (B) amended or modified except as otherwise agreed to in writing by Administrative Agent in its sole discretion.

(b) The Administrative Agent shall have received a signed copy of the Final Financing Order.

(c) After giving effect to such Borrowing of Delayed Draw NM Term Loans and any extensions of credit on such date under the DIP ABL Credit Agreement, Excess Availability shall not be less than $50.0 million.

(d) The Agents shall have received all fees payable thereto or to any Lender on or prior to the Delayed Draw NM Funding Date and, to the extent invoiced, all other amounts due and payable pursuant to the Loan Documents on or prior to the Delayed Draw NM Funding Date, including, to the extent invoiced prior to the Delayed Draw NM Funding Date, reimbursement or payment of all reasonable and documented out-of-pocket expenses (including reasonable and documented fees, out-of-pocket charges and disbursements of (i) Skadden, Arps, Slate, Meagher & Flom LLP and (ii) subject to Section 10.05, any other counsel and financial advisor for the Agents and Lenders) required to be reimbursed or paid by the Loan Parties hereunder or under any Loan Document.

(e) The Borrower shall have delivered to the Administrative Agent a certificate, dated as of the Delayed Draw NM Funding Date, to the effect set forth in Section 4.01(b) and including other certifications reasonably requested by the Administrative Agent.

(f) The Delayed Draw NM Funding Date shall occur no later than three (3) Business Days after the entry of the Final Financing Order.

For purposes of determining compliance with the conditions specified in this Section 4.03, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender prior to the Delayed Draw NM Funding Date specifying its objection thereto and such Lender shall not have made available to the Administrative Agent such Lender’s ratable portion of such Borrowing.

ARTICLE 5

AFFIRMATIVE COVENANTS

The Borrower covenants and agrees with each Lender that so long as this Agreement shall remain in effect (other than in respect of contingent indemnification and expense reimbursement obligations for which no claim has been made) and until the NM Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document shall have been paid in full in cash, unless the requisite Lenders shall otherwise consent in writing in accordance with Section 10.08, the Borrower will, and will cause each of the Subsidiaries to:

Section 5.01 Existence; Businesses and Properties. (a) Do, or cause to be done, all things necessary to preserve, renew and keep in full force and effect its legal existence, except, in the case of a Subsidiary of the Borrower that is not a Loan Party, where the failure to do so would not reasonably be expected to have a Material Adverse Effect, and except as otherwise expressly permitted under Section 6.05.

(a) Except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, do or cause to be done all things necessary to lawfully obtain, preserve, renew, extend and keep in full force and effect the permits, franchises, authorizations, patents, trademarks, service marks, trade names, copyrights, licenses and rights with respect thereto necessary to the normal conduct of its business

(b) At all times maintain and preserve all material property used, necessary or useful to the conduct of its business and keep such property in good repair, working order and condition, ordinary wear and tear excepted, and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith, if any, may be properly conducted at all times (in each case except as expressly permitted by this Agreement).

Section 5.02 Insurance. (a) Maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by similarly situated companies engaged in the same or similar businesses operating in the same or similar locations and cause the Collateral Agent to be listed as a co-loss payee on Insurance policies and as an additional insured on liability policies. Subject to Section 5.17, the Loan Parties shall use their commercially reasonable efforts to cause such insurance policies to provide for at least thirty (30) days’ prior written notice to the Collateral Agent of any modification or cancellation of such policy (or ten (10) days in the event of cancellation for nonpayment of applicable premiums).

(a) With respect to any Mortgaged Properties, if at any time the area in which the premises of such Mortgaged Property are located is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), obtain flood insurance in such reasonable total amount as the Administrative Agent may from time to time reasonably require, and otherwise comply with the Flood Program (which may include, for the avoidance of doubt, the flood insurance held by the Loan Parties prior to the Closing Date). In connection with any amendment to this Agreement pursuant to which any increase, extension, or renewal of Loans is contemplated, the Borrower shall cause to be delivered to the Collateral Agent for any Mortgaged Property, a Flood Certificate, Borrower Notice and Evidence of Flood Insurance, as applicable.

(b) In connection with the covenants set forth in this Section 5.02, it is understood and agreed that:

(i) none of the Administrative Agent, the Lenders and their respective agents or employees shall be liable for any loss or damage insured by the insurance policies required to be maintained under this Section 5.02, it being understood that (A) the Loan Parties shall look solely to their insurance companies or any other parties other than the aforesaid parties for the recovery of such loss or damage and (B) such insurance companies shall have no rights of subrogation against the Administrative Agent, the Lenders or their agents or employees. If, however, the insurance policies, as a matter of the internal policy of such insurer, do not provide waiver of subrogation rights against such parties, as required above, then each of Holdings and the other Loan Parties, on behalf of itself and behalf of each of its subsidiaries, hereby agrees, to the extent permitted by law, to waive, and further agrees to cause each of their Subsidiaries to waive, its right of recovery, if any, against the Administrative Agent, the Lenders and their agents and employees; and

(ii) the designation of any form, type or amount of insurance coverage by the Administrative Agent under this Section 5.02 shall in no event be deemed a representation, warranty or advice by the Administrative Agent or the Lenders that such insurance is adequate for the purposes of the business of Holdings, the Borrower and the Subsidiaries or the protection of their properties.

Section 5.03 Taxes and Claims. Pay and discharge promptly when due all federal, state and other material Taxes, imposed upon it or upon its income or profits or in respect of its property, before any penalty or fine accrues thereon, as well as all lawful claims which, if unpaid, might give rise to a Lien (other than a Permitted Lien) upon such properties or any part thereof; provided, however, that such payment and discharge shall not be required with respect to any such Tax or claim so long as (a) the validity or amount thereof shall be contested in good faith by appropriate proceedings, and Holdings, the Borrower or the affected Subsidiary, as applicable, shall have set aside on its books reserves in accordance with GAAP with respect thereto and (b) in the case of a Tax or claim which has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax or claim. No Loan Party will, nor will it permit any of its Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person (other than Verso Corporation, NewPage Holdings, Inc., Holdings or any of their respective Subsidiaries).

Section 5.04 Financial Statements, Reports, Etc. Furnish to the Administrative Agent (and the Administrative Agent will promptly furnish such information to the Lenders, subject to Section 10.17):

(a) The following financial statements with respect to the Borrower and its consolidated subsidiaries:

(i) within 45 days after the end of each fiscal quarter of each fiscal year (commencing with the fiscal quarter ending March 31, 2016), a consolidated balance sheet and related statements of operations and cash flows showing the financial position of the Borrower and its consolidated subsidiaries as of the close of such fiscal quarter and the consolidated results of its operations during such fiscal quarter and the then elapsed portion of the fiscal year and setting forth in comparative form the corresponding figures for the corresponding periods of the prior fiscal year, all of which shall be in reasonable detail and which consolidated balance sheet and related statements of operations and cash flows shall be certified by a Financial Officer of the Borrower, on behalf of the Borrower, as fairly presenting, in all material respects, the financial position and results of operations and cash flows of the Borrower and its subsidiaries on a consolidated basis in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes), accompanied by a management summary of such results of operations and cash flows (which may be in the form of a slide presentation) in a form reasonably acceptable to the Administrative Agent;

(ii) within 30 days (or, in the case of a fiscal month that ends on the same day as the end of a fiscal quarter, 45 days) after the end of each fiscal month of each fiscal year (commencing with the fiscal month ending January 31, 2016), a consolidated balance sheet and related statements of operations and cash flows showing the financial position of the Borrower and its consolidated subsidiaries as of the close of such fiscal month and the consolidated results of its operations during such fiscal month and which consolidated balance sheet and related statements of operations and cash flows shall be certified by a Financial Officer of the Borrower, on behalf of the Borrower, as fairly presenting, in all material respects, the financial position and results of operations and cash flows of the Borrower and its subsidiaries on a consolidated basis in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes);

(b) The following financial statements with respect to Verso Corporation and its consolidated subsidiaries:

(i) within 90 days after the end of each fiscal year (commencing with the fiscal year ended December 31, 2015), a consolidated balance sheet and related statements of operations, cash flows and owners’ equity showing the financial position of Verso Corporation and its consolidated subsidiaries, as of the close of such fiscal year and the consolidated results of its operations during such year and setting forth in comparative form the corresponding figures for the prior fiscal year, which consolidated balance sheet and related statements of operations, cash flows and owners’ equity shall be audited by Deloitte & Touche LLP or other independent public accountants of recognized national standing reasonably acceptable to the Administrative Agent and accompanied by an opinion of such accountants (which shall be unqualified as to the scope of audit or other material qualification or exception, other than a “going concern qualification” with respect to the Cases) to the effect that such consolidated financial statements fairly present, in all material respects, the financial position and results of operations and cash flows of the Borrower and its subsidiaries on a consolidated basis in accordance with GAAP, accompanied by a customary management’s discussion and analysis of the financial condition and results of operations of Verso Corporation and its consolidated subsidiaries (it being understood that the delivery by the Borrower of Verso Corporation’s annual reports on Form 10-K shall satisfy the requirements of this Section 5.04(b)(i) to the extent such annual reports include the information specified herein);

(ii) within 45 days after the end of each of the first three fiscal quarters of each fiscal year (commencing with the fiscal quarter ending March 31, 2016), a consolidated balance sheet and related statements of operations and cash flows showing the financial position of Verso Corporation and its consolidated subsidiaries as of the close of such fiscal quarter and the consolidated results of its operations during such fiscal quarter and the then elapsed portion of the fiscal year and setting forth in comparative form the corresponding figures for the corresponding periods of the prior fiscal year, all of which shall be in reasonable detail and which consolidated balance sheet and related statements of operations and cash flows shall be certified by a Financial Officer of the Borrower, on behalf of the Borrower, as fairly presenting, in all material respects, the financial position and results of operations and cash flows of Verso Corporation and its subsidiaries on a consolidated basis in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes), accompanied by a customary management’s discussion and analysis of the financial condition and results of operations of Verso Corporation and its consolidated subsidiaries (it being understood that the delivery by the Borrower of Verso Corporation’s quarterly reports on Form 10-Q shall satisfy the requirements of this Section 5.04(b)(ii) to the extent such quarterly reports include the information specified herein);

(c) (x) Concurrently with any delivery of financial statements under Section 5.04(a)(ii) above, a certificate of a Financial Officer of the Borrower substantially in the form of Exhibit I, (i) certifying that no Event of Default or Default has occurred or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto, (ii) setting forth computations in reasonable detail demonstrating compliance with Section 6.10, (iii) setting forth a reconciliation, in reasonable detail, of the financial statements delivered pursuant to Section 5.04(a)(ii) above showing the adjustments necessary to determine compliance with Section 6.10, and (iv) certifying a list of names of all Immaterial Subsidiaries, that each Subsidiary set forth on such list individually qualifies as an Immaterial Subsidiary and that all such Subsidiaries in the aggregate do not exceed the limitation set forth in clause (b) of the definition of the term “Immaterial Subsidiary”, and (y) within 45 days after the end of each fiscal quarter of each fiscal year of the Borrower (or, in the case of the last fiscal quarter of any fiscal year, within 90 days after the end of such fiscal quarter), a reconciliation, in reasonable detail, of financial statements delivered pursuant to Section 5.04(a)(i) above with the financial statements covering the same period that are delivered pursuant to Section 5.04(b)(ii) above, showing the adjustments necessary to determine compliance with Section 6.10;

(d) Promptly after the same become publicly available, copies of all periodic and other publicly available reports, proxy statements and, to the extent requested by the Administrative Agent, other materials filed by the Verso Entities, Holdings, the Borrower or any of the Subsidiaries with the SEC or distributed to its stockholders generally, as applicable; provided, however, that such reports, proxy statements, filings and other materials required to be delivered pursuant to this Section 5.04(d) shall be deemed delivered for purposes of this Agreement when posted to the website of the Borrower or available on the SEC’s EDGAR service (or any successor thereto);

(e) Within 60 days after the beginning of each fiscal year (commencing with the fiscal year beginning January 1, 2017), a reasonably detailed consolidated annual budget for such fiscal year (including a projected consolidated balance sheet of the Borrower and its Subsidiaries as of the end of the following fiscal year, and the related consolidated statements of projected cash flow and projected income), including a description of underlying assumptions with respect thereto (collectively, the “Budget”), which Budget shall in each case be accompanied by the statement of a Financial Officer of the Borrower substantially in the form of Exhibit J to the effect that, the Budget has been prepared in good faith based on assumptions believed by such Financial Officer to be reasonable as of the date of delivery thereof;

(f) Promptly, from time to time, such other information regarding the Cases or the operations, business affairs, assets and condition of Holdings, the Borrower, any of the Subsidiaries, or compliance with the terms of any Loan Document or any DIP ABL Loan Document as any Agent may reasonably request (in each case, for itself or on behalf of any Lender), and such information reasonably requested from time to time by the Administrative Agent to support any calculation of EBITDA set forth in the compliance certificate delivered pursuant to Section 5.04(c) above or to otherwise reconcile financial information with any such EBITDA calculation;

(g) [Reserved].

(h) [Reserved].

(i) [Reserved].

(j) On or before the last Business Day of each week, a 13-week forecast (each, a “13-Week Forecast”) with respect to the Loan Parties and their Subsidiaries for the current week and the immediately following consecutive 12 weeks (collectively 13 weeks), set forth on a weekly basis, in the form attached hereto as Exhibit C or such other form acceptable to the Administrative Agent and the Required Lenders and in substance reasonably satisfactory to the Administrative Agent and the Required Lenders;

(k) Concurrently with the delivery of every other 13-Week Forecast, beginning two weeks following the first submission of a 13-Week Forecast pursuant to clause (j) above (or, after the occurrence and during the continuance of an Event of Default or if weekly reporting is required under the DIP ABL Credit Agreement, concurrently with the delivery of each 13-Week Forecast), a variance report (each, a “Variance Report”) for any prior weeks included in the latest 13-Week Forecast delivered pursuant to Section 5.04(j) above, (A) showing, for each week, actual results for the following items: (1) cash receipts, (2) disbursements, and (3) net cash flow and (B) noting therein variances from values set forth for such week in the relevant 13-Week Forecast and (C) providing an explanation for all material variances, certified by a Financial Officer of the Borrower;

(l) (i) As soon as practicable (and, in any event, at least three (3) Business Days or such shorter period as agreed by the Administrative Agent in its sole discretion) in advance of filing with the Bankruptcy Court or delivering to any official committee appointed in any of the Cases (or the professionals to any such committee) or to the U.S. Trustee, as the case may be, the proposed Final Financing Order, the proposed final SSA Order and all other proposed orders and pleadings related to any of the DIP Facilities, any other financing or any use of cash collateral, any sale or other disposition of Collateral outside the ordinary course, having a value in excess of $5.0 million, the Shared Services Agreement or the transactions contemplated thereby, transactions with any Verso Entity, cash management, adequate protection, any plan of reorganization and/or any disclosure statement related thereto and (ii) substantially simultaneously with the filing with the Bankruptcy Court or delivering to any official committee appointed in any of the Cases (or the professionals to any such committee) or the U.S. Trustee, as the case may be, all other notices, filings, motions, pleadings or other information concerning the financial condition of Holdings, the Borrower or any Subsidiary or other Indebtedness of the Loan Parties or, to the extent not required to be delivered pursuant to subclause (i) above, any request for relief under section 363, 365, 1113 or 1114 of the Bankruptcy Code or section 9019 of the Federal Rules of Bankruptcy Procedure that may be filed with the Bankruptcy Court or delivered to any official committee appointed in any of the Cases (or the professional to any such committee);

(m) Once per year, as soon as practicable and in any event by the last day of each fiscal year, a report in form and substance satisfactory to Administrative Agent outlining all material insurance coverage maintained as of the date of such report by the Loan Parties;

(n) Promptly, written notice of any change in the Board of Directors of any Loan Party; and

(o) Concurrently with the delivery of any certificate pursuant to Section 5.04(c)(x), notice of (i) any termination of or material amendment to any material contract or lease of any Loan Party or (ii) any new material contract or lease that is entered into, in the case of each clause (i) and (ii), if the effect thereof would be adverse to the rights, interests or remedies of any Lender or any Agent.

Section 5.05 Litigation and Other Notices. Furnish to the Administrative Agent (which will promptly thereafter furnish to the Lenders, subject to Section 10.17) written notice of the following promptly after any Responsible Officer of any Loan Party obtains actual knowledge thereof:

(a) any condition or event that constitutes a Default or an Event of Default;

(b) that any Person has given any notice to any Loan Party or taken any other action with respect to any event or condition set forth in Section 8.01(f);

(c) (i) the filing or commencement of, or any written threat or notice of intention of any person to file or commence, any Adverse Proceeding not previously disclosed in writing by a Loan Party to the Administrative Agent and Lenders, or (ii) any material development in any Adverse Proceeding that, in the case of either (i) or (ii) if would reasonably be adversely determined and would be reasonably expected to have a Material Adverse Effect, or that seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby;

(d) any other development specific to Holdings, the Borrower or any of the Subsidiaries that is not a matter of general public knowledge and that has had, or would reasonably be expected to have, a Material Adverse Effect;

(e) the occurrence of any ERISA Event that, together with all other ERISA Events that have occurred, would reasonably be expected to have a Material Adverse Effect; and

(f) except for matters that would not be reasonably expected to result in a liability, obligation or the incurrence of costs exceeding $1.0 million individually or $3.0 million in the aggregate: (i) the receipt of any Environmental Claim (or written notice that such Environmental Claim may be forthcoming) asserted against or otherwise affecting any of the Loan Parties or subsidiaries or (ii) any violation of Environmental Laws.

In connection with any notice delivered pursuant to this Section 5.05, (i) the Borrower shall also deliver a certificate of a Responsible Officer specifying the nature and period of existence of such condition, event or change, or specifying the notice given (if applicable) and the nature of such claimed Event of Default, Default, default, event or condition, as applicable, and what action Borrower and other applicable Loan Parties have taken, is taking and propose to take with respect thereto and (ii) upon reasonable request by any Agent or Lender, the Borrower shall promptly provide such other information as may be reasonably available to any Loan Party to enable the Administrative Agent and Lenders and their counsel to evaluate such matters.

Section 5.06 Compliance with Laws. Except as excused under the Bankruptcy Code, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; provided that this Section 5.06 shall not apply to compliance with Environmental Laws, which is the subject of Section 5.09, or to laws related to Taxes, which are the subject of Section 5.03. The Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by Holdings, the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

Section 5.07 Maintaining Records; Access to Properties and Inspections. (a) (i) Keep proper books of record and account in which full, true and correct entries in conformity with GAAP (where applicable) and all material applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities are made of all dealings and transactions in relation to its business and activities, (ii) keep proper records of accounts with the Loan Parties and their Affiliates (including the Verso Entities), with full, true and correct entries reflecting all payments received and paid (including, without limitation, funds received by Borrower from swept deposit accounts of the other Loan Parties), (iii) maintain all financial records in accordance with GAAP and (iv) upon five Business Days’ notice (or, if an Event of Default has occurred and is continuing, one Business Days’ notice), permit any authorized representatives of the Administrative Agent to visit, audit and inspect (including for environmental matters) any of the properties of Holdings, the Borrower or any of the Subsidiaries, including its and their financial and accounting records, and to make copies and take extracts therefrom, and subject to reasonable requirements of confidentiality, including requirements imposed by law or contract, to discuss its and their affairs, finances and business with its and their officers and certified public accountants (so long as the Borrower has the opportunity to participate in any discussions with such certified public accountants), at such reasonable times during normal business hours and without undue disruption to the business of the Borrower as often as may be reasonably requested, in each case at the expense of the Borrower. If an Event of Default has occurred and is continuing, representatives of each Lender (at such Lender’s expense) will be permitted to accompany representatives of the Administrative Agent during each visit, inspection and discussion conducted during the existence of such Event of Default.

(a) [Reserved].

(b) (i) Maintain entity records and books of account separate from those of any other entity which is an Affiliate of such entity and (ii) not commingle its funds or assets with those of any other entity which is an Affiliate of such entity (other than (i) such funds of the Borrower and the Subsidiary Loan Parties which may be commingled with each other in the ordinary course of their cash management systems and (ii) as a result of accidental or inadvertent remittances by customers that are remedied within 3 Business Days).

Section 5.08 Use of Proceeds. The Borrower will use the proceeds of the NM Term Loans solely (i) for working capital and general corporate purposes of the Loan Parties and their Subsidiaries materially consistent with the DIP Budget, including, together with a portion of the loans made under the DIP ABL Loan Documents, to refinance in full on the Closing Date the indebtedness outstanding under the Prepetition ABL Credit Facility (and to replace or backstop letters of credit outstanding thereunder), (ii) to pay fees, costs and expenses incurred in connection with the Transactions and other administration costs incurred in connection with the Cases, and (iii) or as otherwise permitted by the Required Lenders.

Section 5.09 Compliance with Environmental Laws. Comply, and make reasonable efforts to cause all lessees and other persons occupying or operating their respective properties to comply, with all Environmental Laws applicable to their respective operations, occupancy, activities and properties; obtain and renew all material authorizations and permits required pursuant to Environmental Law for their respective operations and properties and take all actions required by Environmental Laws to respond to any Releases of, or potential exposure to Hazardous Substances, in each case in accordance with Environmental Laws, except, in each case with respect to this Section 5.09, to the extent the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.10 Further Assurances; Additional Security. Subject to the DIP Intercreditor Agreement and the Financing Orders, and subject to Section 5.17:

(a) Execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, Mortgages and other documents), that may be required under any applicable law, or that the Collateral Agent may reasonably request, to satisfy the Collateral and Guarantee Requirement and to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of the Loan Parties and provide to the Collateral Agent, from time to time upon reasonable request, evidence reasonably satisfactory to the Collateral Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

(b) If any asset (including any owned Real Property or improvements thereto or any interest therein) that has an individual fair market value in an amount greater than $1.0 million is acquired by Holdings, the Borrower or any other Loan Party after the Closing Date or is owned by an entity at the time it becomes a Subsidiary Loan Party (in each case other than (x) assets constituting Collateral under a Security Document that become subject to the Lien of such Security Document upon acquisition thereof, and (y) assets that are not required to become subject to Liens in favor of the Collateral Agent pursuant to Section 5.10(f) or the Security Documents), (i) notify the Collateral Agent thereof, (ii) if such asset is comprised of Real Property, deliver to the Collateral Agent an updated Schedule 1.01B reflecting the addition of such asset, and (iii) cause such asset to be subjected to a Lien securing the Obligations and take, and cause the Subsidiary Loan Parties to take, such actions as shall be necessary or reasonably requested by the Collateral Agent to grant and perfect such Liens, including actions described in Section 5.10(a), all at the expense of the Loan Parties, subject to Section 5.10(f) below.

(c) [Reserved]

(d) If any additional direct or indirect Wholly-Owned Subsidiary of the Borrower is formed or acquired after the Closing Date, within ten days after the date such Wholly-Owned Subsidiary is formed or acquired, notify the Collateral Agent and the Lenders thereof and, within 20 days after the date such Wholly-Owned Subsidiary is formed or acquired or such longer period as the Collateral Agent shall agree, cause the Collateral and Guarantee Requirement to be satisfied with respect to such Wholly-Owned Subsidiary and with respect to any Equity Interest in or Indebtedness of such Wholly-Owned Subsidiary owned by or on behalf of any Loan Party, subject to Section 5.10(f) below.

(e) (i) Furnish to the Collateral Agent prompt written notice of any change (A) in any Loan Party’s corporate or organization name, (B) in any Loan Party’s identity or organizational structure, or (C) in any Loan Party’s organizational identification number; provided that none of the Loan Parties shall effect or permit any such change unless all filings have been made, or will have been made within any statutory period, under the Uniform Commercial Code or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral for the benefit of the Secured Parties and (ii) promptly notify the Collateral Agent if any material portion of the Collateral is damaged or destroyed.

(f) The Collateral and Guarantee Requirement, and the other provisions of this Section 5.10, need not be satisfied with respect to any of the following (collectively, the “Excluded Assets”): (i) pledges and security interests to the extent prohibited by applicable law, rule, regulation or contractual obligation with an unaffiliated third party (in each case, except to the extent such prohibition is unenforceable after giving effect to the applicable provisions of the Uniform Commercial Code or other applicable law), (ii) Margin Stock and any Equity Interests acquired after the Closing Date of any persons other than Wholly-Owned Subsidiaries to the extent not permitted by the terms of such person’s articles or certificate of incorporation, by laws, limited liability company operating agreement, partnership agreement, joint venture or other organizational documents, (iii) any assets, to the extent a security interest in such assets would reasonably be expected to result in an adverse tax consequence as determined in good faith by the Borrower, (iv) any lease, license, contract or other agreement to the extent that a grant of a security interest therein would violate, result in a breach of the terms or abandonment or unenforceability of, constitute a default under or invalidate such lease, license or agreement or create a right of termination in favor of any other party thereto (other than Holdings, the Borrower, any Subsidiary or CWPC) after giving effect to the applicable anti-assignment provisions of Article 9 of the Uniform Commercial Code or other applicable law or principles of equity, (v) those assets as to which the Applicable Collateral Agent and the Borrower reasonably agree that the cost or other consequence of obtaining such a security interest or perfection thereof are excessive in relation to the value afforded thereby, (vi) any governmental licenses or state or local franchises, charters and authorizations, to the extent a security interest in such licenses, franchises, charters or authorizations is prohibited or restricted thereby, after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or other applicable law, and (vii) solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark applications under applicable federal law, pending United States of America “intent-to-use” trademark applications for which a verified statement of use or an amendment to allege use has not been filed with and accepted by the United States Patent and Trademark Office; provided that (A) upon the reasonable request of the Collateral Agent, Holdings and the Borrower shall, and shall cause any applicable Subsidiary to, use commercially reasonable efforts to have waived or eliminated any contractual obligation of the types described in clause (i) above, (B) the foregoing exclusions of clause (i), (ii), (iv) or (vi) above shall in no way be construed (1) to apply to the extent that any described prohibition or restriction is terminated or rendered unenforceable or ineffective as a result of the Cases or the Financing Orders or applicable law, (2) to apply to the extent that any consent or waiver has been obtained that would permit the Collateral Agent’s security interest or lien notwithstanding the prohibition or restriction on the pledge of such contract, lease, permit, license, license agreement, other agreement or other property or asset or (3) to limit, impair, or otherwise affect any of the Collateral Agent’s any other Secured Party’s continuing security interests in and liens upon any rights or interests of any Loan Party in or to (x) monies due or to become due under or in connection with any assets referred to in such clauses, or (y) any monies, consideration and proceeds from the sale, license, lease, assignment, transfer or other disposition of any assets referred to in such clauses. In addition, the Collateral and Guarantee Requirement and the other provisions of the Loan Documents shall not require any account control agreements or lockbox arrangements or the taking of any other actions to perfect by control any security interest in any deposit accounts, securities accounts or commodities accounts.

Notwithstanding anything to the contrary in this Agreement, the Security Documents, or any other Loan Document, (i) the Administrative Agent may grant extensions of time for the requirements of creating or perfecting security interests in or the obtaining of title insurance, legal opinions, appraisals, flood insurance and surveys with respect to particular assets (including extensions beyond the Closing Date for the perfection of security interests in the assets of the Loan Parties on such date) where it reasonably determines, in consultation with the Borrower, that perfection or obtaining of such items cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement or the other Loan Documents, and (ii) Liens required to be granted from time to time pursuant to this Agreement and the Security Documents shall be subject to exceptions and limitations set forth in the Security Documents.

Section 5.11 [Reserved].

Section 5.12 Restructuring/Financial Advisor. The NewPage Debtors shall continuously retain during the term of this Agreement a restructuring advisor and a financial advisor in each case which is reasonably satisfactory to the Administrative Agent (it being agreed that Alvarez & Marsal and PJT Partners are reasonably satisfactory to the Administrative Agent), and the Loan Parties shall provide the Administrative Agent and its advisors with reasonable access to the NewPage Debtors’ restructuring and financial advisors; provided that, if a restructuring advisor or a financial advisor (including Alvarez & Marsal and PJT Partners) ceases to be retained, the Borrower will retain a new restructuring advisor or financial advisor, as the case may be, reasonably satisfactory to the Administrative Agent within 30 days (which period may be extended by up to 15 days with the approval of the Administrative Agent in its sole discretion) of such cessation.

Section 5.13 Lender and Advisor Calls.

(a) The Borrower shall arrange for, once per fiscal quarter, upon reasonable prior notice (unless waived by the Administrative Agent or Required Lenders), a conference call with the Lenders discussing and analyzing the financial condition and results of operations of each of the Loan Parties for the prior fiscal quarter, status of the Cases and progress in achieving the milestones set forth in Section 5.14.

(b) The Borrower shall arrange for, once per month, upon reasonable prior notice (unless waived by the Administrative Agent or Required Lenders), a conference call with the Administrative Agent and the Lenders’ financial advisors discussing the financial statements for the prior month delivered pursuant to Section 5.04(a)(ii) and the monthly operating report most recently filed with the Bankruptcy Court.

Section 5.14 Milestones. Each Loan Party shall ensure that each of the milestones set forth below is achieved in accordance with the applicable timing referred to below (or such later dates as approved by the Required Lenders):

(a) Not later than the date that is 75 days following the Petition Date, the Loan Parties and the Verso Debtors shall file with the Bankruptcy Court an Acceptable Plan of Reorganization and a disclosure statement reasonably satisfactory to the Administrative Agent and the Required Lenders with respect thereto.

(b) Not later than the date that is 125 days following the Petition Date, the Bankruptcy Court shall enter an order approving a disclosure statement reasonably satisfactory to the Administrative Agent and the Required Lenders with respect to an Acceptable Plan of Reorganization.

(c) Not later than the date that is 185 days following the Petition Date, the Bankruptcy Court shall enter an order confirming an Acceptable Plan of Reorganization (the date such order is entered, the “Plan Confirmation Date”), which order shall be (i) in form and substance satisfactory to the Administrative Agent and the Required Lenders, to the extent relating to (x) the termination of the unused commitments and the payment in full in cash and full discharge of the Loan Parties’ obligations under the DIP Facilities at emergence, or (y) releases and other exculpatory provisions for the Agents, Lead Arranger and Lenders and (ii) otherwise in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders.

(d) Not later than the date that is 30 days following the Plan Confirmation Date, such Acceptable Plan of Reorganization shall become effective.

Section 5.15 Certain Other Bankruptcy Matters.

(a) Holdings, the Borrower and the Subsidiaries shall comply (i) in all respects, after entry thereof, with all of the requirements and obligations set forth in the Financing Orders, the Cash Management Order and the SSA Order, as each such order is amended and in effect from time to time in accordance with this Agreement, (ii) in all respects, after entry thereof, with each order of the type referred to in clause (b) of the definition of “Approved Bankruptcy Court Order”, as such orders, if entered by the Bankruptcy Court, must comply with, and only be modified from time to time in accordance with, clause (b) of the definition of “Approved Bankruptcy Court Order,” and (iii) in all material respects, after entry thereof, with the orders (to the extent not covered by subclause (i) or (ii) above) approving the NewPage Debtors’ “first day” and “second day” relief obtained in the Cases, as such orders, if entered by the Bankruptcy Court, must comply with, and only be modified from time to time in accordance with, clause (c) of the definition of “Approved Bankruptcy Court Order”.

(b) The Borrower shall provide at least five (5) Business Days’ (or such shorter notice acceptable to the Administrative Agent in its sole discretion) prior written notice to the Administrative Agent and its advisors prior to any assumption or rejection of any Loan Party’s or any other Subsidiary’s material contracts or material non-residential real property leases pursuant to Section 365 of the Bankruptcy Code, and no such contract or lease shall be assumed or rejected, if such assumption or rejection adversely impacts (i) the Non-ABL Priority Collateral, any Liens thereon or any Superpriority Claims payable therefrom (including, without limitation, any sale or other disposition of Non-ABL Priority Collateral or the priority of any such Liens or Superpriority Claims), (ii) transactions contemplated by the Shared Services Agreement or (iii) any transaction outside of the ordinary course of business with any Verso Entity, if the Administrative Agent informs the Borrower in writing within three (3) Business Days of receipt of the notice from the Borrower referenced above that it objects to such assumption or rejection, as applicable.

Section 5.16 CWPC. In the event that CWPC sells, transfers or otherwise disposes of any of its assets other than in the ordinary course of business, cause CWPC, directly or indirectly, to distribute the net cash proceeds thereof, to the extent such distribution would be permitted by applicable law, rule or regulation.

Section 5.17 Post-Closing Matters. Perform the obligations set forth in Schedule 5.17, as and when set forth therein.

Section 5.18 Shared Services Agreement; SSA Order. The Loan Parties shall comply with the following and ensure that, as applicable, any requirement set forth below is achieved in accordance with the applicable timing referred to below (or such later dates as approved by the Required Lenders):

(a) During the Standstill Period (as defined in the SSA Order) and for a period of up to an additional 90 days thereafter (solely to the extent the Verso Entities continue to provide services under the Shared Services Agreement), the Loan Parties will pay the Interim Payment (as defined in the SSA Order) in an aggregate amount not to exceed $3.50 million per month for the Shared Services (as defined in the Shared Services Agreement) into the Verso Collection Account (as defined in the Cash Management Order) (the “SSA Interim Monthly Amount”). If an Interim Payment is not made by the Loan Parties during the Standstill Period, then, notwithstanding the pendency of the Standstill Period, within five business days of Verso Corporation sending notice of such a default, both Verso Corporation and the Borrower shall submit to the Bankruptcy Court for resolution of the question of whether the Verso Entities will be required to continue providing services to the Loan Parties under the Shared Services Agreement.

(b) At any time after the date that is 30 days from the Petition Date, the Required Lenders or holders of a majority in principal amount of Verso Holdings’ prepetition first lien notes may give notice to Verso Corporation and to the Borrower (a “Claim Determination Notice”) requiring a determination of the amount due under applicable law on account of the services provided by the Verso Entities to the Loan Parties under the Shared Services Agreement during the Standstill Period (the “Determined Claim”); provided that the Loan Parties’ rights to argue that the Determined Claim should be reduced by the costs of the services provided by the Loan Parties to the Verso Entities under the Shared Services Agreement during the Standstill Period shall be reserved expressly. Within seven (7) days of the delivery of the Claim Determination Notice, counsel for Verso Corporation, the Borrower, their respective independent directors, the Verso Ad Hoc Committee, the NewPage Ad Hoc Committee and the DIP ABL Agent shall meet and confer in good faith to establish an expedited schedule for an adversary proceeding or contested matter before the Bankruptcy Court to obtain a judgment regarding the Determined Claim within 90 days from the date of the Claim Determination Notice.

(c) Other than as provided for in the SSA Order or any other Approved Bankruptcy Court Order, the Shared Services Agreement may not be amended, restated, replace, supplemented or modified in any manner, and none of the Loan Parties or their Subsidiaries shall grant any waiver or release under or terminate in any manner the Shared Services Agreement in a manner adverse to the interests of the Lenders without the consent of the Administrative Agent. The SSA Order may not be amended or modified in a manner adverse to the interests of the Administrative Agent or the Lenders in any material respect (it being understood and agreed that any amendment, restatement, replacement, supplement, modification, waiver or release providing for an increase in the net cash monthly amount payable until the date that is 90 days after the Petition Date as specified in the SSA Order or a change in the priority of any Lien granted pursuant to the SSA Order shall be deemed to be material).

ARTICLE 6

NEGATIVE COVENANTS

The Borrower covenants and agrees with each Lender that, so long as this Agreement shall remain in effect (other than in respect of contingent indemnification and expense reimbursement obligations for which no claim has been made) and until the NM Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document have been paid in full in cash, unless the requisite Lenders shall otherwise consent in writing in accordance with Section 10.08, the Borrower will not, and will not permit any of the Subsidiaries to:

Section 6.01 Indebtedness. Incur, create, assume or permit to exist any Indebtedness, except:

(a) Indebtedness existing on the Closing Date and set forth on Schedule 6.01;

(b) Indebtedness created hereunder, under the other Loan Documents and under the Financing Orders;

(c) Indebtedness of the Borrower or any Subsidiary pursuant to Hedging Agreements permitted by Section 6.11;

(d) Indebtedness owed to (other than obligations in respect of letters of credit, but including bank guarantees or similar instruments for the benefit of) any person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance to the Borrower or any Subsidiary, pursuant to reimbursement or indemnification obligations to such person, in each case in the ordinary course of business; provided that upon the incurrence of Indebtedness with respect to reimbursement obligations regarding workers’ compensation claims, such obligations are reimbursed not later than 30 days following such incurrence or as otherwise required by the applicable Approved Bankruptcy Court Order;

(e) Indebtedness of (i) any Subsidiary Loan Party to the Borrower or any other Subsidiary Loan Party or (ii) the Borrower to any Subsidiary Loan Party; provided that such Indebtedness pursuant to this Section 6.01(e) shall be unsecured and subordinated in right of payment to the Obligations on terms reasonably satisfactory to the Administrative Agent;

(f) Indebtedness (including obligations in respect of letters of credit, in an amount not to exceed, in the aggregate with the Indebtedness under Section 6.01(k)(A) below, $1.0 million outstanding at any time) in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations issued in respect of primary obligations owed by any Loan Party, in each case provided in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business, so long as the underlying obligations with respect to any of the foregoing are not Indebtedness for borrowed money;

(g) Indebtedness arising from (i) the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds or other overdraft protections in the ordinary course of business or (ii) any Cash Management Agreement to the extent constituting Pari Passu Secured Bank Product Obligations hereunder or under and as defined in the DIP ABL Credit Agreement; provided that (x) such Indebtedness pursuant to subclause (i) above is extinguished within ten Business Days of notification to the Borrower or other applicable Loan Party of its incurrence, and (y) such Indebtedness in respect of credit or purchase cards or similar obligations is extinguished within 60 days from its incurrence;

(h) Capital Lease Obligations, mortgage financings and purchase money Indebtedness incurred by the Borrower or any Subsidiary Loan Party prior to or within 180 days after the acquisition, lease or improvement of any property (real or personal) permitted under this Agreement in order to finance the acquisition, lease or improvement of such property, in an aggregate outstanding principal amount that at the time of, and after giving effect to, the incurrence thereof, would not exceed $15.0 million; provided that any such Indebtedness (i) shall be secured only by the asset acquired in connection with the incurrence of such Indebtedness and proceeds thereof, and (ii) shall constitute not less than 95% of the aggregate consideration paid with respect to such asset;

(i) other Indebtedness of the Borrower or any Subsidiary (other than Indebtedness owed to any Verso Entity), in an aggregate principal amount that at the time of, and after giving effect to, the incurrence thereof, would not exceed $10.0 million;

(j) Guarantees (i) by Holdings, the Borrower or any Subsidiary Loan Parties of the Indebtedness of Holdings, the Borrower or any Subsidiary Loan Party described in Section 6.01(p), so long as the Liens securing the Guarantee of such obligations are subject to the DIP Intercreditor Agreement and the Financing Orders, (ii) by Holdings, the Borrower or any Subsidiary Loan Party of any Indebtedness of Holdings, the Borrower or any Subsidiary Loan Party permitted to be incurred under this Section 6.01 and (iii) of Indebtedness of Subsidiaries that are not Loan Parties to the extent expressly permitted by Section 6.04(a); provided that Guarantees by any Loan Party under this Section 6.01(j) of any other Indebtedness of a person that is subordinated in right of payment to other Indebtedness of such person shall be expressly subordinated in right of payment to the Loan Obligations to at least the same extent as such underlying Indebtedness is subordinated;

(k) Indebtedness in respect of (A) letters of credit, bank guarantees, warehouse receipts or similar instruments issued to support performance obligations and trade letters of credit (other than obligations in respect of other Indebtedness) in the ordinary course of business, in an amount not to exceed, in the aggregate with the letters of credit permitted under Section 6.01(f) above, $1.0 million outstanding at any time, or (B) letters of credit issued in favor of the swingline lender or the issuing bank under the DIP ABL Credit Agreement pursuant to arrangements designed to eliminate the swingline lender’s or issuing bank’s risk with respect to a Defaulting Lender’s participation in swingline loans or letters of credit, respectively, under the DIP ABL Credit Agreement as contemplated by Section 2.04(a) or 2.05(a), respectively, of the DIP ABL Credit Agreement;

(l) Indebtedness arising from agreements of the Borrower or any Subsidiary providing for indemnification, adjustment of purchase or acquisition price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary not prohibited by this Agreement, other than Guarantees of Indebtedness incurred by any person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition;

(m) Indebtedness consisting of (i) the financing of insurance premiums, or (ii) take or pay obligations contained in supply arrangements, in each case, in the ordinary course of business, or as otherwise required by the applicable Approved Bankruptcy Court Order;

(n) unsecured Indebtedness in respect of obligations of the Borrower or any Subsidiary Loan Party to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided that (i) such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms (which require that all such payments be made within 60 days after the incurrence of the related obligations) in the ordinary course of business and not in connection with the borrowing of money, cash management services or any Hedging Agreements;

(o) Indebtedness representing deferred compensation to employees of the Borrower or any Subsidiary incurred in the ordinary course of business;

(p) Indebtedness under the DIP ABL Loan Documents, including, for the avoidance of doubt, all premium, interest (including interest paid in kind) fees, expenses, charges and additional or contingent interest on obligations with respect thereto;

(q) obligations on account of non-current accounts payable which the applicable Loan Party is contesting in good faith and by appropriate proceedings diligently conducted and with respect to which adequate reserves have been established and are being maintained in accordance with GAAP; and

(r) obligations in respect of Cash Management Agreements incurred pursuant to, or in accordance with, the Cash Management Order.

For purposes of determining compliance with this Section 6.01, the amount of any Indebtedness denominated in any currency other than Dollars shall be calculated based on customary currency exchange rates in effect, in the case of such Indebtedness incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness) on or prior to the Closing Date, on the Closing Date and, in the case of such Indebtedness incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness) after the Closing Date, on the date on which such Indebtedness was incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness); provided that, if such Indebtedness is permitted hereby and is incurred to refinance other Indebtedness denominated in a currency other than Dollars (or in a different currency from the Indebtedness being refinanced), and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (i) the outstanding or committed principal amount, as applicable, of such Indebtedness being refinanced, plus (ii) to the extent payment of the following is not prohibited by this Agreement, the aggregate amount of fees, underwriting discounts, premiums (including tender premiums), defeasance costs and other costs and expenses incurred in connection with such refinancing.

Section 6.02 Liens. Create, incur, assume or permit to exist any Lien on any Loan Party’s or Subsidiary’s rights, title or interest in any property or assets (including stock or other securities of any person, including the Borrower and any Subsidiary) whether now owned or existing or hereafter acquired or arising, or on any income or revenues or rights in respect of any thereof, except the following (collectively, “Permitted Liens”):

(a) Liens on property or assets of the Loan Parties and the Subsidiaries existing on the Closing Date and, in each case, set forth on Schedule 6.02(a), and any modifications, replacements, renewals or extensions thereof; provided that such Liens shall secure only those obligations that they secure on the Closing Date and shall not subsequently apply to any other property or assets of the Borrower or any Subsidiary other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien, and (B) proceeds and products thereof;

(b) any Lien created under the Loan Documents (including Liens under the Security Documents securing Secured Hedging Agreements and Secured Cash Management Agreements) or the Financing Orders (including in respect of adequate protection);

(c) Liens for Taxes, assessments or other governmental charges or levies not yet delinquent or that are being contested in compliance with Section 5.03;

(d) Liens imposed by law (other than Liens for Taxes or Liens imposed pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or by ERISA), including landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction or other like Liens arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or that are being contested in good faith by appropriate proceedings and in respect of which, if applicable, the Borrower or any Subsidiary shall have set aside on its books reserves in accordance with GAAP;

(e) (i) pledges and deposits and other Liens made in the ordinary course of business in compliance with the Federal Employers Liability Act or any other workers’ compensation, unemployment insurance and other social security laws or regulations and deposits made in the ordinary course of business securing liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations, and (ii) pledges and deposits and other Liens securing liability to any Person (other than any Verso Entity) for reimbursement or indemnification obligations of (excluding obligations in respect of letters of credit, but including bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any Subsidiary;

(f) deposits made and other Liens granted, in each case, in the ordinary course of business to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance and return of money bonds, bids, government contracts, trade contracts, agreements with utilities, and other obligations of a like nature (exclusive of obligations for the payment of borrowed money or, unless permitted by Section 6.01(f), other Indebtedness), in each case, (i) to the extent such obligations are incurred in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business, and (ii) so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof;

(g) zoning restrictions, survey exceptions, easements, trackage rights, leases (other than Capital Lease Obligations), licenses, special assessments, rights-of-way covenants, conditions, restrictions and declarations on or with respect to the use of Real Property, servicing agreements, development agreements, site plan agreements and other similar encumbrances incurred in the ordinary course of business (and not securing any Indebtedness) and title defects or irregularities that, in the case of each of the foregoing, are of a minor nature and that, in the aggregate, do not materially adversely affect the value of the subject property or interfere in any material respect with the ordinary conduct of the business of the Borrower or any Subsidiary, and Liens arising out of timber cutting, hauling or sales contracts incurred in the ordinary course of business;

(h) Liens securing Indebtedness permitted by Section 6.01(h); provided that any such Lien shall only encumber the assets acquired in connection with the incurrence of such Indebtedness and proceeds, improvements and replacements thereof;

(i) any attachment or judgment Lien not constituting an Event of Default under Section 8.01(i) so long as the enforcement of any such Lien on any Collateral is stayed; provided that such Liens, to the extent that they secure aggregate amounts of more than $15.0 million, shall be discharged within 60 days of the creation thereof;

(j) [Reserved];

(k) any interest or title of a lessor or sublessor under any leases or subleases (other than Capital Lease Obligations) entered into by the Borrower or any Subsidiary Loan Party in the ordinary course of business;

(l) Liens that are customary contractual rights of set off (i) to the extent not violating the Cash Management Order, relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness and other than in connection with deposits intended as cash collateral, (ii) to the extent not violating the Cash Management Order, relating to pooled deposit or sweep accounts of the Borrower or any Subsidiary Loan Party to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower or any Subsidiary Loan Party, or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any Subsidiary in the ordinary course of business;

(m) Liens securing obligations in respect of trade related letters of credit, bank guarantees or similar obligations permitted under Section 6.01(f) or (k)(A) and covering the property (or the documents of title in respect of such property) financed by such letters of credit, bank guarantees or similar obligations and the proceeds and products thereof;

(n) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set off or similar rights;

(o) leases or subleases, licenses or sublicenses (including with respect to intellectual property and software) granted by the Borrower or any Subsidiary Loan Party to others in the ordinary course of business, to the extent not otherwise prohibited by this Agreement and not interfering in any material respect with the business of Borrower or such Subsidiary Loan Party;

(p) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(q) [Reserved];

(r) the prior rights of consignees and their lenders under consignment arrangements entered into in the ordinary course of business;

(s) agreements to subordinate any interest of the Borrower or any Subsidiary in any accounts receivable or other proceeds arising from inventory consigned by the Borrower, or any of the Subsidiaries pursuant to an agreement entered into in the ordinary course of business;

(t) Liens arising from precautionary Uniform Commercial Code financing statements regarding operating leases or consignments entered into in connection with any transaction otherwise permitted under this Agreement;

(u) Liens on securities that are the subject of repurchase agreements constituting Permitted Investments under clause (c) of the definition thereof;

(v) Liens on goods or inventory the purchase, shipment or storage price of which is financed by a documentary letter of credit, bank guarantee or bankers’ acceptance issued or created for the account of the Borrower or any Subsidiary in the ordinary course of business; provided that such Lien secures only the obligations of the Borrower or such Subsidiaries in respect of such letter of credit, bank guarantee or banker’s acceptance to the extent permitted under Section 6.01;

(w) Liens securing insurance premiums financing arrangements; provided that such Liens are limited to the applicable insurance policies;

(x) (i) adequate protection Liens granted pursuant to the Financing Orders securing the Prepetition Facilities and (ii) Liens granted pursuant to the SSA Order;

(y) other Liens with respect to property or assets of the Borrower or any Subsidiary (other than Liens in favor of any Verso Entity) securing obligations in an aggregate principal amount outstanding at any time not to exceed $10.0 million; and

(z) Liens securing Indebtedness permitted by Section 6.01(p) and other “Obligations” (as defined in the DIP ABL Credit Agreement), so long as such Liens are subject to the DIP Intercreditor Agreement.

Section 6.03 Sale and Lease Back Transactions. Enter into any arrangement, directly or indirectly, with any person (other than the Borrower or a Subsidiary Loan Party) whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease (or otherwise become or remain liable as lessee or as a guarantor or other surety with respect to any lease of) such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

Section 6.04 Investments, Loans and Advances. Purchase, hold or acquire (including pursuant to any merger, consolidation or amalgamation with a person that is not a Subsidiary Loan Party immediately prior to such merger, consolidation or amalgamation) any Equity Interests, evidences of Indebtedness or other securities of, make or permit to exist any loans or advances to or Guarantees of the obligations of, or make or permit to exist any investment or any other interest in (each, an “Investment”), any other person, except:

(a) (i) Investments by any Loan Party or any Subsidiary in the Equity Interests of the Borrower or any Subsidiary; (ii) intercompany loans from the Borrower or any Subsidiary to the Borrower or any Subsidiary; and (iii) Guarantees by any Loan Party of Indebtedness otherwise expressly permitted hereunder of the Borrower or any Subsidiary; provided that the sum of (A) Investments (valued at the time of the making thereof and without giving effect to any write downs or write offs thereof) made after the Closing Date by the Loan Parties pursuant to clause (i) in Subsidiaries that are not Subsidiary Loan Parties, plus (B) intercompany loans made after the Closing Date by the Loan Parties to Subsidiaries that are not Subsidiary Loan Parties pursuant to clause (ii), plus (C) Guarantees of Indebtedness after the Closing Date by the Loan Parties of Subsidiaries that are not Subsidiary Loan Parties pursuant to clause (iii), shall not exceed an aggregate amount during the term of this Agreement equal to $1.0 million;

(b) Permitted Investments and Investments that were Permitted Investments when made;

(c) Investments arising out of the receipt by the Borrower or any Subsidiary of non-cash consideration for the sale of assets to the extent permitted under Section 6.05;

(d) loans and advances to officers, directors, employees or consultants (to the extent such consultant is not an officer, director or employee of any Affiliate that is not a Loan Party) of the Borrower or any Subsidiary(i) in the ordinary course of business not to exceed $5.0 million in the aggregate at any time outstanding (calculated without regard to write downs or write offs thereof) and (ii) in respect of relocation expenses in the ordinary course of business, consistent with past practices, not to exceed $2.5 million in the aggregate at any time outstanding (calculated without regard to write downs or write offs thereof);

(e) accounts receivable arising with customers and trade credit, in each case, arising or granted in the ordinary course of business consistent with past practices, and any assets or securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss and any security deposits, prepayments and other credits to suppliers, lessors or utilities made in the ordinary course of business consistent with past practices;

(f) Hedging Agreements permitted pursuant to Section 6.11;

(g) Investments existing on the Closing Date and set forth on Schedule 6.04 and any extensions or renewals thereof to the extent not involving any additional Investments other than as the result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case pursuant to the terms of such Investments as in effect on the date of this Agreement;

(h) (i) Investments resulting from pledges and deposits under Section 6.02(e) or (f) and (ii) Investments pursuant to, or in accordance with, the Cash Management Order;

(i) other Investments by the Borrower or any Subsidiary Loan Party in an aggregate amount (valued at the time of the making thereof, and without giving effect to any write downs or write offs thereof) not to exceed $5.0 million (plus any returns of capital actually received by the respective investor in respect of investments theretofore made by it pursuant to this clause (i));

(j) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with or judgments against, customers and suppliers, in each case in the ordinary course of business or Investments acquired by the Borrower or a Subsidiary as a result of a foreclosure by the Borrower or any of the Subsidiaries with respect to any secured Investments or other transfer of title with respect to any secured Investment in default;

(k) Guarantees by the Borrower or any Subsidiary of operating leases (other than Capital Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into by the Borrower or any Subsidiary Loan Party in the ordinary course of business;

(l) Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers consistent with past practices;

(m) Investments in CWPC in an aggregate amount (valued at the time of the making thereof and without giving effect to any write-downs or write-offs thereof) during the term of this Agreement not to exceed $1.0 million;

(n) Guarantees permitted under Section 6.01 (except to the extent such Guarantee is expressly subject to Section 6.04);

(o) advances in the form of a prepayment of expenses in the ordinary course of business, so long as such expenses are being paid in accordance with customary trade terms of the Borrower or such Subsidiary, but excluding payments of such expenses that are otherwise prohibited by this Agreement or any Approved Bankruptcy Court Order; and

(p) Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property in each case in the ordinary course of business.

Section 6.05 Mergers, Consolidations, Sales of Assets and Acquisitions. Merge into or consolidate with any other person, or permit any other person to merge into or consolidate with it, liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or change its jurisdiction of organization to a jurisdiction outside of the United States, or convey, sell, lease or sub lease (as lessor or sublessor), exchange, transfer or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of the Borrower’s or the Loan Parties’ assets or property of any kind whatsoever (whether now owned or hereafter acquired), or issue, sell, transfer or otherwise dispose of any Equity Interests of the Borrower, or purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or any substantial part of the assets or stock of any other person or any division, unit or business of any person, except that this Section 6.05 shall not prohibit:

(a) (i) the purchase and sale of raw materials and inventory (including, without limitation, work-in-process and finished goods inventory) in the ordinary course of business by the Borrower or any Subsidiary (including, without limitation, from or to a Verso Entity), (ii) the acquisition or lease (pursuant to an operating lease) of any other asset in the ordinary course of business by the Borrower or any Subsidiary, (iii) the sale of surplus, obsolete, damaged or worn out equipment or other property in the ordinary course of business by the Borrower or any Subsidiary, or (iv) the sale of Permitted Investments in the ordinary course of business;

(b) if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing or would result therefrom, (i) the merger, consolidation or amalgamation of any Subsidiary into (or with) the Borrower in a transaction in which the Borrower is the survivor, (ii) the merger, consolidation or amalgamation or consolidation of any Subsidiary into or with any Subsidiary Loan Party in a transaction in which the surviving or resulting entity is or becomes a Subsidiary Loan Party and, in the case of each of clauses (i) and (ii), no person other than the Borrower or Subsidiary Loan Party receives any consideration, (iii) the merger or consolidation of any Subsidiary that is not a Subsidiary Loan Party into or with any other Subsidiary that is not a Subsidiary Loan Party, or (iv) the liquidation, winding up or dissolution or change in form of entity of any Subsidiary (other than a Loan Party) if the Borrower determines in good faith that such liquidation, winding up, dissolution or change in form is in the best interests of the Borrower and is not materially disadvantageous to any Agent or the Lenders;

(c) sales, transfers, leases or other dispositions to the Borrower or a Subsidiary Loan Party (upon voluntary liquidation or otherwise);

(d) Investments permitted by Section 6.04, Permitted Liens, and dividends permitted by Section 6.06, Capital Expenditures permitted by Section 6.10(d) and the transactions listed on Schedule 3.07(d);

(e) sales or other dispositions of mills, including through the sale of Equity Interests of any Subsidiary owning or operating any such mill; provided that (i) no Default or Event of Default exists or would result therefrom, (ii) such sales or other dispositions shall be made pursuant to an order of the Bankruptcy Court, and (iii) no sale or other disposition shall be permitted by this Section 6.01(e) unless such sale or other disposition is for at least 75% cash consideration; provided that any Designated Non-Cash Consideration received by the Borrower or any of the Subsidiaries in such sale or other disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this Section 6.01(e) that is at that time outstanding, not to exceed $40.0 million at the time of the receipt of such Designated Non-Cash Consideration (with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value) shall be deemed to be cash;

(f) [reserved];

(g) [reserved];

(h) leases, licenses, or subleases or sublicenses of any real or personal property granted by the Borrower or any Subsidiary Loan Party to others in the ordinary course of business, to the extent not otherwise prohibited by this Agreement and not interfering in any material respect with the business of Borrower or such Subsidiary Loan Party;

(i) sales, leases or other dispositions of inventory of the Borrower and the Subsidiaries determined by the management of the Borrower to be no longer useful or necessary in the operation of the business of the Borrower or any of the Subsidiaries;

(j) [reserved];

(k) Permitted Land Swaps;

(l) subject to Section 5.18, transactions pursuant to the Shared Services Agreement (and, after the entry of the SSA Order, such transactions to the extent permitted by the SSA Order); and

(m) purchases described in Schedule 6.05.

Notwithstanding anything to the contrary contained in this Section 6.05, (i) except for any sale of all (but not a portion of) the Equity Interest of any Subsidiaries in compliance with the provisions of Section 6.05 or a transaction permitted by Section 6.05(b), (c) or (e), no sale, transfer or other disposition of any Equity Interests of any Subsidiary shall be permitted by this Section 6.05, (ii) no sale, transfer or other disposition of assets shall be permitted by this Section 6.05 (other than sales, transfers, leases, licenses or other dispositions to Loan Parties pursuant to Section 6.05(c) and sales or other dispositions pursuant to Section 6.05(e)) unless such disposition is for fair market value, and (iii) no sale, transfer or other disposition of assets shall be permitted by Section 6.05(a) unless such disposition is for at least 90% cash consideration; provided that the provisions of clause (iii) shall not apply to any individual transaction or series of related transactions involving assets with a fair market value of less than $1.5 million (provided that such transactions do not involve assets with a fair market value of more than $3.0 million in the aggregate for all such transactions during the term of this Agreement). To the extent that any Collateral is disposed of in a transaction expressly permitted by this Section 6.05 to any person other than Holdings, the Borrower or any Subsidiary Loan Party, such Collateral (but not the proceeds thereof) shall be sold free and clear of the Liens created by the Loan Documents, and the Administrative Agent and the Collateral Agent shall take, and shall be authorized by each Lender to take, any actions reasonably requested by the Borrower in order to evidence the foregoing.

Section 6.06 Dividends and Distributions. (i) declare or pay any dividend or make any other distribution (by reduction of capital or otherwise), whether in cash, property, securities or a combination thereof, with respect to any of its Equity Interests (other than dividends and distributions on Equity Interests payable solely by the issuance of additional Equity Interests (other than Disqualified Stock) of the person paying such dividends or distributions), or (ii) directly or indirectly redeem, purchase, retire, obtain the surrender of or otherwise acquire for value (or permit any Subsidiary to purchase or acquire) any of its Equity Interests or set aside any amount for any such purpose (other than through the issuance of additional Equity Interests (other than Disqualified Stock) of the person redeeming, purchasing, retiring or acquiring such shares) (all of the foregoing, “Restricted Payments”); provided, however, that:

(a) any Subsidiary of the Borrower may make Restricted Payments to the Borrower or any Subsidiary Loan Party; and

(b) the Borrower may make Restricted Payments to Holdings (i) in respect of overhead, legal, accounting and other professional fees and expenses of Holdings (other than in respect of expenses of the type referred to in subclause (iv) below) or as required to administer the Cases, (ii) in respect of franchise taxes and other fees, taxes and expenses in connection with the maintenance of its existence and its ownership of the Borrower, (iii) with respect to any tax year or portion thereof that the Borrower does not qualify as a Flow Through Entity, the Borrower may make Restricted Payments to any direct or indirect parent company of the Borrower that files a consolidated U.S. federal, state or local income tax return that includes the Borrower and the Subsidiaries, in each case in an amount not to exceed the amount that the Borrower and the Subsidiaries would have been required to pay in respect of federal, state or local income taxes (as the case may be) payable on such returns in respect of such year if the Borrower and the Subsidiaries paid such taxes directly as a stand-alone taxpayer (or stand-alone group) (and, if any Verso Entity files such tax return, Holdings may make Restricted Payments to such Verso Entity in an amount not to exceed the amount of Restricted Payments that the Borrower would be permitted to make to Holdings pursuant to this subclause (iii)), and (iv) in respect of customary salary, bonus and other benefits, payable to, and indemnities provided on behalf of, officers, directors and employees of Holdings, in each case in order to permit Holdings to make such payments; provided that, in the case of clauses (i) and (ii), the amount of such Restricted Payments shall not exceed the portion of any amounts referred to in such clauses (i) and (ii) that are allocable to the Borrower and the Subsidiaries (which shall be 100% for so long as Holdings owns no assets other than the Equity Interests in the Borrower); provided, further, that the aggregate amount of all Restricted Payments made by the Borrower pursuant to this Section 6.06(b) shall not exceed $2.0 million during the term of this Agreement.

Section 6.07 Transactions with Affiliates. (a) Sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transaction with (including the rendering of any service and transactions pursuant to the Shared Services Agreement), any of its Affiliates or any direct or indirect holder of 10% or more of any class of Equity Interests of Holdings or the Borrower (including, for the avoidance of doubt, any Verso Entity), unless such transaction is (i) otherwise not prohibited by this Agreement, and (ii) upon terms no less favorable to the Borrower or such Subsidiary, as applicable, than would be obtained in a comparable arm’s length transaction with a person that is not an Affiliate.

(a) The foregoing Section 6.07(a) shall not prohibit, to the extent otherwise permitted under this Agreement and not in violation of any Approved Bankruptcy Court Order:

(i) loans or advances to employees or consultants of Holdings, the Borrower or any of the Subsidiaries in accordance with Section 6.04(d);

(ii) transactions solely between or among any of the Borrower, any Subsidiary Loan Party and, to the extent permitted by Section 7.01, Holdings;

(iii) transactions pursuant to, or in accordance with, the Cash Management Order;

(iv) the payment of customary fees, reasonable out-of-pocket costs and customary indemnities to directors, officers, consultants and employees of Holdings, the Borrower and the Subsidiaries in the ordinary course of business;

(v) transactions, agreements and arrangements in existence on the Closing Date and set forth on Schedule 6.07 or any amendment thereto to the extent such amendment is not adverse to the Agents or the Lenders in any material respect;

(vi) (A) any employment agreements entered into by the Borrower or any of the Subsidiaries in the ordinary course of business, and (B) any employee compensation, benefit plan or arrangement, any health, disability or similar insurance plan which covers employees, in any such case approved by the Borrower’s Board of Directors, and any reasonable and customary employment contract and transactions pursuant thereto;

(vii) Restricted Payments permitted under Section 6.06(a) or 6.06(b), including any such Restricted Payments to Holdings;

(viii) transactions with CWPC for the purchase or sale of goods, products, parts and services entered into in the ordinary course of business in a manner consistent with past practice;

(ix) any transaction not prohibited by this Agreement in respect of which the Borrower delivers to the Administrative Agent (for delivery to the Lenders) a letter addressed to the Board of Directors of the Borrower from an accounting, appraisal or investment banking firm, in each case of nationally recognized standing that is (A) in the good faith determination of the Borrower qualified to render such letter and (B) reasonably satisfactory to the Administrative Agent, which letter states that such transaction is on terms that are no less favorable to the Borrower or such Subsidiary, as applicable, than would be obtained in a comparable arm’s-length transaction with a person that is not an Affiliate;

(x) the issuance, sale or transfer of Equity Interests of the Borrower to Holdings and capital contributions by Holdings to the Borrower;

(xi) payments by Holdings, the Borrower and the Subsidiaries pursuant to a tax sharing agreement or arrangement (whether written or as a matter of practice) that complies with clause (iii) of Section 6.06(b);

(xii) subject to Section 5.18, transactions pursuant to the Shared Services Agreement (and, after the entry of the SSA Order, made in compliance with the SSA Order);

(xiii) Permitted Land Swaps; and

(xiv) any transaction (or series of related transactions) involving aggregate consideration of less than $50,000.

Section 6.08 Business of the Borrower and the Subsidiaries. Notwithstanding any other provisions hereof, engage at any time in any business or business activity other than any business or business activity conducted by any of them on the Closing Date and any business or business activities incidental or related thereto, or any business or activity that is reasonably similar thereto or a reasonable extension, development or expansion thereof or ancillary thereto.

Section 6.09 Limitation on Payments and Modifications of Indebtedness; Modifications of Certificate of Incorporation, Bylaws and Certain Other Agreements; Etc. (a) Amend or modify, or grant any waiver or release under or terminate in any manner, the articles or certificate of incorporation, by laws, limited liability company operating agreement, partnership agreement or other organizational documents of any Loan Party or any of the Subsidiaries, in any such case, if the effect thereof would be adverse to any Loan Party or the rights, interest or remedies of any Lender or Agent.

(a) (i) Make, or agree or offer to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, defeasance, cancellation or termination in respect of principal of, or premiums, fees or interest on (A) any Indebtedness that is subordinated in right of payment to the Obligations or any preferred Equity Interests or any Disqualified Stock, or (B) any Indebtedness that was incurred prior to the Petition Date (collectively, “Junior/Prepetition Obligations”), except for (1) payments made pursuant to the Financing Orders or, to the extent not in violation of the Financing Orders, any other Approved Bankruptcy Court Order then in effect, or (2) with respect to Indebtedness described in Section 6.01(e), payments of regularly scheduled interest and principal on the scheduled maturity date; provided that (x) if any Default or Event of Default shall have occurred and be continuing or would result therefrom, any such payment in respect of Junior/Prepetition Obligations shall not be permitted and (y) this Section 6.09(b) shall not apply to Indebtedness or other obligations under any DIP ABL Loan Document; or

(i) Amend or modify, or permit the amendment or modification of, any provision of Junior/Prepetition Obligations or any agreement, document or instrument evidencing or relating thereto, in any such case, if the effect thereof would be adverse to the rights, interest or remedies of any Lender or Agent, except to the extent expressly permitted by any Approved Bankruptcy Court Order then in effect.

(b) Permit any Subsidiary Loan Party or any other Material Subsidiary to enter into any agreement or instrument that by its terms restricts the ability of any such Subsidiary to (i) pay dividends or make distributions or cash advances to the Borrower or any Subsidiary that is a direct or indirect parent of such Subsidiary, (ii) make loans or advances to Borrower or any other Subsidiary Loan Party, (iii) transfer any of its property or assets to Borrower, or (iv) grant Liens upon any of its properties or assets, whether now owned or hereafter acquired, and allow for the pledge of its Equity Interests to secure the Obligations, in each case with respect to clauses (i), (ii), (iii), and (iv) above, except for:

(A) restrictions set forth in any Loan Document and the DIP ABL Loan Documents;

(B) (i) restrictions imposed by applicable law, and (ii) restrictions in effect on the Closing Date pursuant to any agreement or undertaking set forth on Schedule 6.09;

(C) restrictions set forth in the Prepetition Term Loan Facility;

(D) [Reserved];

(E) any restrictions imposed by any agreement relating to secured Indebtedness permitted by this Agreement to the extent that such restrictions apply only to the property or assets securing such Indebtedness;

(F) customary provisions contained in leases or licenses of intellectual property and other similar agreements entered into in the ordinary course of business (to the extent such lease, license or similar agreement is permitted by this Agreement);

(G) customary provisions restricting subletting or assignment of any lease governing a leasehold interest (to the extent such lease is permitted by this Agreement);

(H) customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

(I) customary restrictions and conditions contained in any agreement relating to the sale, transfer, lease or other disposition of any asset permitted under Section 6.05 pending the consummation of such sale, transfer, lease or other disposition;

(J) customary restrictions and conditions contained in the document relating to any Lien, so long as (1) such Lien is a Permitted Lien and such restrictions or conditions relate only to the specific asset subject to such Lien, and (2) such restrictions and conditions are not created for the purpose of avoiding the restrictions imposed by this Section 6.09;

(K) customary net worth provisions contained in Real Property leases entered into by Subsidiaries of the Borrower, so long as the Borrower has determined in good faith that such net worth provisions would not reasonably be expected to impair the ability of the Borrower and the Subsidiaries to meet their ongoing obligations;

(L) [Reserved];

(M) [Reserved];

(N) restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business; and

(O) any encumbrance or restriction imposed by any amendments, modifications, restatements, increases, supplements, refundings, replacements, or refinancings (except to the extent in violation of this Agreement or any Approved Bankruptcy Court Order) of the contracts, instruments or obligations referred to in clauses (A) through (N) above; provided that the encumbrances or restrictions in such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive, in the good faith judgment of the Borrower, taken as a whole, than the encumbrances or restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Section 6.10 Financial Covenants.

(a) Minimum Cumulative EBITDA. As of each date set forth below, permit the cumulative EBITDA for the period from and including February 1, 2016 to and including such date set forth below to be less than the amount set forth opposite such date:

Date	Minimum EBITDA
March 31, 2016	$3.7 million
April 30, 2016	$12.0 million
May 31, 2016	$27.0 million
June 30, 2016	$30.3 million
July 31, 2016	$43.5 million
August 31, 2016	$58.4 million
September 30, 2016	$75.6 million

Date	Minimum EBITDA
October 31, 2016	$88.1 million
November 30, 2016	$104.9 million
December 31, 2016	$123.3 million

(b) Minimum Twelve-Month Trailing EBITDA. As of each date set forth below, permit EBITDA for the twelve-month trailing period then ended to be less than the amount set forth opposite such date:

Date	Minimum EBITDA
January 31, 2017	$134.6 million
February 28, 2017	$135.1 million
March 31, 2017	$135.3 million
April 30, 2017	$138.1 million
May 31, 2017	$136.4 million
June 30, 2017	$130.9 million

(c) Minimum Cumulative Collections. As of each date set forth below, permit the cumulative Collections for the period from and including February 1, 2016 to and including such date set forth below to be less than the amount set forth opposite such date:

Date	Minimum Collections ($ in Millions)
March 31, 2016	$275.1
April 30, 2016	$420.4
May 31, 2016	$559.6
June 30, 2016	$710.7
July 31, 2016	$865.5
August 31, 2016	$1,025.8
September 30, 2016	$1,195.3
October 31, 2016	$1,368.5
November 30, 2016	$1,527.0
December 31, 2016	$1,680.8
January 31, 2017	$1,834.2
February 28, 2017	$1,982.1
March 31, 2017	$2,141.0
April 30, 2017	$2,293.4
May 31, 2017	$2,439.5
June 30, 2017	$2,589.2

(d) Maximum Capital Expenditures.

(i) During the period from and after the Closing Date through and including December 31, 2016, permit the aggregate amount of Capital Expenditures of the Loan Parties and their Subsidiaries to exceed $15.0 million; provided, however, that the Borrower may deliver to the Administrative Agent and the Lenders a proposed capital expenditure plan for the Borrower’s fiscal year ending December 31, 2016, and in the event that such plan is in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders, as confirmed by written notice to the Borrower (an “Approved CapEx Plan”), the maximum amount of such Capital Expenditures during such period shall be increased to $66.0 million; provided, however, if such increase shall become effective, any such Capital Expenditures made shall be consistent with the Approved CapEx Plan, as may be supplemented or modified from time to time upon written request of the Borrower, in a manner that is reasonably satisfactory to the Administrative Agent and the Required Lenders (such approval of the Required Lenders to be deemed given unless the Required Lenders have notified the Borrower and the Administrative Agent of their objection to such modification within five Business Days after receipt of such notice from the Borrower).

(ii) During the period from January 1, 2017 through and including the Scheduled Termination Date, permit the aggregate amount of Capital Expenditures of the Loan Parties and their Subsidiaries to exceed $15.0 million; provided, however, that, if an Approved CapEx Plan is in effect for such period, the maximum amount of such Capital Expenditures during such period shall be increased to $66.0 million; provided, however, if such increase shall become effective, any such Capital Expenditures made shall be consistent with the Approved CapEx Plan for such period, as may be supplemented or modified from time to time upon written request of the Borrower, in a manner that is reasonably satisfactory to the Administrative Agent and the Required Lenders (such approval of the Required Lenders to be deemed given unless the Required Lenders have notified the Borrower and the Administrative Agent of their objection to such modification within five Business Days after receipt of such notice from the Borrower).

(e) At the request of the Borrower, the minimum EBITDA and/or minimum Collections levels for each month as set forth above in Section 6.10(a), (b) and/or (c), as applicable, shall be reduced beginning with the month in which any mill is sold in a transaction permitted hereunder by an amount equal to the percentage of such minimum EBITDA or Collections, as applicable, levels attributable to such mill for each applicable month as set forth in the 18-Month Projections, as determined by the Administrative Agent in its reasonable discretion in consultation with the Borrower.

Section 6.11 Hedging Agreements. Enter into any Hedging Agreement, other than Secured Hedging Agreements or DIP ABL Secured Hedging Agreements entered into in the ordinary course of business and not for speculative purposes to (a) hedge or mitigate risks to which the Borrower or any Subsidiary is exposed in the conduct of its business or the management of its liabilities (including, without limitation, raw material, supply costs and currency risks), (b) effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest bearing Indebtedness of the Borrower or any Subsidiary Loan Party permitted by this Agreement, or (c) swap currency in connection with funding the business of Holdings, the Borrower and the Subsidiaries in the ordinary course of business; provided that any Hedging Agreement that could result in any uncovered short positions with respect to commodities shall not be permitted pursuant to this Section 6.11.

Section 6.12 No Other “Designated Senior Debt”. Designate, or permit the designation of, any Indebtedness as “Designated Senior Debt” or any other similar term for the purpose of the definition of the same or the subordination provisions contained in any Junior/Prepetition Obligations other than (a) the Obligations under this Agreement and the other Loan Documents and (b) the DIP ABL Facility.

Section 6.13 Fiscal Year; Accounting. Permit its fiscal year to end on any date other than December 31.

Section 6.14 Additional Bankruptcy Matters. Without the Administrative Agent’s prior written consent, do any of the following:

(a) assert or prosecute any claim or cause of action against any of the Secured Parties (in their capacities as such), unless such claim or cause of action is in connection with the enforcement of the Loan Documents against any of the Agents or Lenders;

(b) subject to the terms of the Financing Orders and subject to Section 8.01, object to, contest, delay, prevent or interfere with in any material manner the exercise of rights and remedies by the Agents or the Lenders with respect to the Collateral following the occurrence of an Event of Default (provided that any Loan Party may contest or dispute whether an Event of Default has occurred); or

(c) except as expressly provided or permitted hereunder (including, without limitation, to the extent expressly identified in any line item in the DIP Budget or pursuant to any “first day” or “second day” orders complying with the terms of this Agreement) or, with the prior consent of the Agent, as provided pursuant to any other Approved Bankruptcy Court Order, make any payment or distribution to any Affiliate that is not a NewPage Debtor or to any insider of the Company outside of the ordinary course of business.

Section 6.15 Other Superpriority Claims. Incur, create, assume, suffer to exist or permit any other Superpriority Claim which is pari passu with or senior to the claims of the Agents and the Lenders against the Loan Parties hereunder, except for the Carve-Out and the Liens granted pursuant to the SSA Order.

ARTICLE 7

HOLDINGS COVENANTS

Section 7.01 Holdings Covenants. Holdings covenants and agrees with each Lender that, so long as this Agreement shall remain in effect (other than in respect of contingent indemnification and expense reimbursement obligations for which no claim has been made) and until the NM Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document have been paid in full in cash, unless the requisite Lenders shall otherwise consent in writing in accordance with Section 10.08:

(a) Holdings shall not create, incur, assume or permit to exist any Indebtedness for borrowed money (other than Indebtedness of a type described in Section 6.01(a) (to the extent set forth on Schedule 6.01)), 6.01(b), 6.01(g), 6.01(j) or 6.01(p));

(b) Holdings shall not create, incur, assume or permit to exist any Lien (other than Liens of a type described in Section 6.02(a) (to the extent set forth on Schedule 6.02(a)), 6.02(b), 6.02(c), 6.02(d), 6.02(g), 6.02(i), 6.02(n), 6.02(x) or 6.02(z) or Permitted Prior Liens) on any of Holdings’ rights, title or interest in or to the Borrower’s Equity Interests and related assets or any other material assets of Holdings;

(c) Holdings shall not make any Investments other than Investments in the Borrower or a Subsidiary Loan Party;

(d) Holdings shall not merge into or consolidate with any other person, or permit any other person to merge into or consolidate with it, liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or sub lease (as lessor or sublessor), exchange, transfer or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets;

(e) Holdings shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and maintain its good standing status in the jurisdiction of its organization;

(f) Holdings shall at all times own directly 100% of the Equity Interests of the Borrower and shall not sell, transfer or otherwise dispose of any Equity Interests in the Borrower; and

(g) Holdings shall comply with Sections 5.01, 5.02, 5.03, 5.05, 5.06, 5.07, 5.10, 5.14, 5.15, 5.18, 6.09, 6.13, or 6.15 as if each reference therein to the Borrower were a reference to Holdings.

ARTICLE 8

EVENTS OF DEFAULT; REMEDIES

Section 8.01 Events of Default; Certain Remedies. In case of the happening of any of the following events (each, an “Event of Default”):

(a) any representation or warranty made or deemed made by Holdings, the Borrower or any other Loan Party herein or in any other Loan Document or any certificate or document delivered pursuant hereto or thereto shall prove to have been false or misleading in any material respect when so made or deemed made;

(b) default shall be made in the payment of any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(c) default shall be made in the payment of any interest on any Loan or in the payment of any Fee or any other amount (other than an amount referred to in Section 8.01(b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of, with respect to interest, two (2) Business Days, and with respect to any Fee or any other amount (other than an amount referred to in Section 8.01(b) above) due, three (3) Business Days;

(d) default shall be made in the due observance or performance by Holdings, the Borrower or any of the Subsidiaries of any covenant, condition or agreement contained in Sections 2.05(e), 5.01(a), 5.04(j), 5.04(k), 5.05(a), 5.08, 5.12, 5.13, 5.15, 5.17 or 5.18 or in Article 6 or Article 7 (other than Section 7.01(g) with respect to compliance with Section 5.14) (and, in the case of Sections 5.04(j), 5.04(k), 5.12, 5.13, 5.15 or 5.17 such default shall continue unremedied for a period of five (5) days);

(e) default shall be made in the due observance or performance by Holdings, the Borrower or any of the Subsidiaries of any covenant, condition or agreement contained in any Loan Document (other than those specified in Section 8.01(b), (c) and (d) above and other than Section 5.14 or Section 7.01(g) with respect to compliance with Section 5.14), and such default shall continue unremedied for a period of 30 days after the earlier of (i) a Responsible Officer of any Loan Party having knowledge of such default or (ii) receipt by Borrower of notice from Administrative Agent or the Required Lenders of such default;

(f) (i) any event or condition occurs that (A) results in any postpetition or unstayed Material Indebtedness, the DIP ABL Facility or any debtor-in-possession financing for any of the Verso Debtors becoming due prior to its scheduled maturity, or (B) enables or permits (with all applicable grace and cure periods having expired) the holder or holders of any such Indebtedness or any trustee or agent on its or their behalf to cause any such Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; or (ii) Holdings, the Borrower or any of the Subsidiaries shall fail to pay the principal of any such Indebtedness at the stated final maturity thereof; provided that this clause (f) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness;

(g) there shall have occurred a Change in Control;

(h) any order, judgment or decree shall be entered against any Loan Party decreeing the dissolution or split up of such Loan Party and such order shall remain undischarged or unstayed for a period in excess of thirty (30) days;

(i) one or more post-petition money judgments, writs or warrants of attachment or similar process involving an amount in the aggregate in excess of $15.0 million (in either case to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against any Loan Party or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of 45 days (or in any event later than five (5) days prior to the date of any proposed sale thereunder), or any action shall be legally taken by a judgment creditor to levy upon assets or properties of Holdings, the Borrower or any Subsidiary to enforce any such judgment;

(j) (i) a trustee shall be appointed by a United States of America district court to administer any Plan, (ii) an ERISA Event or ERISA Events shall have occurred with respect to any Plan or Multiemployer Plan, (iii) the PBGC shall institute proceedings (including giving notice of intent thereof) to terminate any Plan or Plans, (iv) Holdings, the Borrower or any Subsidiary shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, or (v) any other similar event or condition shall occur or exist with respect to a Plan or Multiemployer Plan; and in each case in clauses (i) through (v) above, such event or condition, together with all other such events or conditions, if any, would reasonably be expected to have a Material Adverse Effect; or

(k) (i) any material provision of any Loan Document shall for any reason cease to be, or be asserted in writing by any Loan Party or any Verso Entity not to be, a legal, valid and binding obligation of any party thereto, (ii) any security interest purported to be created by any Security Document and to extend to assets with a value in the aggregate in excess of $3.0 million shall cease to be, or shall be asserted in writing by any Loan Party or any Verso Entity not to be, a valid and perfected security interest (perfected as or having the priority required by the Loan Documents and subject to such limitations and restrictions as are set forth herein and therein) in the securities, assets or properties covered thereby, except to the extent that such loss is covered by a lender’s title insurance policy and the Applicable Collateral Agent shall be reasonably satisfied with the credit of such insurer, or (iii) the Guarantees pursuant to the Security Documents by Holdings, the Borrower or the Subsidiary Loan Parties of any of the Obligations shall cease to be in full force and effect (other than in accordance with the terms thereof), or shall be asserted in writing by any Loan Party or any Verso Entity not to be in effect or not to be legal, valid and binding obligations; provided that this Section 8.01(k) shall not apply to the Roll-Up Loans, the Roll-Up Entitlements and/or any Guarantee or Collateral in respect thereof;

(l)

(i) the entry of an order dismissing any of the Cases or converting any of the Cases to a case under chapter 7 of the Bankruptcy Code, or any Loan Party files a motion or other pleading seeking entry of such an order or supports or fails to promptly oppose such dismissal or conversion;

(ii) a trustee, responsible officer or an examiner having expanded powers under Bankruptcy Code section 1104 (other than (x) a fee examiner or (y) for purposes of an investigation pursuant to Sections 1106(a)(3) and (4) of the Bankruptcy Code) is appointed or elected in the Cases, any Loan Party or applies for, consents to, supports, acquiesces in or fails to promptly oppose, any such appointment, or the Bankruptcy Court shall have entered an order providing for such appointment, in each case without the prior written consent of the Required Lenders in their sole discretion;

(iii) the entry of an order staying, reversing or vacating the Interim Financing Order or the Final Financing Order or modifying or amending the Interim Financing Order or Final Financing Order other than in form and substance satisfactory to the Administrative Agent and the Required Lenders, or any Loan Party or any Verso Entity files an application, motion or other pleading seeking entry of such an order or supports or fails to promptly oppose entry of such an order, in each case without the prior written consent of the Administrative Agent in its sole discretion;

(iv) the entry of an order in any of the Cases denying or terminating use of cash collateral by any of the Loan Parties, and the NewPage Debtors have not obtained use of cash collateral (consensually or non-consensually);

(v) the entry of an order in any of the Cases granting relief from any stay or proceeding (including, without limitation, the automatic stay) so as to allow any third party to proceed with foreclosure (or the granting of a deed in lieu of foreclosure or the like) against any assets of the Loan Parties with a value in excess of $5.0 million in the aggregate;

(vi) the entry of a final non-appealable order in the Cases charging any of the Collateral under Section 506(c) of the Bankruptcy Code against the Lenders or the commencement of other actions by the Loan Parties that challenges the rights and remedies of any of the Agents or the Lenders under the Loan Documents in any of the Cases or that is inconsistent with the Loan Documents;

(vii) without the prior written consent of the Administrative Agent and the Required Lenders, any Loan Party shall file a motion seeking or take any action supporting a motion seeking, or the Bankruptcy Court shall enter an order in any of the Cases authorizing (x) financing under Section 364 of the Bankruptcy Code (other than the DIP Facilities) or (y) the sale of all or substantially all of the Loan Parties’ assets (unless (A) such order contemplates payment in full in cash of the Obligations and the obligations under the DIP ABL Facility upon the closing of such financing or consummation of such sale, whether pursuant to a plan of reorganization or otherwise and (B) with respect to any such financing, the Liens on the Non-ABL Priority Collateral that would secure such financing do not prime the Liens securing the Prepetition Term Debt without the consent of the requisite Prepetition Term Lenders); or

(viii) the filing or support of any pleading by any Loan Party or any Verso Entity (or any direct or indirect parent thereof) seeking, or otherwise consenting to, any of the matters set forth in clauses (i) through (vii) above, unless such filing or any pleading is in connection with the enforcement of the Loan Documents against the Administrative Agent or the Lenders;

(m) the making of any material payments in respect of prepetition obligations other than (i) to the extent permitted by an Approved Bankruptcy Court Order (and not otherwise prohibited by this Agreement or any other Approved Bankruptcy Court Order then in effect), or (ii) as otherwise agreed to in writing by the Administrative Agent;

(n) an order of the Bankruptcy Court granting, other than in respect of the DIP Facilities (subject, in the case of the DIP Facilities, to the priority set forth in the Financing Orders and the DIP Intercreditor Agreement) and the Carve-Out or as otherwise permitted under the applicable Loan Documents, any claim entitled to superpriority administrative expense claim status in the Cases pari passu with or senior to the claims of the Agents and the Lenders under the Loan Documents, or the filing by any Loan Party of a motion or application seeking entry of such an order;

(o) other than with respect to the Carve-Out, the Permitted Prior Liens and the liens provided for in the DIP Facilities (subject, in the case of the DIP Facilities, to the priority set forth in the Financing Orders and the DIP Intercreditor Agreement), the Borrower or any other Loan Party shall create or incur, or the Bankruptcy Court enters an order granting, any claim on Collateral which is pari passu with or senior to any liens under the Prepetition Facilities, the adequate protection liens and adequate protection obligations granted under the Financing Orders in contravention of the lien priorities specified in Section 2.20;

(p) noncompliance by any Loan Party or any of its Subsidiaries (or any of the Verso Entities to the extent bound thereby) with the terms of the Interim Financing Order or, after entry thereof, the Final Financing Order;

(q) the Loan Parties or any of their Subsidiaries (or any direct or indirect parent of any Loan Party) or any of the Verso Entities, or any person claiming by or through any of the foregoing, shall obtain court authorization to commence, or shall commence, join in, assist or otherwise participate as an adverse party in any suit or other proceeding against any Agent or any of the Lenders regarding the Loan Documents, unless such suit or other proceeding is in connection with the enforcement of the Loan Documents against any of the Agents or Lenders; or

(r) (i) a plan of reorganization shall be confirmed in any of the Cases that is not an Acceptable Plan of Reorganization, or any order shall be entered which dismisses any of the Cases and which order (x) does not provide for termination of the unused commitments under the DIP Facilities and payment in full in cash of the Loan Parties’ obligations under the DIP Facilities, (y) does not provide for release and exculpatory provisions relating to the Agents, the Lead Arranger and the Lenders that are satisfactory to the Administrative Agent and (z) is not otherwise reasonably satisfactory to the Administrative Agent, or (ii) any of the Loan Parties or any of their subsidiaries (or any of their direct or indirect parents), or any Verso Entity, shall file, propose, support, or fail to promptly contest in good faith the filing or confirmation of such a plan or the entry of such an order.

In every event, and at any time thereafter during the continuance of such event, the Administrative Agent may, subject to Section 9.05, and at the request of the Required Lenders, shall, by notice to the Borrower, take any or all of the following actions, at the same or different times, in each case without further order or application of the Bankruptcy Court: (i) terminate forthwith the Commitments, (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower and the other Loan Parties accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower and the other Loan Parties, anything contained herein or in any other Loan Document to the contrary notwithstanding and (iii) whether or not the maturity of the Obligations shall have been accelerated pursuant hereto, proceed to protect, enforce and exercise all rights and remedies of any of the Agents or the Lenders under this Agreement, any of the other Loan Documents or applicable law, including, but not limited to, by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement and the other Loan Documents or any instrument pursuant to which the Obligations are evidenced, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of any of the Agents or the Lenders; provided that, with respect to the enforcement of the Liens purported to be created by any Security Document or exercise of any other rights or remedies with respect to the Collateral (including rights to set off or apply any amounts in any bank accounts that are a part of the Collateral), the Administrative Agent shall provide the Borrower with at least five (5) days’ written notice prior to taking the action contemplated thereby (and in any hearing after the giving of such notice, the only issue that may be raised by any party in opposition thereto being whether, in fact, an Event of Default has occurred and is continuing); provided, further, that no notice shall be required for any exercise of rights or remedies (x) to block or limit withdrawals from any bank accounts that are a part of the Collateral (including, without limitation, by sending any control activation notices to depositary banks pursuant to any control agreement), except that the Loan Parties shall be permitted to continue to use cash collateral in the ordinary course of business, including, without limitation, for the purchase and sale of raw materials and work-in-process and finished goods inventory from affiliates, during such 5-day notice period in accordance with the DIP Budget then in effect (without giving effect to any updates thereto after delivery of such notice, unless consented to by the Administrative Agent in its sole discretion, and subject to conditions to be agreed in the case of other payments to the Loan Parties’ affiliates or insiders) and to fund the Post-EoD Carve-Out Amount, and (y) in the event the Loan Obligations have not been repaid in full in cash on the Scheduled Termination Date.

Section 8.02 Restructuring Trigger Event. Upon the occurrence of any Restructuring Trigger Event (and regardless of whether such Restructuring Trigger Event is continuing at the time of such direction, unless it has been expressly waived by the Required Lenders for purposes of this Section 8.02), the Required Lenders shall have the right to direct the Borrower to immediately (a) commence a sale process with respect to one mill owned or operated by any of the Loan Parties and selected by the Required Lenders, which sale process shall be upon terms reasonably satisfactory to the Administrative Agent and the Required Lenders and shall be consummated no later than 120 days after such direction and/or (b) commence a process to sell substantially all the Borrower’s assets (in one transaction or a series of transactions), upon terms and conditions reasonably satisfactory to the Administrative Agent and the Required Lenders, any and all of which shall be consummated no later than 190 days after such direction.

ARTICLE 9

THE AGENTS

Section 9.01 Appointment.

(a) Each Lender (on behalf of itself and its Affiliates as potential counterparties to Hedging Agreements) hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, including without limitation as the Collateral Agent for such Lender and the other applicable Secured Parties under the applicable Security Documents and under the DIP Intercreditor Agreement and the Financing Orders, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. In addition, to the extent required under the laws of any jurisdiction other than the United States of America, each of the Lenders hereby grants to the Administrative Agent any required powers of attorney to execute any Security Document governed by the laws of such jurisdiction on such Lender’s behalf. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

(b) In furtherance of the foregoing, each Lender (on behalf of itself and its Affiliates as potential counterparties to Cash Management Agreements or Secured Hedging Agreements) hereby appoints and authorizes the Collateral Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Collateral Agent (and any Subagents appointed by the Collateral Agent pursuant to Section 9.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights or remedies thereunder at the direction of the Collateral Agent) shall be entitled to the benefits of this Article 9 (including, without limitation, Section 9.07) as though the Collateral Agent (and any such Subagents) were an “Agent” under the Loan Documents, as if set forth in full herein with respect thereto. The provisions of this Article 9 shall apply to the Collateral Agent to the same extent as they apply to the Administrative Agent, and the Collateral Agent shall be entitled to all rights, benefits and indemnities afforded to the Administrative Agent hereunder.

Section 9.02 Delegation of Duties. The Administrative Agent and the Collateral Agent may execute any of their respective duties under this Agreement and the other Loan Documents (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof)) by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care. Each Agent may also from time to time, when it deems it to be necessary or desirable, appoint one or more trustees, co-trustees, collateral co-agents, collateral subagents or attorneys-in-fact (each, a “Subagent”) with respect to all or any part of the Collateral; provided that no such Subagent shall be authorized to take any action with respect to any Collateral unless and except to the extent expressly authorized in writing by the Administrative Agent or the Collateral Agent. Should any instrument in writing from the

Borrower or any other Loan Party be required by any Subagent so appointed by an Agent to more fully or certainly vest in and confirm to such Subagent such rights, powers, privileges and duties, the Borrower shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by such Agent. If any Subagent, or successor thereto, shall die, become incapable of acting, resign or be removed, all rights, powers, privileges and duties of such Subagent, to the extent permitted by law, shall automatically vest in and be exercised by the Administrative Agent or the Collateral Agent until the appointment of a new Subagent. No Agent shall be responsible for the negligence or misconduct of any agent, attorney-in-fact or Subagent that it selects in accordance with the foregoing provisions of this Section 9.02 in the absence of the Administrative Agent’s gross negligence or willful misconduct.

Section 9.03 Exculpatory Provisions. None of the Agents, the Lead Arranger or their respective Affiliates or any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such person’s own gross negligence or willful misconduct (it being understood and agreed that the design, development, negotiation, documentation, closing, execution or implementation of the transfer or designation of the Roll-Up Loans in and of itself shall in no event be deemed to constitute gross negligence or willful misconduct for purposes hereof)) or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party. None of the Agents shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, (a) the Agents shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing, and (b) the Agents shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the person serving as such Agent or any of its Affiliates in any capacity. The Agents shall be deemed not to have knowledge of any Default or Event of Default unless and until written notice describing such Default or Event of Default is given to the Agents by the Borrower, Holdings or a Lender. Notwithstanding anything to the contrary herein, the Agents shall not be responsible for or have any duty or obligation to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral, (vi) the satisfaction of any condition set forth in Article 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent, or (vii) whether any Lender or Participant is or becomes an Ineligible Institution or otherwise monitoring or enforcing prohibitions on assignments and participations of Loans and Commitments to Ineligible Institutions.

Section 9.04 Reliance by Agents. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) or conversation believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to any Credit Event, that by its terms must be fulfilled to the satisfaction of a Lender, each Agent may presume that such condition is satisfactory to such Lender unless such Agent shall have received notice to the contrary from such Lender prior to such Credit Event. Each Agent may consult with legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. Each Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with such Agent. Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all or other Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all or other Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

Section 9.05 Notice of Default. Neither Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless such Agent has received written notice from a Lender, Holdings or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all or other Lenders); provided that unless and until the Administrative Agent shall have received such directions, each of the Agents may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

Section 9.06 Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, none of the Agents shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of such Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

Section 9.07 Indemnification. The Lenders agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by any Loan Party and without limiting the obligation of each Loan Party to do so), in the amount of its pro rata share (based on its aggregate outstanding Loans and unused Commitments hereunder determined at the time such indemnity is sought), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s gross negligence or willful misconduct (it being understood and agreed that (x) any action taken in accordance with the directions of the Required Lenders (or such other number or percentage of the Lenders as shall be required by the Loan Documents) or (y) the design, development, negotiation, documentation, closing, execution or implementation of the transfer or designation of the Roll-Up Loans, in any such case for purposes of this Section 9.07, shall in no event in and of itself be deemed to constitute gross negligence or willful misconduct). The failure of any Lender to reimburse any Agent promptly upon demand for its ratable share of any amount required to be paid by the Lenders to such Agent as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse such Agent for its ratable share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse such Agent for such other Lender’s ratable share of such amount. The agreements in this Section 9.07 shall survive termination of the NM Commitments and the payment of the Loans and all other amounts payable under any Loan Document.

Section 9.08 Agent in Its Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from, and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent. With respect to its Loans made or renewed by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

Section 9.09 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent and Collateral Agent upon 10 days’ notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent and Collateral Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 8.01(b) or (c) shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld, delayed or conditioned), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent and Collateral Agent, and the terms “Administrative Agent” and “Collateral Agent” shall mean such successor agent effective upon such appointment and approval, and the former Agent’s rights, powers and duties as an Agent shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent and Collateral Agent by the date that is 10 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s and Collateral Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent and Collateral Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Agent’s resignation as an Agent, the provisions of this Article 9 and Section 10.05 shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent under this Agreement and the other Loan Documents. Any releases, limitations on liability and other exculpatory provisions from time to time granted to or otherwise provided for the benefit of any successor or replacement Agent or any of its successors or assigns in such capacity shall, in addition to inuring to the benefit of such successor or replacement Agent, also inure to the benefit of any predecessor Agent, its Subagents (if any) and their respective Related Parties.

Section 9.10 Agents and Lead Arranger. Notwithstanding any other provision of this Agreement or any provision of any other Loan Document, each of the persons named on the cover page hereof as Bookrunner or Lead Arranger is named as such for recognition purposes only, and in its capacity as such shall have no rights, duties, responsibilities or liabilities with respect to this Agreement or any other Loan Document or any of the transactions contemplated hereby or thereby (including with respect to the design, development, negotiation, documentation, closing, execution or implementation of the transfer or designation of the Roll-Up Loans), except that each such person and its Affiliates shall be entitled to the rights expressly stated to be applicable to them in Sections 10.05, 10.08(c), 10.15 and 10.17 (subject to the applicable obligations and limitations as set forth therein).

Section 9.11 Secured Hedging Agreements and Secured Cash Management Agreements. (a) The Borrower and any Hedge Bank or Cash Management Bank (the “Secured Bank Product Counterparty”) may from time to time designate the obligations in respect of a Hedging Agreement or Cash Management Agreement to which they are parties as being “Secured Hedging Agreements” or “Secured Cash Management Agreements,” as applicable, upon written notice (a “Designation Notice”) to the Administrative Agent from the Borrower and the Secured Bank Product Counterparty, in form reasonably acceptable to the Administrative Agent, which Designation Notice shall include (i) a description of such Hedging Agreement or Cash Management Agreement and (ii) the maximum amount (expressed in Dollars) of the Hedge Termination Value or Cash Management Obligations thereunder, if any, that is elected by the Borrower and the Secured Bank Product Counterparty to constitute “Pari Passu Secured Bank Product Obligations”, not to exceed in the aggregate for all such designated Pari Passu Secured Bank Product Obligations, $5.0 million (the “Designated Pari Passu Amount” and such Secured Hedge Obligations or Cash Management Obligations (to the extent of the Designated Pari Passu Amount), “Pari Passu Secured Bank Product Obligations”).

(a) The Borrower and the applicable Secured Bank Product Counterparty may increase, decrease or terminate any Designated Pari Passu Amount in respect of a Hedging Agreement or Cash Management Agreement upon written notice to the Administrative Agent; provided that any increase in a Designated Pari Passu Amount shall be deemed to be a new designation of a Designated Pari Passu Amount pursuant to a new Designation Notice and shall be subject to the limitations set forth in Section 9.11(a). For the avoidance of doubt, Secured Hedge Obligations and Cash Management Obligations under any Hedging Agreement or Cash Management Agreement designated pursuant to this Section 9.11 in excess of the Designated Pari Passu Amount shall constitute Secured Hedge Obligations or Cash Management Obligations, as applicable, but shall be entitled to a lesser priority of payment as set forth in Section 2.15(b).

(b) No holder of Secured Hedge Obligations or Secured Cash Management Obligations that obtains the benefits of Section 2.15(b), any Guarantee of such obligations or any Collateral by virtue of the provisions hereof or of any other Loan Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article 9 to the contrary, (i) the Administrative Agent (including in its capacity as Collateral Agent) shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Hedge Obligations or Cash Management Obligations unless the Administrative Agent has received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the parties to the applicable agreements, and (ii) if Barclays (or an Affiliate thereof) is the Secured Bank Product Counterparty for any Secured Hedging Agreement or Secured Cash Management Agreement between Barclays (or such Affiliate) and any Loan Party, no Designation Notice shall be required to be delivered to the Administrative Agent in order for the Hedge Termination Value or Cash Management Obligations thereunder, if any, to constitute “Pari Passu Secured Bank Product Obligations”.

Section 9.12 Security Documents, Collateral Agent and Applicable Collateral Agent. Each Lender (on behalf of itself and its Affiliates as potential counterparties to Hedging Agreements) irrevocably authorizes the Collateral Agent, at its option and in its discretion, (i) to release any Lien on any property granted to or held by the Collateral Agent under any Loan Document (A) upon termination of the NM Commitments and payment in full in cash of all Obligations (other than in respect of contingent indemnification expense reimbursement obligations for which no claim has been made), (B) that is sold or to be sold, or disposed of or to be disposed of, as part of or in connection with any sale permitted hereunder or under any other Loan Document to a person that is not a Loan Party, or (C) if approved, authorized or ratified in writing in accordance with Section 10.08, (ii) to release any Subsidiary Loan Party from its obligations under the Loan Documents if such person ceases to be a Subsidiary Loan Party as a result of a transaction permitted hereunder, and (iii) to subordinate any Lien on any property granted to or held by any Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.02(h).

Section 9.13 Right to Realize on Collateral and Enforce Guarantees. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, including the Cases, (i) the Administrative Agent (irrespective of whether the principal of any Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower or any other Loan Party) shall be entitled and empowered, by intervention in such proceeding or otherwise (A) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of any or all of the Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Agents and any Subagents allowed in such judicial proceeding, and (B) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same, and (ii) any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under the Loan Documents. Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Anything contained in any of the Loan Documents to the contrary notwithstanding, the Borrower, the Administrative Agent, the Collateral Agent and each Secured Party hereby agree that (a) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee in respect of any Obligations, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Administrative Agent, on behalf of the Secured Parties in accordance with the terms hereof and all powers, rights and remedies under the Security Documents may be exercised solely by the Collateral Agent, and (b) in the event of a foreclosure or similar enforcement action by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition (including, without limitation, pursuant to Section 363(k), Section 1129(b)(2)(A)(ii) or otherwise of the Bankruptcy Code), the Administrative Agent, the Collateral Agent or any other Secured Party may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Collateral Agent, as agent for and representative of the Secured Parties (but not any Lender or other Secured Party or Secured Parties in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale or other disposition, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale or other disposition.

Section 9.14 Indemnification by the Lenders. Each Lender shall severally indemnify each Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified such Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.04(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by such Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by any Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Agents to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by any Agent to the Lender from any other source against any amount due to any Agent under this Section 9.14.

ARTICLE 10

MISCELLANEOUS

Section 10.01 Notices; Communications. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 10.01(b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier or other electronic means as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to any Loan Party, the Administrative Agent or the Collateral Agent, to the address, telecopier number, electronic mail address or telephone number specified for such person on Schedule 10.01; and

(ii) if to any Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

(b) Each Loan Party hereby agrees, unless directed otherwise by the Administrative Agent or unless the electronic mail address referred to below has not been provided by the Administrative Agent to the Borrower, that such Loan Party will, or will cause the Subsidiaries to, provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent or to the Lenders pursuant to the Loan Documents, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) is or relates to a Borrowing Request or a notice pursuant to Section 2.05, (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default or Event of Default under this Agreement or any other Loan Document, or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Borrowing or other extension of credit hereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium that is properly identified in a format acceptable to the Administrative Agent to an electronic mail address as directed by the Administrative Agent. In addition, each Loan Party agrees, and agrees to cause the Subsidiaries, to continue to provide the Communications to each Agent or to the Lenders, as the case may be, in the manner specified in the Loan Documents but only to the extent requested by the Administrative Agent. The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents. Each Lender agrees that receipt of notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such e-mail address.

(c) Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received. Notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in Section 10.01(b) above shall be effective as provided in such Section 10.01(b).

(d) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.

(e) Documents required to be delivered pursuant to Section 5.04 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically (including as set forth in Section 10.17) and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.01, or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that (A) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender, and (B) the Borrower shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the certificates required by Section 5.04(c) to the Administrative Agent. Except for such certificates required by Section 5.04(c), the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Section 10.02 Survival of Agreement. All covenants, agreements, representations and warranties made by the Loan Parties herein, in the other Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and shall survive the making by the Lenders of the Loans and the execution and delivery of the Loan Documents, regardless of any investigation made by such persons or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any Fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid and so long as the Commitments have not been terminated. Without prejudice to the survival of any other agreements contained herein, indemnification and reimbursement obligations contained herein (including pursuant to Sections 2.12, 2.14 and 10.05) shall survive the payment in full of the principal and interest hereunder and the termination or expiration of the Commitments or this Agreement.

Section 10.03 Binding Effect. This Agreement shall become effective when it shall have been executed by Holdings, the Borrower, the initial Subsidiary Loan Parties and the Agents and when the Administrative Agent shall have received copies hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of Holdings, the Borrower, each Subsidiary Loan Party, the Agents and each Lender and their respective permitted successors and assigns. This Agreement and the commitments of the Lenders hereunder shall automatically expire and terminate if (i) a counterpart of this Agreement has not been signed and delivered by each of the Loan Parties by February 12, 2016, and (ii) each of the other conditions precedent to the occurrence of the Closing Date set forth in Section 4.02 have not been satisfied, and the funding of the Initial NM Term Loans has not occurred, by February 17, 2016.

Section 10.04 Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) none of the Loan Parties may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 10.04. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in clause (c) of this Section 10.04), and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement or the other Loan Documents.

(a) (i) Subject to the conditions set forth in subclause (b)(ii) below, any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its NM Commitment and the Loans of any Class at the time owing to it but for the avoidance of doubt excluding, prior to the Roll-Up Date, any Roll-Up Entitlement) with the prior written consent (such consent not to be unreasonably withheld or delayed) of the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Loan to a Lender, an Affiliate of a Lender or an Approved Fund.

(i) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s NM Commitments or Loans under any Facility, the amount of the NM Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall be in an integral multiple of $1.0 million (or if less, the remaining NM Commitments and/or Loans of any assigning Lender) unless each of the Borrower and the Administrative Agent otherwise consent; provided that (1) no such consent of the Borrower shall be required if an Event of Default under Sections 8.01(b) or (c) has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds (with simultaneous assignments to or by two or more Related Funds treated as one assignment), if any;

(B) the parties to each assignment shall (1) execute and deliver to the Administrative Agent an Assignment and Acceptance via an electronic settlement system acceptable to the Administrative Agent or (2) if previously agreed with the Administrative Agent, manually execute and deliver to the Administrative Agent an Assignment and Acceptance, in each case together with a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent);

(C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and any tax forms required to be delivered pursuant to Section 2.14; and

(D) the Assignee shall not be (1) the Borrower or any of the Borrower’s Affiliates or Subsidiaries, (2) a Defaulting Lender or (3) a natural person.

For the purposes of this Section 10.04, “Approved Fund” means any person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender. Notwithstanding the foregoing or anything to the contrary herein, no Lender shall be permitted to assign or transfer any portion of its rights and obligations under this Agreement to (A) any Ineligible Institution, (B) any Defaulting Lender or any of its Subsidiaries, or any person who, upon becoming a Lender hereunder, would constitute any of the foregoing persons described in this clause (B), or (C) a natural person. Notwithstanding the foregoing, each Loan Party and the Lenders acknowledge and agree that the Administrative Agent shall not have any responsibility, duty or obligation to determine, ascertain or inquire into whether any Lender or potential Lender is or becomes an Ineligible Institution or to otherwise monitor or enforce prohibitions on assignments to Ineligible Institutions, and the Administrative Agent shall have no liability with respect to any assignment made to any Person that is or becomes an Ineligible Institution. Any assigning Lender shall, in connection with any potential assignment, provide to the Borrower a copy of its request (including the name of the prospective assignee) concurrently with its delivery of the same request to the Administrative Agent irrespective of whether or not an Event of Default under Section 8.01(b) or (c) has occurred and is continuing.

(ii) Subject to acceptance and recording thereof pursuant to clause (b)(v) below, from and after the effective date specified in each Assignment and Acceptance the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.12, 2.13, 2.14 and 10.05 (subject to the limitations and requirements of those Sections)); provided that an Assignee shall not be entitled to receive any greater payment pursuant to Section 2.14 than the applicable Assignor would have been entitled to receive had no such assignment occurred. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (c) of this Section 10.04.

(iii) The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the NM Commitments of, and principal and interest amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(iv) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an Assignee, the Assignee’s completed Administrative Questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 10.04(b), if applicable, and any written consent to such assignment required by Section 10.04(b) and any applicable tax forms, the Administrative Agent shall accept such Assignment and Acceptance and promptly record the information contained therein in the Register. No assignment, whether or not evidenced by a promissory note, shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this subclause (v).

(b) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its applicable NM Commitment, and the outstanding balances of its Loans, in each case without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Acceptance, (ii) except as set forth in clause (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of Holdings, the Borrower or any Subsidiary or the performance or observance by Holdings, the Borrower or any Subsidiary of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (iii) the Assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance; (iv) the Assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in Section 3.05(b) (or delivered pursuant to Section 5.04), and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (v) the Assignee will independently and without reliance upon the Agents, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) the Assignee appoints and authorizes each Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to such Agent by the terms of this Agreement, together with such powers as are reasonably incidental thereto; and (vii) the Assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Acceptance shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(c) (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities other than any Ineligible Institution (to the extent that the list of Ineligible Institutions has been made available to all Lenders) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its NM Commitment and the Loans of any Class at the time owing to it but for the avoidance of doubt excluding, prior to the Roll-Up Date, any Roll-Up Entitlement);

provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents; provided that (x) such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to Section 10.04(a)(i) or clauses (i), (ii), (iii), (v), (vi) or (vii) of the first proviso to Section 10.08(b) and (2) directly affects such Participant and (y) no other agreement with respect to amendment, modification or waiver may exist between such Lender and such Participant. Subject to clause (d)(iii) of this Section 10.04, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.12, 2.13 and 2.14 (subject to the limitations and requirements of those Sections and Section 2.16) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.04(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.06 as though it were a Lender; provided that such Participant shall be subject to Section 2.15(c) as though it were a Lender.

(i) Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register in the United States of America on which it enters the name and address of each Participant and the principal amounts and stated interest of each Participant’s interest in the Loans, Commitments or other obligations under the Loan Documents (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and each party hereto shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. Without limitation of the requirements of Section 10.04(d), no Lender shall have any obligation to disclose all or any portion of a Participant Register to any person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or other Loan Obligations under any Loan Document), except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other Loan Obligation is in registered form for U.S. federal income tax purposes or is otherwise required by applicable law.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.12, 2.13 or 2.14 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.14 to the extent such Participant fails to comply with Section 2.14(e) and (f) as though it were a Lender.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank and in the case of any Lender that is an Approved Fund, any pledge or assignment to any holders of obligations owed, or securities issued, by such Lender, including to any trustee for, or any other representative of, such holders, and this Section 10.04 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(e) The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in clause (d) above.

(f) Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Borrower or the Administrative Agent. Each of Holdings, the Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto and each Loan Party for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.

(g) Notwithstanding the foregoing, no assignment may be made or (to the extent that the list of Ineligible Institutions has been made available to all Lenders) participation sold to an Ineligible Institution; provided that each Loan Party and the Lenders acknowledge and agree that the Administrative Agent shall not have any responsibility, duty or obligation to determine, ascertain or inquire into whether any Lender, Participant, potential Lender or potential Participant is or becomes an Ineligible Institution or to otherwise monitor or enforce prohibitions on assignments and participations to Ineligible Institutions, and the Administrative Agent shall have no liability with respect to any assignment or participation made to any Person that is or becomes an Ineligible Institution.

(h) [Reserved].

(i) [Reserved].

(j) In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans; provided that notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this Section 10.04(k), then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Section 10.05 Expenses; Indemnity. (a) Each Loan Party agrees to pay (i) all reasonable and documented out-of-pocket expenses (including Other Taxes) incurred by each of the Agents, the Lead Arranger and the Lenders in connection with the preparation of this Agreement and the other Loan Documents, or by any of the Agents, the Lead Arranger and the Lenders in connection with the syndication of the Commitments or the administration of this Agreement (including expenses incurred in connection with due diligence), and initial and ongoing Collateral examination to the extent incurred with the reasonable prior approval of the Borrower and the reasonable fees, disbursements and charges for no more than one counsel in each jurisdiction where Collateral is located or in connection with the administration of this Agreement and any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the Transactions hereby contemplated shall be consummated), including the reasonable and documented fees, out-of-pocket charges and disbursements of (x) Skadden, Arps, Slate, Meagher & Flom LLP, counsel for the Administrative Agent and the Lead Arranger, and, if necessary, one local counsel for the Administrative Agent and the Lead Arranger per jurisdiction, (y) a single primary counsel for the Lenders and, if necessary one local counsel for the Lenders per jurisdiction, and (z) a single financial advisor for the Lenders, and (ii) all reasonable and documented out-of-pocket expenses (including Other Taxes) incurred by any Agent, the Lead Arranger or any Lender in connection with the enforcement or protection of their rights in connection with this Agreement and the other Loan Documents, in connection with the Loans made hereunder, including the fees, charges and disbursements of (x) counsel for the Administrative Agent (including any special and local counsel), (y) a single primary counsel for the Lenders and, if necessary one local counsel per jurisdiction, and (z) a single financial advisor for the Lenders. This Section 10.05(a) shall not be applicable with respect to costs and expenses incurred by any Lender in connection with any Roll-Up Challenge.

(a) Each Loan Party agrees to indemnify each of the Agents, the Lead Arranger, each Lender, each of their respective Affiliates and each of their respective directors, trustees, officers, employees, agents, trustees and advisors (each such person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable and documented fees, out-of-pocket charges and disbursements of one counsel (except the allocated costs of in-house counsel) for all such Indemnitees (plus one local counsel in each applicable jurisdiction and, in the event of an actual or perceived conflict of interest, additional counsel appointed with the consent of the Borrower such consent not to be unreasonably withheld or delayed), incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto and thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated hereby, (ii) the use of the proceeds of the Loans, or (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto and regardless of whether such matter is initiated by a third party or by Holdings, the Borrower or any of their subsidiaries or Affiliates; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee (for purposes of this proviso only, each of the Agents, the Lead Arranger, or any Lender shall be treated as several and separate Indemnitees, but each of them together with its respective Related Parties, shall be treated as a single Indemnitee) (it being understood and agreed that the design, development, negotiation, documentation, closing, execution or implementation of the transfer or designation of the Roll-Up Loans in and of itself shall in no event be deemed to constitute bad faith, gross negligence or willful misconduct for purposes hereof). Subject to and without limiting the generality of the foregoing sentence, each Loan Party agrees to indemnify each Indemnitee against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable and documented counsel or consultant fees, out-of-pocket charges and disbursements (limited to not more than one counsel, plus, if necessary, one local counsel per jurisdiction) (except the allocated costs of in-house counsel), incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (A) any Environmental Laws and related in any way to Holdings, the Borrower or any of their respective Subsidiaries, or (B) any actual or alleged presence, Release or threatened Release of Hazardous Materials at, under, on, from or to any property related in any way to Holdings, the Borrower or any of their respective Subsidiaries; provided that such indemnity shall not, as to any Indemnitee, be available (i) to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee or any of its Related Parties, (ii) to the extent arising from a material breach of any such Indemnitee’s obligations under the Loan Documents, as determined by a final, non-appealable judgment of a court of competent jurisdiction, or (iii) to the extent arising out of any claim, litigation, investigation or proceeding that does not involve an act or omission of the Loan Parties or any of their affiliates and that is brought by an Indemnitee against any other Indemnitee (other than claims against an Indemnitee in its capacity or in fulfilling its role as Administrative Agent, Collateral Agent or Lead Arranger

or any similar role under the Loan Documents). None of the Indemnitees (or any of their respective affiliates) shall be responsible or liable to the Fund, Holdings, the Borrower or any of their respective subsidiaries, Affiliates or stockholders or any other person or entity for any special, indirect, consequential or punitive damages, which may be alleged as a result of the Facility or the Transactions. The provisions of this Section 10.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of any Agent, the Lead Arranger or any Lender. All amounts due under this Section 10.05 shall be payable on written demand therefor accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested.

(b) Except as expressly provided in Section 10.05(a) with respect to Other Taxes, which shall not be duplicative with any amounts paid pursuant to Section 2.14, this Section 10.05 shall not apply to any Taxes (other than Taxes that represent losses, claims, damages, liabilities and related expenses resulting from a non-Tax claim).

(c) To the fullest extent permitted by applicable law, Holdings, the Borrower and their respective subsidiaries shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(d) The agreements in this Section 10.05 shall survive the resignation of any Agent, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations and the termination of this Agreement.

(e) Notwithstanding anything to the contrary in this Section 10.05, the indemnity and agreement to hold harmless set forth in Section 10.05(b) shall with respect to the Indemnitees (other than the Agents, the Lead Arranger, each of their respective Affiliates and each of their respective directors, trustees, officers, employees, agents, trustees and advisors), exclude any liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including attorney costs) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with the design, development, negotiation, documentation, closing, execution or implementation of the transfer or designation of the Roll-Up Loans or the effect, operation, performance or enforcement of the provisions under the Loan Documents with regard to the Roll-Up Loans (including the receipt of payment in respect thereof) (each, a “Roll-Up Challenge”).

Section 10.06 Right of Set-Off. Subject to the Financing Orders, if an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of Holdings, the Borrower or any Subsidiary against any of and all the obligations of any Loan Party now or hereafter existing under this Agreement or any other Loan Document held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such other Loan Document and although the obligations may be unmatured. The rights of each Lender under this Section 10.06 are in addition to other rights and remedies (including other rights of set-off) that such Lender may have.

Section 10.07 APPLICABLE LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (OTHER THAN AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK AND (TO THE EXTENT APPLICABLE) THE BANKRUPTCY CODE.

Section 10.08 Waivers; Amendment. (a) No failure or delay of any Agent or any Lender in exercising any right or power hereunder or under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of each Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by Holdings, the Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by clause (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on Holdings, the Borrower or any other Loan Party in any case shall entitle such person to any other or further notice or demand in similar or other circumstances.

(a) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (x) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Holdings, the Borrower and the Required Lenders, and (y) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by each party thereto and the Administrative Agent and consented to by the Required Lenders; provided, however, that no such agreement shall:

(i) decrease or forgive the principal amount of, or extend the final maturity of (other than as expressly contemplated in clause (b) of the definition of “Maturity Date”), or decrease the rate of interest on, any Loan, without the prior written consent of each Lender directly affected thereby;

(ii) increase or extend the NM Commitment of any Lender, or decrease Fees of any Lender without the prior written consent of each Lender directly affected thereby (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the aggregate NM Commitments shall not constitute an increase of the NM Commitments of any Lender);

(iii) extend any date on which payment of interest on any Loan or any Fees is due, without the prior written consent of each Lender adversely affected thereby;

(iv) amend or modify the provisions of this Section 10.08 or the definition of the terms “Required Lenders”, “Majority Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the prior written consent of each Lender adversely affected thereby (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Loans and Commitments are included on the Closing Date);

(v) release all or substantially all the Collateral or release any of Holdings, the Borrower or all or substantially all of the Subsidiary Loan Parties from their respective Guarantees under the applicable Security Document, unless, in each case, any assets or Equity Interests are sold or otherwise disposed of in a transaction permitted by this Agreement, without the prior written consent of each Lender, except in connection with a “credit bid” undertaken by the Collateral Agent at the direction of the Required Lenders pursuant to Section 363(k), Section 1129(b)(2)(A)(ii) or otherwise under the Bankruptcy Code or other sale or disposition of assets in connection with an enforcement action with respect to the Collateral permitted pursuant to the Loan Documents (in which case only the consent of the Required Lenders will be needed for such release); or

(vi) change the order of application of proceeds of Collateral set forth in Section 2.15(b) or modify the ratable sharing or payments required thereby without the prior written consent of each Lender directly adversely affected thereby;

provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Collateral Agent hereunder without the prior written consent of the Administrative Agent or the Collateral Agent acting as such at the effective date of such agreement, as applicable. Each Lender shall be bound by any waiver, amendment or modification authorized by this Section 10.08 and any consent by any Lender pursuant to this Section 10.08 shall bind any assignee of such Lender.

Except as otherwise expressly provided above, for purposes of determining compliance with the conditions specified in Article 4 or any other matter (excluding any amendment or modification of any provision of this Agreement pursuant to this Section 10.08) requiring the approval, consent or satisfaction of the Required Lenders under this Agreement, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender specifying its objection thereto.

(b) Without the consent of the Lead Arranger or any Lender, the Loan Parties and the Administrative Agent may (in their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment, modification or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable law or this Agreement.

(c) Notwithstanding the foregoing (but without limiting the rights of the Lenders and the Agents under the provisos to the preceding clause (b)), this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent, Holdings and the Borrower (i) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Loans and the accrued interest and fees in respect thereof and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

(d) Notwithstanding anything to the contrary contained herein, the reallocation of the Roll-Up Entitlements pursuant to Section 2.01(d) shall not require the consent or approval of any Lender.

(e) Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that (1) the Commitment of such Lender may not be increased or extended without the consent of such Lender, (2) the date on which payment of interest on any Loan or any fees is due may not be extended without the prior written consent of such Lender, to the extent such Lender is adversely affected thereby, and (3) this Section 10.08 may not be amended or modified without the prior written consent of such Lender to the extent such Lender is adversely affected thereby.

(f) The Administrative Agent and Collateral Agent may, with the consent of the Borrower only, amend, modify or supplement this Agreement to cure any ambiguity, omission, defect or inconsistency, so long as such amendment, modification or supplement does not adversely affect the rights of any Lender.

Section 10.09 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the applicable interest rate, together with all fees and charges that are treated as interest under applicable law (collectively, the “Charges”), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by any Lender, shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by such Lender in accordance with applicable law, the rate of interest payable hereunder, together with all Charges payable to such Lender, shall be limited to the Maximum Rate; provided that such excess amount shall be paid to such Lender on subsequent payment dates to the extent not exceeding the legal limitation.

Section 10.10 Entire Agreement. This Agreement, the other Loan Documents and the agreements regarding certain Fees referred to herein constitute the entire contract between the parties relative to the subject matter hereof. Any previous agreement among or representations from the parties or their Affiliates with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Notwithstanding the foregoing, the Engagement Letter (including Annex A thereto but excluding, after the occurrence of the Closing Date and initial funding hereunder, such provisions expressly identified therein as terminating in accordance with the terms of the Engagement Letter) and the Agent Fee Letter shall survive the execution and delivery of this Agreement and the occurrence of the Closing Date and remain in full force and effect. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

Section 10.11 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.11.

Section 10.12 Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 10.13 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute but one contract, and shall become effective as provided in Section 10.03. Delivery of an executed counterpart to this Agreement by facsimile transmission (or other electronic transmission (e.g., a “pdf” or “tif”) pursuant to procedures approved by the Administrative Agent) shall be as effective as delivery of a manually signed original.

Section 10.14 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Section 10.15 Jurisdiction; Consent to Service of Process. (a) EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR TORT OR OTHERWISE, AGAINST ANY AGENT, ANY LENDER, THE LEAD ARRANGER, ANY OTHER SECURED PARTY OR ANY RELATED PARTY OF ANY OF THE FOREGOING, IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN A FORUM OTHER THAN THE BANKRUPTCY COURT (OR, IF THE BANKRUPTCY COURT DOES NOT HAVE (OR ABSTAINS FROM) JURISDICTION, THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY, AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT ANY AGENT, THE LEAD ARRANGER, ANY LENDER OR OTHER SECURED PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE LOAN PARTIES OR THEIR PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(a) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in the Bankruptcy Court or any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Section 10.16 Confidentiality. Each of the Lenders and each of the Agents agrees that it shall maintain in confidence any information relating to Holdings, the Borrower and any Subsidiary furnished to it by or on behalf of Holdings, the Borrower or any Subsidiary (other than information that (a) has become generally available to the public other than as a result of a disclosure by such party, (b) has been independently developed by such Lender or such Agent without violating this Section 10.16 or (c) was available to such Lender or such Agent from a third party having, to such person’s knowledge, no obligations of confidentiality to Holdings, the Borrower or any other Loan Party) and shall not reveal the same other than to its directors, trustees, officers, employees and advisors with a need to know and any numbering, administration or settlement service providers or to any person that approves or administers the Loans on behalf of such Lender (so long as each such person shall have been instructed to keep the same confidential in accordance with this Section 10.16), except: (A) to the extent necessary to comply with law or any legal process or the requirements of any Governmental Authority, the National Association of Insurance Commissioners or of any securities exchange on which securities of the disclosing party or any Affiliate of the disclosing party are listed or traded, (B) as part of normal reporting or review procedures to, or examinations by, Governmental Authorities or self-regulatory authorities, including the National Association of Insurance Commissioners or the Financial Industry Regulatory Authority, (C) to its parent companies and Affiliates and its and their respective agents, advisors or auditors (so long as each such person shall have been instructed to keep the same confidential in accordance with this Section 10.16), (D) in order to enforce its rights under any Loan Document in a legal proceeding, (E) to any pledgee under Section 10.04(d) or any other prospective assignee of, or prospective Participant in, any of its rights under this Agreement (so long as such person shall have been instructed to keep the same confidential in accordance with this Section 10.16) and (F) to any direct or indirect contractual counterparty in Hedging Agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section 10.16). Notwithstanding anything to the contrary set forth herein, each party (and each of their respective employees, representatives or other agents) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions and other tax analyses) that are provided to any such party relating to such tax treatment and tax structure. However, any information relating to the tax treatment or tax structure shall remain subject to the confidentiality provisions hereof (and the foregoing sentence shall not apply) to the extent reasonably necessary to enable the parties hereto, their respective Affiliates and their respective Affiliates’ directors and employees to comply with applicable securities laws. For this purpose, “tax structure” means any facts relevant to the federal income tax treatment of the transactions contemplated by this Agreement but does not include information relating to the identity of any of the parties hereto or any of their respective Affiliates.

Section 10.17 Platform; Borrower Materials.

(a) Each Loan Party hereby acknowledges that (i) the Administrative Agent and/or the Lead Arranger will make available to the Lenders materials and/or information provided by or on behalf of any Loan Party hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”), and (ii) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower, Verso Corporation or any of their subsidiaries or their respective securities) (each, a “Public Lender”). Each Loan Party hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (iii) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (iv) by marking Borrower Materials “PUBLIC,” the Loan Parties shall be deemed to have authorized the Agents, the Lead Arranger and the Lenders to treat such Borrower Materials as either publicly available information or not material information (although it may be sensitive and proprietary) with respect to the Borrower, Verso Corporation or any of their subsidiaries or their respective securities for purposes of United States Federal and state securities laws, (v) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”, and (vi) the Administrative Agent and the Lead Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

(b) THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS RELATED PARTIES WARRANTS THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EACH EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, WHETHER OR NOT BASED ON STRICT LIABILITY AND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY SUCH PERSON IS FOUND IN A FINAL RULING BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH PERSON’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

Section 10.18 Release of Liens and Guarantees. In the event that any Loan Party conveys, sells, leases, assigns, transfers or otherwise disposes of all or any portion of any of the Equity Interests of any Subsidiary Loan Party or any assets to a person that is not (and is not required to become) a Loan Party in a transaction not prohibited by Section 6.05, any Liens created by any Loan Document in respect of such Equity Interests or assets shall be automatically released and the Administrative Agent shall promptly (and the Lenders hereby authorize the Administrative Agent and/or the Collateral Agent to) take such action and execute any such documents as may be reasonably requested by Holdings or the Borrower and at the Borrower’s expense to release any Liens created by any Loan Document in respect of such Equity Interests or assets, and, in the case of a disposition of the Equity Interests of any Subsidiary Loan Party in a transaction permitted by Section 6.05, and as a result of which such Subsidiary Loan Party would cease to be a Subsidiary Loan Party, such Subsidiary Loan Party’s obligations under its Guarantee shall be automatically terminated and the Administrative Agent and/or the Collateral Agent shall promptly (and the Lenders hereby authorize the Administrative Agent and/or the Collateral Agent to) take such action and execute any such documents as may be reasonably requested by Holdings or the Borrower to terminate such Subsidiary Loan Party’s obligations under its Guarantee. In addition, the Administrative Agent and/or the Collateral Agent agrees to take such actions as are reasonably requested by Holdings or the Borrower and at the Borrower’s expense to terminate the Liens and security interests created by the Loan Documents when all the Obligations (other than in respect of contingent indemnification and expense reimbursement obligations for which no claim has been made) are paid in full. Without limiting the generality of the foregoing, the Administrative Agent and/or the Collateral Agent shall promptly (and the Lenders hereby authorize the Administrative Agent and/or the Collateral Agent to) take such action and execute any such documents as may be reasonably requested by any Loan Party to facilitate the Permitted Land Swaps, such documents to include (i) releases and subordinations of Liens created by any Loan Documents in respect of Real Property, easements, and related instruments to be conveyed, granted, or entered into in connection therewith, and (ii) land division and consolidation instruments (including certified survey maps) in respect thereof. Promptly following the completion of the Permitted Land Swaps, the affected Loan Party(ies) will take such action and execute any such documents as may be reasonably requested by the Administrative Agent and/or the Collateral Agent to subject any Real Property so acquired by such Loan Party(ies) to any Liens created by any Loan Documents.

Section 10.19 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of any Loan Party in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from any Loan Party in the Agreement Currency, such Loan Party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the person to whom such obligation was owing against such loss.

Section 10.20 USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Loan Party that pursuant to the requirements of the USA PATRIOT Act (the “Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the USA PATRIOT Act.

Section 10.21 [Reserved].

Section 10.22 Agency of the Borrower for the Loan Parties. Each of the other Loan Parties hereby appoints the Borrower as its agent for all purposes relevant to this Agreement and the other Loan Documents, including the giving and receipt of notices and the execution and delivery of all documents, instruments and certificates contemplated herein and therein and all modifications hereto and thereto.

Section 10.23 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a)(i) no fiduciary, advisory or agency relationship between such Loan Party and its Subsidiaries and any Agent or any Lender is intended to be or has been created in respect of the transactions contemplated hereby or by the other Loan Documents, irrespective of whether any Agent or any Lender has advised or is advising any Loan Party, any Subsidiary or any of their Affiliates on other matters, (ii) the arranging and other services regarding this Agreement provided by the Agents and the Lenders are arm’s-length commercial transactions between any Loan Party and its Affiliates, on the one hand, and the Agents and the Lenders, on the other hand, (iii) each Loan Party has consulted its own legal, accounting, regulatory and tax advisors to the extent that it has deemed appropriate and (iv) each Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; and (b)(i) the Agents and the Lenders each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other person; (ii) none of the Agents nor the Lenders has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Agents and the Lenders and their respective Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and none of the Agents and the Lenders has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, each Loan Party hereby waives and releases any claims that it may have against the Agents and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 10.24 Inconsistency. In the event of any inconsistency between the provisions of this Agreement and the Interim Financing Order (and, when applicable, the Final Financing Order), the provisions of Interim Financing Order (and, when applicable, the Final Financing Order) shall govern.

Section 10.25 Acknowledgment and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

Section 10.26 Marshalling; Payments Set Aside. Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Loan Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any payment or other distribution by or on behalf of any Loan Party is made to any Agent or any other Secured Party (or to any Agent, on behalf of any of the Secured Parties), or any Agent or any other Secured Party enforces any security interests or exercises its right of setoff, and such payment or distribution or the proceeds of such enforcement or setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such other Secured Party in its discretion) to be repaid to a trustee, receiver or any other party, in connection with the Cases or any other proceeding under any Debtor Relief Law, any other state, provincial or federal law, common law or any equitable cause or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment(s) or distribution(s), as applicable, had not been made or such enforcement or setoff had not occurred, and (b) each Secured Party severally agrees to pay to such Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by such Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect; provided that this Section 10.26 shall not apply to any payment or distribution in respect of a Roll-Up Challenge.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first written above.

NEWPAGE INVESTMENT COMPANY LLC
NEWPAGE CORPORATION
ESCANABA PAPER COMPANY
LUKE PAPER COMPANY
NEWPAGE CONSOLIDATED PAPERS INC.
NEWPAGE WISCONSIN SYSTEM INC.
RUMFORD PAPER COMPANY
WICKLIFFE PAPER COMPANY LLC

By:	/s/ Allen J. Campbell
Name:	Allen J. Campbell
Title:	Chief Financial Officer

[Signature Page to DIP Term Loan Agreement]

BARCLAYS BANK PLC, as Administrative Agent, Collateral Agent and as a Lender

By:	/s/ Marguerite Sutton
Name:	Marguerite Sutton
Title:	Vice President

[Signature Page to DIP Term Loan Agreement]